As filed with the Securities and Exchange Commission on May 1, 2012
 Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Madison County Financial, Inc. and
Madison County Bank 401(k) Plan
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

111 West Third Street
Madison, Nebraska  68748
(402) 454-6511
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Mr. David J. Warnemunde
President and Chief Executive Officer
111 West Third Street
Madison, Nebraska  68748
(402) 454-6511
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
Eric Luse, Esq. Steven T. Lanter, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, D.C. 20015 (202) 274-2000	Beth A. Freedman Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	4,298,125	$10.00	$42,981,250 (1)	$4,926
Participation interests	301,184 interests			(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
The securities of Madison County Financial, Inc. to be purchased by the Madison County Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Madison County Financial, Inc.
(Proposed Holding Company for Madison County Bank)
Up to 3,737,500 Shares of Common Stock

Madison County Financial, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Madison County Holding Company, MHC from the mutual to the stock form of organization.  All shares of common stock are being offered for sale at a price of $10.00 per share.  We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “MCBK” upon conclusion of the stock offering.  There is currently no public market for the shares of our common stock.

We are offering up to 3,737,500 shares of common stock for sale on a best efforts basis.  We may sell up to 4,298,125 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers.  We must sell a minimum of 2,762,500 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.”  Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” to be managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares.  The maximum number of shares of common stock that an individual can order is 35,000 shares ($350,000). The maximum number of shares of common stock that an individual can order together with an associate or group of persons acting in concert is 210,000 shares ($2,100,000).  The offering is expected to expire at 12:00 noon, Central Time, on [expire date].  We may extend this expiration date without notice to you until [extend date 1], or such later date as the Federal Reserve Board may approve, to the extent such approval is required, which may not be beyond [extend date 2].  Once submitted, orders are irrevocable.  However, if the offering is extended beyond [extend date 1], or the number of shares of common stock to be sold is increased to more than 4,298,125 shares or decreased to fewer than 2,762,500 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders.  Funds received during the offering will be held in a segregated account at Madison County Bank, and will earn interest at 0.25% per annum, which is our current money market savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis.  Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale.  Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

Upon completion of the conversion, Madison County Financial, Inc. will be a savings and loan holding company registered with the Federal Reserve Board, and will be subject to regulations, examinations, supervision and reporting requirements of the Federal Reserve Board.  See “Supervision and Regulation” for more information.

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors” beginning on page 11.

OFFERING SUMMARY
Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	2,762,500	3,250,000	3,737,500	4,298,125
Gross offering proceeds	$27,625,000	$32,500,000	$37,375,000	$42,981,250
Estimated offering expenses (excluding selling agent fees)	$925,000	$925,000	$925,000	$925,000
Estimated selling agent fees(1) (2)	$380,188	$436,250	$492,313	$556,784
Estimated net proceeds	$26,319,813	$31,138,750	$35,957,688	$41,499,466
Estimated net proceeds per share	$9.53	$9.58	$9.62	$9.66

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

(2)
If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employee stock ownership plan and shares purchased by insiders of Madison County Financial, Inc., for which no selling agent commissions would be paid, the maximum selling agent commissions and expenses would be $1.4 million at the minimum, $1.7 million at the midpoint, $2.0 million at the maximum and $2.3 million at the maximum, as adjusted. See “The Conversion; Plan of Distribution–Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the event that shares are sold in a syndicated community offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at (877) ____-______.

Keefe, Bruyette & Woods

The date of this prospectus is ____________, 2012.

[MAP SHOWING MARKET AREA APPEARS ON INSIDE FRONT COVER]

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Madison County Financial, Inc., Madison County Bank, Madison County Holding Company, MHC and Madison County Financial Corporation, unless the context indicates another meaning.

Madison County Bank

Madison County Bank is a federally chartered savings bank headquartered in Madison, Nebraska, which is located in the northeastern part of Nebraska, approximately 120 miles northwest of Omaha and 100 miles southwest of Sioux City, Iowa.  Madison County Bank was organized in 1888 under the name The Madison County Building and Loan Association and has operated continuously in Madison County, Nebraska since its founding. We reorganized into the mutual holding company structure in 2004 by forming Madison County Holding Company, MHC, our federally chartered mutual holding company.  Madison County Holding Company, MHC owns 100% of the outstanding shares of common stock of Madison County Financial Corporation, a federal stock corporation, which in turn owns 100% of the outstanding shares of common stock of Madison County Bank.

Our market area which is located in northeast Nebraska is primarily rural in nature with the economy supported by agriculture (primarily corn, soybeans and livestock production), and to a lesser extent manufacturing (including steel production and fabrication), meat packing activity, healthcare, and education.  Norfolk, Nebraska, which is approximately 15 miles from our headquarters in Madison, Nebraska, is the regional economic hub and predominant location for medical, financial and retail services for northeast Nebraska.

We provide financial services to individuals, families and businesses through our six banking offices located in the Nebraska counties of Cedar, Boone, Knox, Madison and Pierce. See “Business of Madison County Bank.” Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, and to a lesser extent, borrowings, in agricultural real estate loans, one- to four-family residential real estate loans, agricultural and commercial non-real estate loans, commercial and multi-family real estate loans, and, to a lesser extent, consumer loans.  We also purchase investment securities consisting primarily of securities issued by the United States Treasury and government sponsored entities and municipalities, including counties, cities, school districts and other political subdivisions in Nebraska and South Dakota.  At December 31, 2011, we had total assets of $238.7 million, total deposits of $179.2 million and total equity of $30.1 million.

We are highly dependent upon on our management team, including our President and Chief Executive Officer, David J. Warnemunde, who has been employed with Madison County Bank since 1992 and has served in his current positions since 1994, our Senior Vice President and General Counsel, Daniel A. Fullner, who has been employed with Madison County Bank since 1992 and has served in his current positions since 1992 and our Chief Financial Officer, Brenda L. Borchers, who has been employed with Madison County Bank since 1981 and has served in roles of increasing importance at the Bank since that time including her current position since 2012.

Madison County Bank’s executive offices are located at 111 West Third Street, Madison, Nebraska 68748.  Our telephone number at this address is (402) 454-6511.  Our website address is www.madisoncountybank.com.  Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Madison County Financial, Inc.

Madison County Financial, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Madison County Bank upon completion of the mutual-to-stock conversion and the offering.  Madison County Financial, Inc. was incorporated on April 23, 2012 and has not engaged in any business to date.

Our executive offices are located at 111 West Third Street, Madison, Nebraska 68748.  Our telephone number at this address is (402) 454-6511.

Business Strategy

Our current business strategy is to operate as a well-capitalized and profitable community bank dedicated to serving the needs of our consumer and business customers by offering a broad range of products and services while emphasizing personalized and efficient customer service. Highlights of our current business strategy include, subject to market conditions:

●	Focusing on the origination of agricultural real estate loans and one- to four family residential real estate loans;

●	Increasing the originations of our agricultural and commercial non-real estate loans;

●	Maintaining our strong asset quality;

●
Managing interest rate risk, including following our strategy of selling into the secondary market our fixed-rate one- to four-family residential real estate loans with terms of greater than 15 years, while attempting to maximize, to the extent practicable, our net interest margin;

●	Continuing to emphasize operating efficiencies and cost control; and

●	Executing our cross-marketing strategy to enhance our profile in our market area, increasing our relationships with small- to mid-sized businesses and professionals, and building our core deposits.

These strategies are intended to guide our investment of the net proceeds of the offering.  We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

●	to increase our capital to enhance our financial strength and to support lending and deposit growth;

●	to enhance our lending capacity by increasing our regulatory lending limits;

●
to provide greater flexibility to structure and finance opportunities to expand into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions; and

●	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

We believe the stock form of organization will provide the additional resources to enable the expansion of the products and services we offer our customers. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while remaining an independent community bank.

As of December 31, 2011, Madison County Bank was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation to raise capital.  The proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Terms of the Conversion and the Offering

We are offering between 2,762,500 and 3,737,500 shares of common stock to eligible depositors of Madison County Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to the general public.  The number of shares of common stock to be sold may be increased to up to 4,298,125 as a result of demand for the shares or changes in the market for financial institution stocks.  Unless the number of shares of common stock to be offered is increased to more than 4,298,125 or decreased to less than 2,762,500, or the offering is extended beyond [extend date 1], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00.  Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

●	First, to depositors of Madison County Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2010.

●
Second, to Madison County Bank’s tax-qualified employee benefit plans (including the employee stock ownership plan that we are establishing in connection with the conversion), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering.  We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering.

●	Third, to depositors of Madison County Bank with aggregate account balances of at least $50 as of the close of business on __________, 2012.

●	Fourth, to depositors of Madison County Bank as of __________, 2012.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons (including trusts of natural persons) residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce.

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Madison County Financial, Inc. assuming the conversion and the offering are completed.  RP Financial, LC, our independent appraiser, has estimated that, as of March 23, 2012, this market value ranged from $27.6 million to $37.4 million, with a midpoint of $32.5 million.  Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,762,500 shares to 3,737,500 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock.  Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, will be combined with your purchases and may not exceed 210,000 shares ($2,100,000):

●	your spouse or relatives of you or your spouse living in your house;

●	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

●	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution – Limitations on Common Stock Purchases.”

How We Intend to Use the Proceeds From the Offering

Assuming we sell 4,298,125 shares of common stock in the stock offering (the adjusted maximum of the offering range), and we have net proceeds of $41.5 million, we intend to distribute the net proceeds as follows:

●	$20.8 million (50.0% of the net proceeds) will be invested in Madison County Bank;

●	$3.4 million (8.3% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

●	$17.3 million (41.7% of the net proceeds) will be retained by us.

We may use the funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  Madison County Bank may use the proceeds it receives from Madison County Financial, Inc. to support increased lending and other products and services, and to repay short-term borrowings.  The net proceeds retained by Madison County Financial, Inc. and Madison County Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions or branch offices.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and other securities consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, a completed and signed original stock order and certification form, together with full payment for the shares of common stock must be received (not post marked) by the stock information center no later than 12:00 noon, Central Time, on [expire date].  You may submit your order form and payment by mail using the return envelope provided, by bringing your stock order form to our Stock Information Center or to any of our branch offices, or by overnight delivery to the indicated address on the order form.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,762,500 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

●	increase the purchase limitations; and/or

●
seek the approval, to the extent required, of the Federal Reserve Board, to extend the offering beyond [extend date 1], so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC will update its appraisal before we complete the offering.  If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC determines that our pro forma market value has increased, we may sell up to 4,298,125 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $27.6 million or above $43.0 million, then, after consulting with the Federal Reserve Board, we may:

●	terminate the stock offering and promptly return all funds;

●	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Madison County Financial, Inc.’s common stock; or

●	take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board, and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Madison County Holding Company, MHC that is being called to vote upon the conversion, and at any time after member approval with the approval, to the extent such approval is required, of the Federal Reserve Board.

We must sell a minimum of 2,762,500 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 310,000 shares of common stock in the offering, or 11.2% of the shares to be sold at the minimum of the offering range.  Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers, generally, will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 299,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion.  Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion.  If presented more than 12 months after the completion of the conversion, these plans would require the approval by a majority of votes cast of our stockholders; otherwise, they would require the approval by a majority of votes eligible to be cast of our stockholders.  Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting.  See “Management of Madison County Financial, Inc. – Stock-Based Benefit Plans.”  For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering for key employees and directors.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in Madison County Financial, Inc.  If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in Madison County Financial, Inc.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering.  The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.  A portion of the stock award and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or			Dilution
	Purchased(3)			Resulting	Value of Grants (1)
			As a	From
	At	At	Percentage	Issuance of	At	At
	Minimum	Maximum	of Common	Shares for	Minimum	Maximum
	of Offering	of Offering	Stock to be	Stock Benefit	Offering	Offering
	Range	Range	Issued (2)	Plans	Range	Range
					(Dollars in thousands)

Employee stock ownership plan	221,000	299,000	8.00%	—	$2,210,000	$2,990,000
Stock awards	110,500	149,500	4.00	3.8%	1,105,000	1,495,000
Stock options	276,250	373,750	10.00	9.1%	872,950	1,181,050
Total	607,750	822,250	22.00%	12.3%	$4,187,950	$5,666,050

(1)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $3.16 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 1.89%; and a volatility rate of 19.34% based on an index of publicly traded thrift institutions.  The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)
For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Madison County Bank has tangible capital of 10.0% or more following the conversion

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Madison County Financial, Inc.) as of the date grants are made.  The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

				171,925 Shares
	110,500 Shares	130,000 Shares	149,500 Shares	Awarded at Maximum of
	Awarded at Minimum	Awarded at Midpoint	Awarded at Maximum	Offering Range, As
Share Price	of Offering Range	of Offering Range	of Offering Range	Adjusted
(In thousands, except share price information)

$8.00	$884	$1,040	$1,196	$1,375
10.00	1,105	1,300	1,495	1,719
12.00	1,326	1,560	1,794	2,063
14.00	1,547	1,820	2,093	2,407

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Madison County Financial, Inc. on the date the options are granted.  The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted.  The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	276,250 Options at Minimum of Range	325,000 Options at Midpoint of Range	373,750 Options at Maximum of Range	429,813 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)

$8.00	$2.53	$699	$822	$946	$1,087
10.00	3.16	873	1,027	1,181	1,358
12.00	3.79	1,047	1,232	1,417	1,629
14.00	4.42	1,221	1,437	1,652	1,900

The tables presented above are provided for informational purposes only.  There can be no assurance that our stock price will not trade below $10.00 per share.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 11.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be traded and listed for trading on the Nasdaq Capital Market under the symbol “MCBK”.  See “Market for the Common Stock.”

Our Policy Regarding Dividends

Our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.  See “Our Policy Regarding Dividends.”

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

●
the plan of conversion and reorganization is approved by a majority of votes eligible to be cast by members of Madison County Holding Company, MHC. A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for ____________, 2012;

●	we have received orders to purchase at least the minimum number of shares of common stock offered; and

●	we receive all required final approvals of the Federal Reserve Board to complete the conversion and the offering.

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization.  Neither Madison County Financial, Inc., Madison County Financial Corporation, Madison County Bank, Madison County Holding Company, MHC nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members will recognize any gain or loss as a result of the conversion. See “– Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

How You Can Obtain Additional Information – Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (877) ___-____ or visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska 68748. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursday and between 8:30 a.m. and 12:00 noon on Fridays, Central Time.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRE DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRE DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

We are not in a high-growth market area, and adverse economic conditions, especially those affecting our market area, could adversely affect our financial condition and results of operations.

Our success depends primarily on the general economic conditions in our market area which consists primarily of the northeastern Nebraska Counties of Antelope, Cedar, Boone, Knox, Madison, Pierce and Stanton. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in this area. The local economic conditions in our market area, therefore, have a significant impact on our lending, the ability of the borrowers to repay their loans and the value of the collateral securing loans.

Our market area is sparsely populated, has experienced a population decline, and has limited industrial development compared to more urban and suburban areas. According to the U.S. Census, as of 2010 the seven counties that comprise our primary market area had a population of approximately 78,000 persons and had collectively experienced an approximate (5.1%) population decline from 2000 through 2010, with Madison County’s population declining approximately (1.0%) during this period.

The United States experienced a severe economic recession in 2008 and 2009, the effects of which have continued nationally.  Recent national growth has been slow and national unemployment remains at high levels. As a result, the national economic recovery has been, and is expected to remain, slow.  Loan portfolio quality has remained poor at many financial institutions reflecting, in part, the weak United States economy and high national unemployment rates.  In addition, the value of real estate collateral supporting many commercial loans and home mortgages throughout the United States has declined.  The real estate downturn also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans in many markets across the United States.

In contrast to the downturn of the national economy in recent years, the price of agricultural real estate in our market area and the price of agricultural commodities produced in our market area, including, in particular, the price of our largest produced commodity, #2 Yellow Corn, have risen substantially, resulting in historically high prices for these commodities and for agricultural real estate in our market area.  If the prices of the agricultural commodities produced in our market area and/or the price of agricultural real estate in our market decline, our local economy would be adversely affected which could have an adverse impact on our results of operations and financial condition.

Our loan portfolio has greater risk than those of many savings institutions due to the substantial amount of our agricultural real estate loans and agricultural and commercial non-real estate loans.

At December 31, 2011, 43.1% of our gross loans consisted of agricultural real estate loans and an additional 24.1% consisted of agricultural and commercial non-real estate loans, the repayment of which are vulnerable to local economic conditions.  The credit risk associated with these types of loans is considered to be greater than the credit risk associated with one- to four-family residential loans that we originate because the repayment of agricultural real estate loans and agricultural and commercial non-real estate loans typically depends on the successful operations and income of the borrower’s business, which can be significantly affected by economic conditions. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential real estate loans.

Agricultural non-real estate loans are often secured by collateral that may depreciate over time, be difficult to appraise and fluctuate in value (such as accounts receivable, growing crops, livestock, inventory and equipment).  Repossessed collateral for a defaulted loan also may be worth less than the outstanding loan balance because of damage, loss or depreciation of the collateral.

The repayments of agricultural real estate loans depend on the profitable operation or management of the farm property securing the loan.  The success of the farm may be affected by many factors outside the control of the borrower, including adverse weather conditions that prevent the planting or harvesting of crops or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural commodities produced (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations).  In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm.  If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired.  The primary agricultural commodity in our market area is corn and to a lesser extent soybeans, beef and pork.  Accordingly, adverse circumstances affecting any of these commodities, including changes in government policies that subsidize the production of ethanol (which uses corn that is produced in our market area) may have a significant adverse effect on our agricultural real estate and agricultural and commercial non-real estate loan portfolio.  Effective December 31, 2011, the federal government allowed a major ethanol subsidy to expire. The expiration of this subsidy may have a direct adverse impact on the price of corn and thus, an adverse impact on our customers and our results of operations.

Furthermore, any extended period of low commodity prices, significantly reduced yields on crops, reduced levels of government assistance to the agricultural industry and/or reduced farmland values could result in a significant increase in our nonperforming loans. Similarly, if farming input costs rise, such as the cost of fertilizer, fuel, seed and chemicals, it may also result in a significant increase in our nonperforming loans.  An increase in nonperforming loans would likely result in a loss of net income from these loans, an increase in the provision for loan losses, and/or an increase in loan charge-offs, which would have an adverse impact on our results of operations and financial condition.

It is not uncommon for there to be a delay between the date that our agricultural borrowers deliver to buyers the agricultural commodities they produce and the date they receive payment for these goods. During this time, borrowers may not have insurance or other protection against the loss of the commodities which have been delivered which increases the risks associated with our agricultural real estate and agricultural non-real estate loans.

It is not uncommon for our farming customers to deliver their agricultural commodities in the third or fourth calendar quarter of the year and not to receive payment for these delivered goods until the first calendar quarter of the following year. Farmers may choose to deliver the goods before payment in order to secure a favorable price for the commodities delivered or for tax planning purposes. During this time, the commodities delivered and the receipt of payment on these goods is at risk which increases the risk of repayment on our agricultural non-real estate loans.

Many of our agricultural non-real estate loans are made to farmers who use the borrowed funds to pay for crop production expenses (primarily fertilizer, fuel, seed, chemicals and farm rental payments). These loans are generally for a term of up to 15 months and are secured by the crops. Although these loans are generally cross-collateralized with other farm assets, if farmers deliver commodities and do not receive payment for them, this could have an adverse effect on the borrower’s ability to repay their loan and on our financial condition  and results of operations.   Additionally, many of these borrowers also have agricultural real estate loans with Madison County Bank, and the failure of the borrower to receive payments for delivered commodities could also affect the borrower’s ability to repay its agricultural real estate loan.

Additionally, many of our agricultural non-real estate loans are due during the first calendar quarter of each year, which substantially increases our cash reserves during this period.  If many of our agricultural non-real estate borrowers are affected by a buyer’s default as described above, this could have a negative impact on our liquidity position.

We depend on our management team, and especially our President and Chief Executive Officer, to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are highly dependent upon the services of the members of our senior management team who direct our strategy and operations.  We have benefited from consistency within our senior management team, with our top three executives averaging more than 20 years of service with Madison County Bank and more than a combined 84 years of financial institution experience.  In addition to being our President and Chief Executive Officer, David J. Warnemunde also serves as our chief lending officer. Mr. Warnemunde has been employed by Madison County Bank since 1992 and has served as our Chief Executive Officer since 1992 and our President and Chief Executive Officer since 1994. The loss of his services would significantly affect on our operations.  Similarly, Daniel A. Fullner has been employed by the Bank since 1992 and is our Senior Vice President and General Counsel. Finally, our Chief Financial Officer, Brenda L. Borchers, has been employed by the Bank since 1981, and in addition to being our Chief Financial Officer, Ms. Borchers is our Chief Operating Officer, and Bank Secrecy Act Officer.  The loss of any of their services would significantly affect our operations.

We do not hold any key person insurance for any members of our senior management team although we own bank-owned life insurance on our President and Chief Executive Officer, and any loss of the services of the President and Chief Executive Officer or other members of our senior management team whose expertise in agricultural lending could be difficult to replace in our market area, could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of Madison County Financial, Inc. – Benefit Plans and Agreements – Employment Agreement.”

Our loan portfolio has greater risk than those of many lending institutions due to our substantial amount of exposure to involuntary loan modification available to certain of our farm borrowers under Chapter 12 of the United States Bankruptcy Court.

At December 31, 2011, 43.1% of our gross loans consisted of agricultural real estate loans and an additional 24.1% consisted of agricultural and commercial non-real estate loans, the repayment of which are vulnerable to local economic conditions.  A substantial amount of the customers related to these types of loans would qualify for relief under 11 U.S.C. Section 1201 et seq. of the United States Bankruptcy Code (generally known as Chapter 12-Adjustment of Debts of a Family Farmer with Regular Annual Income).  Chapter 12 was added to the Bankruptcy Code in 1986.  It is designed specifically for the reorganization of the financial obligations of family farmers.

Under certain circumstances, a family farmer may be permitted to modify their financial loan arrangements with Madison County Bank without the consent of the Bank in the following particulars: (1) non-consensual use of cash collateral; (2) non-payment of unsecured indebtedness; (3) non-consensual reduction of the amount of the indebtedness to the then present fair market value of the secured property; (4) establishment of a non-consensual repayment schedule which extends beyond the terms of the original secured debt; and, (5) non-consensual establishment of an interest rate on the unpaid balance of the indebtedness which may be substantially less than the original agreed upon interest rate.

Chapter 12 was enacted by the United States Congress in response to the severe agricultural related recession that gripped the United States in 1986.  The combination of the agricultural related recession and the new Chapter 12 Bankruptcy proceedings resulted in significant, substantial, and sometimes catastrophic losses to agricultural related lending institutions, often times leading to the institution’s ultimate demise.

Any future agriculture related economic recession could result in a significant increase in the number of our loan customers seeking relief under Chapter 12 of the Bankruptcy Code, which would have an adverse impact on the results of our operations and financial condition.

Future changes in interest rates could reduce our profits.

Future changes in interest rates could adversely impact our financial condition and results of operations.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

●	interest income earned on interest-earning assets, such as loans and securities; and

●	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

The interest rates on our loans are generally fixed for a longer period of time than the interest rates on our deposits.  Like many savings institutions, our focus on deposits as a source of funds, which either have no stated maturity or shorter contractual maturities than mortgage loans, results in our liabilities having a shorter average duration than our assets.  For example, as of December 31, 2011, 37.9% of our loans had remaining maturities of longer than 15 years, while 74.7% of our certificates of deposit had remaining maturities of one year or less.  This imbalance can create significant earnings volatility because market interest rates change over time.  In a period of rising interest rates, the interest we earn on our assets, such as loans and investments, may not increase as rapidly as the interest we pay on our liabilities, such as deposits.  In a period of declining market interest rates, the interest income we earn on our assets may decrease more rapidly than the interest expense we incur on our liabilities, as borrowers prepay mortgage loans and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and related securities.  A decline in interest rates generally results in increased prepayments of loans and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value over a range of interest rate scenarios, also known as a “rate shock” analysis. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance.  While our allowance for loan losses was 2.07% of total loans and 1,673.8% of non-performing loans at December 31, 2011, future additions to our allowance could materially decrease our net income.

In addition, the Office of the Comptroller of the Currency periodically reviews the allowance for loan losses of Madison County Bank and the Federal Reserve Bank of Kansas City periodically examines our existing holding companies and, upon completion of the conversion, will examine Madison County Financial, Inc., and either may require us to increase our provision for loan losses or recognize further loan charge-offs.  Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense.  In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, government-sponsored entities and brokerage and investment banking firms operating locally and elsewhere.  Some of our competitors have greater name recognition and market presence that benefits them in attracting business, and offer certain services that we do not or cannot provide.  Our biggest competitor for agricultural real estate loans is Farm Credit Services of America, which is an arm of the Federal Farm Credit System, a government-sponsored entity that generally is exempt from paying income taxes on its earnings from agricultural real estate loans.  In addition to larger competitors, Farm Credit Services of America may be able to price agricultural real estate loans more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis.  Similarly, our larger competitors may be able to price deposits and loans more aggressively than we do, which could also affect our ability to grow and remain profitable on a long-term basis.  Our profitability depends upon our continued ability to successfully compete in our market area.  If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.  For additional information see “Business of Madison County Bank – Market Area and Competition.”

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technology also has lowered barriers to market entry and has made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints than we do and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

A substantial portion of our investment securities portfolio is invested in municipal securities. If the political subdivisions issuing these securities experience unexpected losses in revenue and are unable to make payments on these bonds, we could experience significant losses.

At December 31, 2011, our municipal securities portfolio totaled $14.9 million and was comprised of bonds issued by counties, cities, school districts and other political subdivisions in Nebraska and South Dakota.  At December 31, 2011 all of our municipal securities were classified as held to maturity. At this date, $9.5 million of these securities had maturities of more than 10 years. A substantial decrease in local tax or operating revenues may adversely affect the ability of these investments to perform. Under such circumstances if we determined that the value of these investments was other than temporarily impaired we would be required to recognize the amount of any such impairment as a non-interest expense on our income statement which would negatively impact our earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act has, among other things, tightened capital standards, created a new Consumer Financial Protection Bureau and resulted in new laws and regulations that have increased our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the current bank regulatory structure and has affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act have affected our regulation and operations. For example, the new law provides that the Federal Reserve Board supervises and regulates all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including Madison County Holding Company, MHC and Madison County Financial Corporation and, upon consummation of the conversion, Madison County Financial, Inc.

The Dodd-Frank Act also eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.  The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

Finally, the Dodd-Frank Act includes provisions that limit the amount banks may charge on debit card swipe fees, which has reduced this source of fee income for banks.

It is difficult to predict at this time the specific impact the Dodd-Frank Act and its implementing rules and regulations will have on us. However, at a minimum the Dodd-Frank Act will increase our operating and compliance costs and may increase our interest expense.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.  This will increase our operating expenses.

In connection with the stock offering, we will become a public company.  The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting.  We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.  The corresponding upgrade to our accounting systems will increase our operating costs.  In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

We are in the process of formalizing our internal controls over financial reporting, the finalization of which could identify deficiencies that may need to be remediated.

As we convert from a mutual holding company structure into a public holding company structure, we are in the process of formalizing certain internal controls over financial reporting and upgrading our accounting systems and processes, as required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission.  As a relatively small savings bank, our current controls were not as formalized as would be expected for a public company.  As we formalize our internal control structure and realign duties to achieve better segregation of duties among our personnel, we may identify additional deficiencies in internal control that may need to be remediated.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation and, with respect to our holding companies, the Federal Reserve Board.  Such regulators govern the activities in which we may engage, primarily for the protection of depositors.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations.  Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change.  Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Changes in accounting standards could affect reported earnings.

The accounting standard setters, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes are difficult to predict and can materially affect how we record and report our financial condition and results of operations. In some cases, we may be required to apply new or revised guidance retroactively.

Future legislative or regulatory actions responding to perceived financial and market problems may impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Risks Related to this Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering.  The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value on a fully converted basis of Madison County Financial, Inc. and Madison County Bank, pursuant to federal banking regulations and subject to review and approval by the Federal Reserve Board.  The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors beyond our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.  Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility.  These market fluctuations may not be related to the operating performance of particular companies whose shares are traded.

The capital we raise in the stock offering will reduce our return on equity.  This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers.  For the year ended December 31, 2011, we had a return on equity of 12.2%.  Following the stock offering, we expect our consolidated equity to increase from $30.1 million at December 31, 2011 to between $53.1 million at the minimum of the offering range and $66.5 million at the adjusted maximum of the offering range.  Based upon our earnings for the year ended December 31, 2011, and these pro forma equity levels, we anticipate that our return on equity will be 6.1% and 4.6% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain at these relatively lower post-offering levels until we are able to leverage the additional capital we receive from the stock offering.  Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt.  Until we can increase our net income, our lower return on equity may have an adverse effect on the trading price of our common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering with funds borrowed from Madison County Financial, Inc. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees.  If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock.  The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion.  We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.  Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 10 years; the risk free interest rate is 1.89% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 19.34% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.16 per option granted.  Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $272,000 at the adjusted maximum.  In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $344,000 at the adjusted maximum.  However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.  If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Madison County Financial, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $1.1 million at the minimum of the offering range and $1.7 million at the adjusted maximum of the offering range.  To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above.  Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering.  If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.3%.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering.  Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to other shareholders.

If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares.  The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering.  Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “– Our stock-based benefit plans will increase our costs, which will reduce our income.”  Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “–The implementation of stock-based benefit plans will dilute your ownership interest.”

We have broad discretion in using the proceeds of the stock offering.  Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Madison County Bank, acquire other financial services companies or for other general corporate purposes.  Madison County Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications.  Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds. For additional information see “How We Intend To Use The Proceeds From This Offering.”

Our stock value may be negatively affected by federal and state regulations that restrict takeovers.

For three years following the stock offering, applicable conversion regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board.  Applicable regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency also require approval or non-objection for any acquisition of “control” of Madison County Financial, Inc. which may include an acquisition of as little as 10% of our outstanding shares.  See “Restrictions on Acquisition of Madison County Financial, Inc.” for a discussion of applicable regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws and the federal stock charter of Madison County Bank, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company that our board might conclude are not in the best interest of Madison County Financial, Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Madison County Financial, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes.  A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Additionally, our bylaws contain residency requirements, limitations on the ability of individuals affiliated with competing institutions to serve as board members of Madison County Financial, Inc., and integrity provisions which limit individuals with past regulatory orders or sanctions from serving on the Board of Directors. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 15% of our outstanding shares of common stock.  This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us.  Madison County Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Madison County Financial, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Madison County Bank.  In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office.  Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors.  Furthermore, the acquisition or change of control of Madison County Financial, Inc. is subject to Federal Reserve Board provisions which may make takeovers of Madison County Financial, Inc. more difficult.  See “Restrictions on Acquisition of Madison County Financial, Inc.” Finally, our articles of incorporation allow the board of directors to issue one or more series of preferred stock without shareholder approval, any series of which may have rights and privileges senior to the common stock being offered in the Offering.

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock.  We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “MCBK”, subject to completion of the offering and compliance with certain conditions.  Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  Furthermore, we cannot assure you that if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notifying all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Madison County Holding Company, MHC for the periods and at the dates indicated.  The information at and for the years ended December 31, 2011 and 2010 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Madison County Holding Company, MHC beginning on page F-1 of this prospectus.  The information at and for the years ended December 31, 2009, 2008 and 2007 is unaudited. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:

Total assets	$238,668	$219,471	$197,167	$189,822	$188,063
Total cash and cash equivalents	6,457	2,522	3,188	3,415	9,174
Investments in available for sale securities, at fair value	10,228	7,501	8,322	14,997	16,394
Investments in held to maturity securities	15,402	11,555	11,978	8,132	9,173
Loans held for sale	621	360	―	160	84
Loans, net	188,953	181,848	157,940	148,051	138,310
Cash surrender value of life insurance policies	4,444	4,289	4,134	3,979	3,831
Federal Home Loan Bank of Topeka stock, at cost	2,037	1,654	1,612	1,368	1,869
Deposits	179,211	160,803	148,285	147,872	147,781
Borrowings	26,900	29,755	22,900	18,100	18,700
Total equity	30,131	26,544	23,595	21,764	19,496

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands)
Selected Operating Data:

Interest and dividend income	$11,657	$11,172	$10,653	$11,284	$11,589
Interest expense	(2,217)	(3,119)	(3,662)	(5,223)	(6,735)
Net interest and dividend income	9,440	8,053	6,991	6,061	4,854
Provision for loan losses	(680)	(360)	(360)	(135)	(100)
Net interest and dividend income after provision for loan losses	8,760	7,693	6,631	5,926	4,754
Noninterest income	1,498	1,468	1,315	1,637	997
Noninterest expense	(5,378)	(5,183)	(5,028)	(4,655)	(4,012)
Income before income taxes	4,880	3,978	2,918	2,908	1,739
Income taxes	(1,431)	(1,141)	(791)	(667)	(460)
Net income	$3,449	$2,837	$2,127	$2,241	$1,279

	At or For the Years Ended December 31,
	2011	2010	2009	2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.55%	1.38%	1.10%	1.17%	0.69%
Return on equity (ratio of net income to average equity)	12.15%	11.33%	9.44%	10.80%	6.82%
Interest rate spread (1)	4.30%	3.94%	3.58%	3.09%	2.41%
Net interest margin (2)	4.48%	4.17%	3.85%	3.42%	2.81%
Efficiency ratio (3)	49.17%	54.44%	60.53%	60.47%	68.57%
Non-interest expense to average total assets	2.41%	2.53%	2.60%	2.44%	2.16%
Average interest-earning assets to average interest-bearing liabilities	116.85%	114.67%	113.70%	111.20%	110.32%
Average equity to average total assets	12.74%	12.21%	11.63%	10.88%	10.12%

Asset Quality Ratios:
Non-performing assets to total assets	0.10%	0.16%	0.04%	0.06%	0.11%
Non-performing loans to total loans	0.12%	0.19%	0.05%	0.08%	0.11%
Allowance for loan losses to non-performing loans	1,673.75%	957.71%	3,869.23%	2,331.30%	1,641.29%
Allowance for loan losses to total loans	2.07%	1.81%	1.88%	1.78%	1.81%

Capital Ratios:
Total capital (to risk-weighted assets)	14.52%	15.18%	15.36%	14.86%	13.96%
Tier I capital (to risk-weighted assets)	13.26%	13.92%	14.10%	13.60%	12.70%
Tier I capital (to average assets)	11.98%	11.38%	11.14%	10.43%	9.20%

Other Data:
Number of full service offices	4	4	4	4	3
Full time equivalent employees	48	46	45	48	45

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning.  These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions, either nationally or in our market areas, that are worse than expected;

●
changes in government policy towards farming subsidies, and especially towards the production of ethanol which is highly dependent upon #2 Yellow Corn, the primary commodity produced in our market area;

●	competition among depository and other financial institutions;

●	our success in continuing to emphasize agricultural real estate and agricultural and commercial non-real estate loans;

●	changes in the interest rate environment that reduce our margins or reduce the fair value of our financial instruments;

●	adverse changes in the securities markets;

●
changes in laws or government regulations or policies affecting financial institutions, including changes in deposit insurance premiums, regulatory fees and capital requirements, which increase our compliance costs;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	changes in consumer spending, borrowing and savings habits;

●
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

●	changes in our organization, compensation and benefit plans;

●	loan delinquencies and changes in the underlying cash flows of our borrowers;

●	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

●	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 11.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $26.3 million and $36.0 million, or $41.5 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,762,500 Shares		3,250,000 Shares		3,737,500 Shares		4,298,125 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Stock offering proceeds	$27,625		$32,500		$37,375		$42,981
Less offering expenses	(1,305)		(1,361)		(1,417)		(1,482)
Net offering proceeds	$26,320	100.0%	$31,139	100.0%	$35,958	100.0%	$41,499	100.0%

Use of net proceeds:
To Madison County Bank	$13,160	50.0%	$15,570	50.0%	$17,979	50.0%	$20,750	50.0%
To fund loan to employee stock ownership plan	2,210	8.4	2,600	8.3	2,990	8.3	3,439	8.3
Retained by Madison County Financial, Inc.	$10,950	41.6%	$12,970	41.7%	$14,989	41.7%	$17,311	41.7%

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Madison County Bank’s deposits.  The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Madison County Financial, Inc. may use the proceeds it retains from the stock offering:

●	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

●	to invest in short-term and other securities consistent with our investment policy;

●	to pay cash dividends to stockholders;

●	to repurchase shares of our common stock; and

●	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Madison County Financial, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments and investment-grade debt obligations.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Madison County Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering plus such additional amounts as may be necessary so that, upon completion of the offering, Madison County Bank will have a tangible capital to assets ratio of at least 10%.

Madison County Bank may use the net proceeds it receives from the Offering:

●
to invest in agricultural real estate, one- to four-family residential real estate, agricultural and commercial non-real estate, commercial and multi-family real estate, and consumer loans, including automobile loans;

●
to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies, although no such transactions are contemplated at this time;

●	to invest in short-term and other securities consistent with our investment policy;

●	to repay short-term and other borrowings; and

●	for other general corporate purposes.

Madison County Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the payment of dividends.  In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.  Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends.  We will file a consolidated tax return with Madison County Bank; accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.  Additionally, pursuant to bank conversion regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock.  If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends.  For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock – Common Stock.”

Dividends we can declare and pay will depend, in part, upon receipt of dividends from Madison County Bank, because initially we will have no source of income other than dividends from Madison County Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan.  Applicable regulations impose significant limitations on “capital distributions” by depository institutions. See “Supervision and Regulation – Federal Banking Regulation – Capital Distributions.”

MARKET FOR THE COMMON STOCK

Madison County Financial, Inc. is a newly formed company and has never issued capital stock.  Madison County Holding Company, MHC, as a mutual institution, has never issued capital stock.  Madison County Financial, Inc. anticipates that its common stock will be listed for trading on the Nasdaq Capital Market under the symbol “MCBK”.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2011, Madison County Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Madison County Bank at December 31, 2011, and the pro forma regulatory capital of Madison County Bank, after giving effect to the sale of shares of Madison County Financial, Inc. common stock at a $10.00 per share purchase price.  The table assumes the receipt by Madison County Bank of 50% of the net offering proceeds plus such additional amounts as may be necessary so that, upon completion of the offering, Madison County Bank will have a tangible capital to assets ratio of at least 10%.  See “How We Intend to Use the Proceeds from the Offering.”

	Madison County		Pro Forma at December 31, 2011, Based Upon the Sale in the Offering of
	Bank Historical at December 31, 2011		2,762,500 Shares		3,250,000 Shares		3,737,500 Shares		4,298,125 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$29,968	12.56%	$39,813	15.81%	$41,638	16.38%	$43,462	16.93%	$45,560	17.56%

Tier 1 core capital	$28,409	11.98%	$38,254	15.29%	$40,079	15.86%	$41,903	16.43%	$44,001	17.06%
Requirement	11,855	5.00	12,513	5.00	12,633	5.00	12,754	5.00	12,892	5.00
Excess	$16,554	6.98%	$25,741	10.29%	$27,446	10.86%	$29,149	11.43%	$31,109	12.06%

Tier 1 risk-based capital	$28,409	13.26%	$38,254	17.32%	$40,079	18.05%	$41,903	18.77%	$44,001	19.59%
Requirement	12,856	6.00	13,251	6.00	13,324	6.00	13,396	6.00	13,479	6.00
Excess	$15,553	7.26%	$25,003	11.32%	$26,755	12.05%	$28,507	12.77%	$30,522	13.59%

Total risk-based capital (3)	$31,103	14.52%	$40,948	18.54%	$42,773	19.26%	$44,597	19.98%	$46,695	20.79%
Requirement	21,427	10.00	22,085	10.00	22,206	10.00	22,326	10.00	22,465	10.00
Excess	$9,676	4.52%	$18,863	8.54%	$20,567	9.26%	$22,271	9.98%	$24,230	10.79%

Reconciliation of capital infused into Madison County Bank:
Net proceeds			$13,160		$15,570		$17,979		$20,750
Less: Common stock acquired by employee stock ownership plan			(2,210)		(2,600)		(2,990)		(3,439)
Less: Common stock acquired by stock-based benefit plan			(1,105)		(1,300)		(1,495)		(1,719)
Pro forma increase			$9,845		$11,670		$13,494		$15,592

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Madison County Holding Company, MHC at December 31, 2011 and the pro forma consolidated capitalization of Madison County Financial, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Madison County
	Holding	Madison County Financial, Inc. Pro Forma,
	Company, MHC	Based Upon the Sale in the Offering at $10.00 per Share of
	Historical at
	December 31,	2,762,500	3,250,000	3,737,500	4,298,125
	2011	Shares	Shares	Shares	Shares (1)
	(Dollars in thousands)

Deposits (2)	$179,211	$179,211	$179,211	$179,211	$179,211
Borrowings	26,900	26,900	26,900	26,900	26,900
Total deposits and borrowed funds	$206,111	$206,111	$206,111	$206,111	$206,111
Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	28	33	37	43
Additional paid-in capital (4)	—	26,292	31,107	35,921	41,456
Retained earnings (5)	29,900	29,900	29,900	29,900	29,900
Accumulated other comprehensive income	231	231	231	231	231

Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(2,210)	(2,600)	(2,990)	(3,439)
Common stock to be acquired by stock-based benefit plans (7)	—	(1,105)	(1,300)	(1,495)	(1,719)
Total stockholders’ equity	$30,131	$53,136	$57,370	$61,604	$66,473

Total stockholders’ equity as a percentage of total assets (2)	12.62%	20.31%	21.58%	22.80%	24.17%

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)
No effect has been given to the issuance of additional shares of Madison County Financial, Inc. common stock pursuant to one or more stock-based benefit plans.  If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Madison County Financial, Inc. common stock sold in the offering, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively.  See “Management of Madison County Financial, Inc.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the estimated net stock offering proceeds at the offering price of $10.00 per share.
(5)
The retained earnings of Madison County Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)
Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Madison County Financial, Inc.  The loan will be repaid principally from Madison County Bank’s contributions to the employee stock ownership plan.  Since Madison County Financial, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Madison County Financial, Inc.’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)
Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Madison County Financial, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval.  The funds to be used by the stock-based benefit plans will be provided by Madison County Financial, Inc.

PRO FORMA DATA

The following tables summarize historical data of Madison County Holding Company, MHC and pro forma data of Madison County Financial, Inc. at and for the year ended December 31, 2011.  This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

●	all shares of common stock will be sold in the subscription and community offerings;

●
our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering, with a loan from Madison County Financial, Inc.  The loan will be repaid in substantially equal payments of principal and interest over a period of 25 years;

●
Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.25% of the dollar amount of the shares of common stock sold in the stock offering.  Shares purchased by our employee stock benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

●	expenses of the stock offering, other than fees to be paid to Keefe Bruyette & Woods, Inc., will be $975,000.

We calculated pro forma consolidated net income for the year ended December 31, 2011 as if the estimated net proceeds had been invested at an assumed interest rate of 0.83% (0.55% on an after-tax basis).  This represents the five-year United States Treasury Note as of December 31, 2011, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earnings assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock.  We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan.  We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans.  Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering.  We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock.  In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.16 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 19.34% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 1.89%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering.  In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds, plus such additional amounts as may be necessary, so that upon completion of the offering, Madison County Bank will have a tangible capital to assets ratio of at least 10%.  We will retain the remainder of the net proceeds from the stock offering and use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

●	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

●	our results of operations after the stock offering; or

●	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP.  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Year Ended December 31, 2011 Based Upon the Sale at $10.00 Per Share of
2,762,500 Shares	3,250,000 Shares	3,737,500 Shares	4,298,125 Shares (1)
(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$27,625	$32,500	$37,375	$42,981
Less: Expenses	(1,305)	(1,361)	(1,417)	(1,482)
Estimated net proceeds	26,320	31,139	35,958	41,499
Less: Common stock purchased by ESOP (2)	(2,210)	(2,600)	(2,990)	(3,439)
Less: Common stock awarded under stock-based benefit plans (3)	(1,105)	(1,300)	(1,495)	(1,719)
Estimated net cash proceeds	$23,005	$27,239	$31,473	$36,342

For the Year Ended December 31, 2011
Net income:
Historical	$3,449	$3,449	$3,449	$3,449
Pro forma income on net proceeds	126	149	172	199
Pro forma ESOP adjustment (2)	(58)	(69)	(79)	(91)
Pro forma stock award adjustment (3)	(146)	(172)	(197)	(227)
Pro forma stock option adjustment (4)	(160)	(188)	(216)	(249)
Pro forma net income	$3,211	$3,169	$3,129	$3,081

Per share net income
Historical	$1.35	$1.15	$1.00	$0.87
Pro forma income on net proceeds	0.05	0.05	0.05	0.05
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma net incomes per share (5)	$1.26	$1.06	$0.91	$0.78

Offering price as a multiple of pro forma net earnings per share	7.94	x	9.43	x	10.99	x	12.82	x
Number of shares outstanding for pro forma net income per share calculations (5)	2,550,340	3,000,400	3,450,460	3,968,029

At December 31, 2011
Stockholders’ equity:
Historical	$30,131	$30,131	$30,131	$30,131
Estimated net proceeds	26,320	31,139	35,958	41,499
Less: Common stock acquired by ESOP (2)	(2,210)	(2,600)	(2,990)	(3,439)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,105)	(1,300)	(1,495)	(1,719)
Pro forma stockholders’ equity (6)	53,136	57,370	61,604	66,473
Less: Intangibles (7)	(1,470)	(1,470)	(1,470)	(1,470)
Pro forma tangible stockholders’ equity	$51,666	$55,900	$60,134	$65,003

Stockholders’ equity per share:
Historical	$10.91	$9.27	$8.06	$7.01
Estimated net proceeds	9.52	9.58	9.62	9.66
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (6)	19.23	17.65	16.48	15.47
Less: Intangibles (7)	(0.53)	(0.45)	(0.39)	(0.34)
Pro forma tangible stockholders’ equity	$18.70	$17.20	$16.09	$15.13

Offering price as percentage of pro forma stockholders’ equity per share	52.00%	56.66%	60.68%	64.64%
Tangible stockholders’ equity per share	53.48%	58.14%	62.15%	66.09%
Number of shares outstanding for pro forma book value per share calculations	2,762,500	3,250,000	3,737,500	4,298,125

(footnotes begin on following page)

(Footnotes from previous page)

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)
Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Madison County Financial, Inc. at a rate per annum equal to the Prime Rate.  Madison County Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Madison County Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest.  Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Madison County Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 8,840, 10,400, 11,960 and 13,754 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)
If approved by Madison County Financial, Inc.’s stockholders, one or more stock-based benefit plans plan may issue an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Madison County Financial, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Madison County Financial, Inc.  The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)
If approved by Madison County Financial, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.16 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease.  Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.

(5)
Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.

(6)
The retained earnings of Madison County Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

(7)	Represents goodwill and core deposit intangible acquired in our 2005 acquisition of First Capital Investment Company, Inc. and its subsidiary financial institution, First National Bank of Albion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Madison County Holding Company, MHC and its subsidiaries through a discussion of the factors affecting our financial condition at December 31, 2011 and December 31, 2010 and our results of operations for the years ended December 31, 2011 and 2010.  This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. Madison County Financial, Inc. did not exist at December 31, 2011; and therefore, the information reflected in this section reflects the consolidated financial performance of Madison County Holding Company, MHC.

Overview

We have operated continuously in and around Madison, Nebraska which is located in northeastern Nebraska since our founding in 1888. Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, and to a lesser extent, borrowings, in agricultural real estate loans, one- to four-family residential real estate loans, agricultural and commercial non-real estate loans and commercial and multi-family real estate loans. To a much lesser extent, we also originate consumer loans, including automobile loans.  We also purchase investment securities consisting primarily of securities issued by the United States Treasury and government-sponsored entities and municipal securities issued by counties, cities, school districts and other political subdivisions in Nebraska and South Dakota.  At December 31, 2011, we had total assets of $238.7 million, total deposits of $179.2 million and total equity of $30.1 million.

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities.  Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of insurance commission income obtained from our insurance agency subsidiary, service charges on deposit accounts, ATM and debit card fees, loan service charges and loan servicing income, gain on sales of securities and loans, income from bank-owned life insurance and miscellaneous other income.  Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, directors’ fees and benefits, occupancy expense, data processing, FDIC insurance premiums, advertising and supplies, core deposit intangible amortization, professional fees, and other operating expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. Specifically, our operations are significantly affected by the profitability of farming in our market area, the primary commodity of which is corn, and to a lesser extent, soybeans and livestock, including beef and pork production. The profitability of many of our agricultural borrowers is dependent, in part, on many factors outside the control of the borrower, including the price of commodities, adverse weather conditions that prevent the planting and/or harvesting of a crop or limit crop yields, loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally), crop production expenses (primarily fertilizer, fuel, seed and chemicals) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations).

Although our emphasis on agricultural lending, both real estate and non-real estate based, presents specific risks to our results of operations, we believe that we mitigate these risks through our conservative underwriting standards and our understanding of the farming economy in our market area. Additionally, we believe that our overall loan portfolio, which at December 31, 2011 was comprised of 53.2% of variable-rate loans, reduces our vulnerability to changes in interest rates and enhances our net interest rate spread.  To reduce further our interest rate risk, in recent years and in the low interest rate environment, we have sold into the secondary market all of our conforming fixed-rate, one- to four-family residential real estate loans that we originate with terms of greater than 15 years.

Business Strategy

We have focused primarily on improving the execution of our community-oriented retail banking strategy in a market area that is heavily dependent on an agricultural economy.  Highlights of our current business strategy include the following:

●
Focusing on the origination of agricultural real estate loans and one- to four family residential real estate loans. We have and will continue to emphasize the origination of agricultural real estate loans in our market area for retention in our portfolio.  As of December 31, 2011, $83.3 million, or 43.1%, of our total loans, including loans held for sale, consisted of agricultural real estate loans, compared to $79.4 million, or 42.8% and $63.4 million, or 39.4%, of total loans at December 31, 2010 and 2009, respectively.  We believe that our expertise in the farming economy of our market area provides us with a strategic opportunity to compete effectively with other financial institutions in our market area and to continue to grow through this type of lending. Additionally we will continue to focus on the origination of one- to four-family residential real estate loans which amounted to $38.0 million, or 19.7% of our total loan portfolio, at December 31, 2011 and an additional $39.6 million of such loans which we serviced at this date.

●
Continuing to increase our agricultural and commercial non-real estate loans.  While we will continue to emphasize agricultural real estate and one-to four-family residential real estate loans, we also intend, subject to market conditions, to continue to increase our holdings of agricultural and commercial non-real estate loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. Between December 31, 2009 and December 31, 2011, agricultural and commercial non-real estate loans increased $14.8 million, or 46.5% from $31.8 million to $46.6 million. We expect that this loan category will continue to provide growth opportunities.

●
Maintaining our strong asset quality record. As of December 31, 2011, approximately 73.6% of our loan portfolio, including loans held for sale, was secured by real estate, including approximately 43.1% consisting of agricultural real estate loans. As a result of the high degree of real estate and agricultural expertise among our lending and credit review personnel, executive officers and board of directors, and our strict, quality-oriented underwriting and credit monitoring processes, our cumulative loss, through December 31, 2011, on loans since 1992 has been approximately $176,000.  While credit problems at other banks in the United States have increased recently over historic levels, credit quality has always been and remains our highest priority, and we are vigilant in rapidly responding to specific problem credits. At December 31, 2011, our non-performing assets totaled $240,000 and non-performing assets to total assets were 0.10%.  Total loan delinquencies greater than 90 days and non-accrual loans, as of December 31, 2011, were $240,000.

●
Managing interest rate risk, including following our strategy of selling our conforming fixed-rate, one- to four-family residential real estate loans with terms of greater than 15 years into the secondary market, while attempting to maximize, to the extent practicable, our net interest margin.  During the last several years, we have taken steps that are intended to increase our net interest margin as well as our ability to manage our interest rate risk in the future.  In particular, we have increased our holdings of agricultural and commercial non-real estate loans, which generally have shorter terms to maturity and higher yields than fixed-rate one- to four-family residential and agricultural real estate loans. Additionally, we sell all of our conforming fixed-rate, one- to four-family residential real estate loans with terms of greater than 15 years into the secondary market.

●
Continuing to emphasize operating efficiencies and cost control.  One of the hallmarks of our operations has been expense control as evidenced by an efficiency ratio of 49.1% for the year ended December 31, 2011.  Our efficiency ratio, as well as numerous other expense measurement ratios, have consistently outperformed peers.  We intend to maintain our posture on expense control while continuing to make prudent investments in our operations by effectively managing costs in relation to revenues.

●
Executing our cross-marketing strategy, to enhance our profile in our market area, increase our relationships with small- to mid-sized businesses and professionals, and build our core deposits.  We are seeking to build our checking and money market savings deposits and seeking to reduce our reliance on borrowings and certificates of deposit for liquidity purposes and to fund loan demand. We believe such core deposits not only have favorable cost and interest rate change resistance but also allow us greater opportunity to connect with our customers and offer them other financial services and products. In recent years, we have grown our core deposits from commercial business customers through our various marketing strategies including mobile banking, online banking and internet bill payment services.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.

Assuming that the adjusted maximum number of shares is sold in the offering:

●
the employee stock ownership plan will acquire shares of common stock equal to 8.0% of the outstanding shares, or 343,850 shares, with a $3.4 million loan that is expected to be repaid over 25 years, resulting in an annual pre-tax expense of approximately $138,000 (assuming that the common stock maintains a value of $10.00 per share);

●
the stock-based incentive plan would award a number of restricted shares of common stock equal to 4.0% of the outstanding shares, or 171,925 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares awarded under the stock-based incentive plan have a value of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted shares awarded under the stock-based incentive plan would be approximately $344,000; and

●
the stock-based incentive plan would grant options to purchase shares equal to 10.0% of the total outstanding shares, or 429,813 shares, to eligible participants, which would result in compensation expense over the vesting period of the options.  Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is zero; the expected option life is 10 years; the risk free interest rate is 1.89% (based on the 10-year Treasury rate) and the volatility rate on the common stock is 19.34% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing the Black-Scholes option pricing model is $3.16 per option granted.  Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $272,000.

These estimates are subject to change.  The actual expense that will be recorded for the employee stock ownership plan will be determined by the fair market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.  The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies.  We consider the following to be our critical accounting policies:

Allowance for Loan Losses. Our allowance for loan losses is the estimated amount considered necessary to reflect probable incurred credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged against income.  In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Madison County Holding Company, MHC.  The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions utilized and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

Since a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuations of properties are critical in determining the amount of the allowance required for specific loans.  Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties.  Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined.  The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the allowance for loan losses.  Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the value of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision based on changes in economic and real estate market conditions.

The analysis of the allowance for loan losses has two components: specific and general allocations.  Specific allocations are made for loans that are determined to be impaired.  Impairment loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  The general allocation is determined by segregating classified loans from the remaining loans, and then categorizing each group by type of loan.  Loans within each type exhibit common characteristics including terms, collateral type, and other risk characteristics.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations.

Goodwill and Other Intangible Assets.  In 2005, we acquired First Capital Investment Company, Inc. and its subsidiary financial institution, First National Bank of Albion, under the purchase method of accounting in effect at the time.  Under the purchase method, we were required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition.  The excess cost over the net assets acquired represents goodwill, which is not subject to periodic amortization. At December 31, 2011 we had recorded $481,000 of goodwill.

Customer relationship intangibles are required to be amortized over their estimated useful lives.  The method of amortization reflects the pattern in which the economic benefits of these intangible assets are estimated to be consumed or otherwise used up.  Our customer relationship intangibles are being amortized over 15 years using the double declining balance method. Since our acquired customer relationships are subject to routine customer attrition, the relationships are more likely to produce greater benefits in the near-term than in the long-term, which typically supports the use of an accelerated method of amortization for the related intangible assets.  Management is required to evaluate the useful life of customer relationship intangibles to determine if events or circumstances warrant a change in the estimated life.  Should management determine the estimated life of any intangible asset is shorter than originally estimated, we would adjust the amortization of that asset, which could increase future amortization expense. At December 31, 2011 we had recorded $989,000 of core deposit intangible.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired.  Goodwill recorded by us in connection with our acquisition relates to the inherent value in the businesses acquired and this value is dependent upon our ability to provide quality, cost effective services in a competitive market place.  In the event that the operations of Madison County Bank lack profitability, an impairment of goodwill may need to be recognized. Any impairment recognized would adversely impact earnings in the period in which it is recognized.

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower that its carrying value, a goodwill impairment is indicated and the goodwill is written down to its implied fair value. Subsequent increases in goodwill are not recognized in the financial statements.

Future events, such as adverse changes in our business or changes in the economic market, could cause management to conclude that impairment indicators exist and require management to re-evaluate goodwill.  Should such re-evaluation determine goodwill is impaired, the resulting impairment loss recognized could have a material, adverse impact on our financial condition and results of operations.

Comparison of Financial Condition at December 31, 2011 and December 31, 2010

Our total assets increased $19.2 million to $238.7 million at December 31, 2011 from $219.5 million at December 31, 2010.  The increase was due primarily to an increase in cash and cash equivalents of $3.9 million, or 156.0%, to $6.5 million at December 31, 2011 from $2.5 million at December 31, 2010, a $2.7 million increase in investments classified as available-for-sale and a $3.8 million increase in investments classified as held-to-maturity. While our net loans also increased during 2011, we made a strategic decision not to compete for the origination or refinancing of one-to four-family residential real estate loans in the current low interest rate environment, but rather, we sought to increase the liquidity in our balance sheet by increasing cash and cash equivalents and investments.

Net loans increased $7.1 million, or 3.9%, to $189.0 million at December 31, 2011 from $181.8 million at December 31, 2010.  The largest growth in our loan portfolio during 2011 was in agricultural and commercial non-real estate loans, which increased 24.7% to $46.6 million at December 31, 2011 from $37.4 million at December 31, 2010, reflecting steady demand for these types of loans in our market area in a relatively low interest rate environment and due to sharply increasing commodities input prices (fertilizer, seed, fuel and chemicals) which increased the principal amount of our average agricultural non-real estate loans and increased prices for agricultural real estate in our market area. During 2011, we experienced an increase in prepayments of one- to four-family residential mortgage loans. Due to the low interest rate environment, management determined not to actively seek to refinance one- to four-family residential real estate loans, but to deploy our excess liquidity into the repayment of borrowings, cash and the origination of agricultural and commercial non-real estate loans.

Accrued interest receivable on investment securities, certificates of deposit owned and loans increased $589,000, or 16.6%, to $4.1 million at December 31, 2011 from $3.6 million at December 31, 2010.

Investment securities increased $6.6 million, or 34.5%, to $25.6 million at December 31, 2011 from $19.0 million at December 31, 2010 due to a corresponding increase in deposits.  Bank-owned life insurance increased modestly to $4.4 million at December 31, 2011 from $4.3 million at December 31, 2010 due to an increase in cash value.

Core deposit intangible, which resulted from our November 2005 acquisition of  First National Bank of Albion, decreased $206,000, or 17.2%, to $989,000 at December 31, 2011 from $1.2 million at December 31, 2010.

Deposits increased $18.4 million, or 11.4%, to $179.2 million at December 31, 2011 from $160.8 million at December 31, 2010 as we experienced increases in each category of our core deposits. Specifically, non-interest bearing checking, money market savings and interest-bearing checking accounts increased $3.5 million, or 28.3%, $5.0 million, or 16.8%, and $14.4 million, or 18.3%, at December 31, 2011 from December 31, 2010, respectively. Certificates and time deposits decreased $4.5 million, or 11.2%, at December 31, 2011 from December 31, 2010 reflecting customer demand for transaction accounts rather than locking in deposits for longer terms in the current low interest rate environment.

We utilize borrowings from the Federal Home Loan Bank of Topeka (“FHLB-Topeka”) and the Federal Reserve Bank of Kansas City (“FRB-Kansas City”), and as needed to a lesser extent from the Bankers’ Bank of the West, and although we expect advances from the FHLB-Topeka and FRB-Kansas City to remain an integral part of our funding strategy, our borrowings from the FHLB-Topeka and FRB-Kansas City decreased to $26.9 million at December 31, 2011 from $29.8 million at December 31, 2010. This decrease reflected our strategy to gradually decrease our reliance on operational funding from advances.  We continue to utilize borrowings as an alternative funding source, and our borrowings from the FHLB-Topeka generally consist of advances with laddered terms of up to 10 years and our borrowings from the FRB-Kansas City are short-term borrowings related to our Line of Credit and Seasonal Borrowing Agreement.

Total equity increased by $3.6 million to $30.1 million at December 31, 2011 from $26.5 million at December 31, 2010.  The increase resulted from net income of $3.5 million and an increase of approximately $138,000 in accumulated other comprehensive income for 2011.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

General.  Net income increased to $3.5 million for the year ended December 31, 2011 from $2.8 million for the year ended December 31, 2010.  The increase reflected higher total interest income as well as higher other income and lower interest expense, offset partially by higher other expense and an increase in our provision for loan losses during 2011.

Interest and Dividend Income.  Interest and dividend income increased $485,000, or 4.3%, to $11.7 million for 2011 from $11.2 million for 2010.  The increase reflected an increase in average interest-earning assets to $210.8 million for 2011 compared to $192.9 million for 2010 offset by a decrease in the average yield on interest-earning assets to 5.53% in 2011 from 5.79% in 2010.

Interest income and fees on loans increased $404,000, or 3.9%, to $10.8 million for the year ended December 31, 2011 from $10.4 million for the year ended December 31, 2010, reflecting the growth in our loan portfolio, discussed above, offset in part by a decrease in the average yield on loans to 5.83% during 2011 from 6.13% in 2010 reflecting lower market interest rates.  Interest income on investment securities increased to $792,000 for 2011 from $713,000 for 2010, reflecting an increase in the average balance of such securities to $23.3 million during the year ended December 31, 2011 from $19.7 million in 2010, offset in part by a decrease in the average yield on such securities to 3.38% from 3.61%.

Interest Expense.  Interest expense decreased $902,000, or 28.9%, to $2.2 million for the year ended December 31, 2011 from $3.1 million for the year ended December 31, 2010.  The decrease reflected a decrease in the average rate paid on interest-bearing deposits and borrowings in 2011 to 1.23% compared to 1.85% during 2010 offset in part by an increase in the average balance of interest-bearing deposits and borrowings to $180.4 million for 2011 from $168.2 million for 2010.

Interest expense on interest-bearing deposits decreased $413,000, or 17.5%, to $1.9 million for 2011 from $2.4 million for 2010 as the average rate paid of these deposits decreased to 1.21% during 2011 from 1.59% during 2010, offset in part by an increase of $12.4 million in the average balance of these deposits to $160.5 million for 2011 from $148.2 million during 2010. Interest expense from borrowings decreased $489,000, or 64.3%, to $271,000 during the year ended December 31, 2011 from $760,000 during the year earlier period, reflecting a slight decrease in the average balance of borrowings in 2011 to $19.8 million from $20.0 million during 2010 and a substantially lower rate paid on such borrowings to 1.37% from 3.79%.

Net Interest Income.  Net interest income increased $1.4 million, or 17.2%, to $9.4 million for the year ended December 31, 2011 from $8.1 million for the year ended December 31, 2010.  Our net interest rate spread increased to 4.30% for 2011 from 3.94% for 2010 as the ratio of our average interest-earning assets to average interest-bearing liabilities increased to 116.9% for 2011 from 114.7% for 2010.  Our net interest margin also increased to 4.48% from 4.17% during the same period. The increases in our net interest rate spread and net interest margin reflected the continuing decline in the cost of our deposits as the composition of our deposits has shifted to lower cost core deposits, while the balance of our average interest-earnings assets increased to $210.8 million for 2011 from $192.9 million for 2010.

Provision for Loan Losses.  Based on our analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” we recorded a provision for loan losses of $680,000 for the year ended December 31, 2011, an increase of $320,000, or 88.9%, from the provision of $360,000 for the year ended December 31, 2010.   Our determination to increase our provision resulted in part from the substantial increase in our agricultural and commercial non-real estate portfolio which increased $9.2 million, or 24.7%, from December 31, 2010 to December 31, 2011 primarily as a result of the increases in the costs of crop production inputs. Additionally, in performing its analysis, management considered the continuing increases in the cost of agricultural real estate in our market area. Furthermore, effective December 31, 2011, the federal government allowed a major ethanol subsidy to expire which could adversely impact the price of corn and thus, adversely impact our agricultural borrowers increasing the risks associated with these types of loans.

The provision for loan losses for the year ended December 31, 2011 reflected net charge-offs of $15,000 for the year ended December 31, 2011, compared to net charge-offs of $26,000 for 2010.  The allowance for loan losses was $4.0 million or 2.07% of total loans at December 31, 2011 compared to $3.4 million, or 1.81% of total loans at December 31, 2010.  Total nonperforming loans were $240,000 at December 31, 2011 compared to $350,000 at December 31, 2010. As a percentage of nonperforming loans, the allowance for loan losses was 1,673.8% at December 31, 2011 compared to 957.7% at December 31, 2010.

Other Income.  Other income increased marginally by $30,000, or 2.0%, to $1.50 million for the year ended December 31, 2011 from $1.47 million for the year ended December 31, 2010.  The increase in other income was attributable primarily to increased ATM and debit cards fees and loan servicing fees to $249,000 for 2011 from $147,000 for 2010, offset by decreases of $51,000 on gain on sale of loans, $22,000 on other income and $16,000 in the cash surrender value of our bank-owned life insurance to $165,000 in 2011 from $181,000 in 2010. Insurance commission income derived from our insurance agency subsidiary increased marginally to $447,000 for 2011 from $442,000 for 2010.

Other Expense.  Other expense increased $195,000, or 3.8%, to $5.4 million for the year ended December 31, 2011 from $5.2 million for the year ended December 31, 2010.  The increase was due primarily to increased salaries and employee benefits expense to $3.3 million for 2011 from $3.2 million for 2010, reflecting normal annual salary increases and payouts under our benefit plans and an increase of $36,000 in other expense reflecting normal expense increases and an increase in our state financial institutions tax, offset in part by a $39,000 decrease in federal deposit insurance premiums and a decrease of $32,000 in core deposit intangible amortization.

Income Tax Expense.  The provision for income taxes was $1.4 million for 2011 compared to $1.1 million for 2010, reflecting an increase in pretax income.  Our effective tax rate was 29.3% for 2011 compared to 28.7% for 2010. This difference resulted primarily from the levels of tax-exempt income derived from our municipal bond investment portfolio and from bank-owned life insurance.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.  The following tables set forth average balance sheets, average yields and costs, and certain other information at or for the periods indicated.  All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. No tax equivalent yield adjustments have been made.  The yields set forth below include the effect of loan fees, discounts and premiums that are amortized or accreted to interest income.

	At
	December	For the Years Ended December 31,
	31, 2011	2011			2010			2009
		Average			Average			Average
	Yield/	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Cost	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-earning assets:
Loans	5.67%	$185,521	$10,821	5.83%	$169,814	$10,417	6.13%	$151,817	$9,628	6.34%
Securities – taxable	2.54	12,453	343	2.75	8,809	285	3.24	13,867	586	4.23
Securities – non-taxable	4.17	10,895	449	4.12	10,930	428	3.92	9,985	401	4.02
Other interest-earning assets	1.94	64	2	3.13	1,728	3	0.17	4,449	6	0.13
Federal Home Loan Bank of Topeka stock	2.63	1,824	42	2.30	1,627	39	2.40	1,459	32	2.19
Total interest-earning assets	5.38	210,757	11,657	5.53	192,908	11,172	5.79	181,577	10,653	5.87
Non-interest-earning assets		12,102			12,195			12,150
Total assets		$222,859			$205,103			$193,727

Interest-bearing liabilities:
Money market savings	0.81	32,773	301	0.92	28,032	360	1.28	24,896	379	1.52
Checking accounts	1.01	89,713	1,047	1.17	77,737	1,136	1.46	66,005	1,027	1.56
Certificates of deposit	1.38	38,054	598	1.57	42,415	863	2.03	48,648	1,360	2.80
Total interest-bearing deposits	1.05	160,540	1,946	1.21	148,184	2,359	1.59	139,549	2,766	1.98
Borrowings	1.04	19,818	271	1.37	20,046	760	3.79	20,149	896	4.45
Other liabilities
Total interest-bearing liabilities	1.05	180,358	2,217	1.23	168,230	3,119	1.85	159,698	3,662	2.29
Non-interest-bearing deposits		12,156			9,997			9,643
Other non-interest bearing liabilities		1,951			1,836			1,864
Total liabilities		194,465			180,063			171,205
Equity		28,394			25,040			22,522
Total liabilities and equity		$222,859			$205,103			$193,727

Net interest income			$9,440			$8,053			$6,991
Net interest rate spread (1)	4.33%			4.30%			3.94%			3.58%
Net interest-earning assets (2)		$30,399			$24,678			$21,879
Net interest margin (3)				4.48%			4.17%			3.85%
Average of interest-earning assets to interest-bearing liabilities		116.85%			114.67%			113.70%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31, 2011 vs. 2010			Years Ended December 31, 2010 vs. 2009
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)

Interest-earning assets:
Loans	$931	$(527)	$404	$1,115	(326)	$789
Securities - taxable	106	48	58	(183)	(118)	(301)
Securities – non-taxable	(1)	22	21	37	(10)	27
Other interest-earning assets	(5)	4	(1)	(4)	1	(3)
Federal Home Loan Bank of Topeka stock	5	(2)	3	4	3	7

Total interest-earning assets	1,036	(551)	485	969	(450)	519

Interest-bearing liabilities:
Money market savings	54	(113)	(59)	45	(64)	(19)
Checking accounts	158	(247)	(89)	177	(68)	109
Certificates of deposit	(83)	(182)	(265)	(158)	(339)	(497)
Total deposits	129	(542)	(413)	64	(471)	(407)

Borrowings	(9)	(480)	(489)	(5)	(131)	(136)

Total interest-bearing liabilities	(120)	(1,022)	(902)	59	(602)	(543)

Change in net interest income	$916	$471	$1,387	$910	$152	$1,062

Management of Market Risk

General.  Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates.  Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates.  Our Board of Directors has established an ALCO/Executive Committee which is comprised of our President and Chief Executive Officer, our Senior Vice President and our Chief Financial Officer, that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings.

Management has implemented an asset/liability strategy to manage, subject to our profitability goals, our interest rate risk.  Among the techniques we are currently using to manage interest rate risk are:

1)
originating agricultural and commercial non-real estate loans and commercial and multi-family real estate loans, all of which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which generate customer relationships that can result in larger non-interest bearing demand deposit accounts;

2)	selling our conforming fixed-rate, one- to four-family residential real estate loans that we originate with terms of greater than 15 years into the secondary market;

3)	reducing our dependence on the acquisition of certificates of deposits and wholesale funding to support lending and investment activity;

4)	investing in shorter- to medium-term investment securities; and

5)
increasing other income as a percentage of total income through loan servicing income, insurance commissions received from our insurance agency subsidiary and service charges and ATM and debit card fees.

Net Portfolio Value.  The Office of the Comptroller of Currency requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.  Previously, the Office of Thrift Supervision provided all institutions that filed a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value.   Institutions are now required to develop their own rate sensitivity analysis report, or contract with a third-party vendor who specializes in the analysis of interest rate risk analysis.  Madison County Bank utilizes the Balance Sheet Management and Strategies Model to analyze interest rate risk sensitivity.  The model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value.  The model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases or decreases of 100 to 300 basis points in 100 basis point increments.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column below.

The table below sets forth, as of December 31, 2011, the calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2011
				NPV as a Percentage of Present Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in NPV			Increase
Rates (basis	Estimated				(Decrease)
points) (1)	NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
	(Dollars in thousands)
+300	$34,528	$(6,991)	(17)%	14.20%	(231)
+200	36,640	(4,879)	(12)	14.91	(160)
+100	38,975	(2,544)	(6)	15.69	(82)
0	41,519	―	―	16.51	―
-100	42,550	1,031	2	16.83	32

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2011, in the event of a 200 basis point increase in interest rates, we would experience a 12% decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 2% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value.  Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities.  Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from sale of loans, proceeds from maturities and calls of securities, advances from the Federal Home Loan Bank-Topeka and borrowings from the Federal Reserve Bank of Kansas City, and to a lesser extent from the Bankers’ Bank of the West, and other income including income from our insurance agency subsidiary. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. Additionally, we historically experience significant increases in our deposits during the first calendar quarter of each year as a result of our farm customers receiving proceeds during this period from the sale of agricultural commodities. Similarly, our borrowings have historically increased during the fourth calendar quarter of each year in response to increased loan demand from our farm customers during this period, many of whom purchase their crop production supplies (seed, fertilizer, fuel and chemicals) during October through December.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $3.3 million and $2.9 million for 2011 and 2010, respectively. Net cash used in investing activities, which consists primarily of net change in loans receivable, proceeds from sales of investment securities, purchase of certificates of deposits and purchases of FHLB stock was $14.9 million and $22.9 million for 2011 and 2010, respectively, principally due to an increase in loans receivable and purchases of investment securities in excess of maturities and sales.  Net cash provided by financing activities, which is comprised of net change in deposits and proceeds from and repayment of borrowings, was $15.6 million and $19.4 million for 2011 and 2010, respectively, and resulted primarily from increases of $18.4 million and $12.5 million of deposits in 2011 and 2010, respectively.

At December 31, 2011, we exceeded all of our regulatory capital requirements with a Tier 1 (core) capital level of $28.4 million, or 13.3% of adjusted total assets, which is above the required level of $8.6 million, or 4.0%; and total risk-based capital of $31.1 million, or 14.5% of risk-weighted assets, which is above the required level of $17.1 million, or 8.0%. Accordingly Madison County Bank was categorized as well capitalized at December 31, 2011. Management is not aware of any conditions or events since the most recent notification that would change our category.

At December 31, 2011, we had outstanding commitments to originate loans of $8.7 million and lines of credit of $23.6 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2011 totaled $26.5 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize FHLB-Topeka advances or FRB-Kansas City borrowings or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and standby letters of credit.

We sell one- to four-family residential real estate loans with recourse to the FHLB-Topeka under the Mortgage Partnership Finance Program.  We are obligated to repurchase certain loans sold that become delinquent as defined by the agreement.  At December 31, 2011 and 2010, these obligations were approximately $2.0 million and $1.3 million, respectively.  Based upon a favorable payment history, the Bank does not anticipate recognizing any losses on these residential loans under the agreement, and accordingly, has not established a reserve.

For information about our loan commitments, unused lines of credit and standby letters of credit, see Note 10 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

We have not engaged in any other off-balance-sheet transactions in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 15 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF MADISON COUNTY FINANCIAL, INC.

Madison County Financial, Inc. is incorporated in the State of Maryland.  We have not engaged in any business to date.  Upon completion of the conversion, we will own all of the issued and outstanding stock of Madison County Bank. We will retain up to 50% of the net proceeds from the stock offering and initially invest the remaining net proceeds in Madison County Bank as additional capital to Madison County Bank. We will use a portion of the net proceeds to make a loan to the employee stock ownership plan.  At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations.  We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering is complete, Madison County Financial, Inc., as the holding company of Madison County Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies.  See “Supervision and Regulation – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.  We currently have no understandings or agreements to acquire other financial institutions although we may determine to do so in the future.  We may also borrow funds for reinvestment in Madison County Bank

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Madison County Bank.  Initially, Madison County Financial, Inc. will neither own nor lease any property, but will instead pay a fee to Madison County Bank for the use of its premises, equipment and furniture.  At the present time, we intend to employ only persons who are officers of Madison County Bank to serve as officers of Madison County Financial, Inc.  We will, however, use the support staff of Madison County Bank from time to time.  We will pay a fee to Madison County Bank for the time devoted to Madison County Financial, Inc. by employees of Madison County Bank.  However, these persons will not be separately compensated by Madison County Financial, Inc.  Madison County Financial, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF MADISON COUNTY BANK

General

Madison County Bank is a federally chartered savings bank headquartered in Madison, Nebraska which is the county seat of Madison County located in northeastern Nebraska, approximately 120 miles northwest of Omaha and approximately 100 miles southwest of Sioux City, Iowa. Madison County Bank was organized in 1888 under the name The Madison County Building and Loan Association and has operated continuously in northeast Nebraska since this date. We reorganized into the mutual holding company structure in 2004 by forming Madison County Holding Company, MHC.  Madison County Holding Company, MHC, a federally chartered mutual holding company, owns 100% of the outstanding shares of common stock of Madison County Financial Corporation, a federal stock corporation, which in turn owns 100% of the outstanding shares of common stock of Madison County Bank

On a consolidated basis, at December 31, 2011, Madison County Holding Company, MHC had total assets of $238.7 million, net loans of $189.0 million, total deposits of $179.2 million and equity of $30.1 million.

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, and to a lesser extent, borrowings, in agricultural real estate loans; one- to four-family residential real estate loans; agricultural non-real estate loans (secured primarily by crops, livestock and farm machinery) and other commercial non-real estate loans; multi-family and commercial real estate loans; and consumer loans. We also purchase investment securities consisting primarily of securities issued by the United States Treasury and government-sponsored agencies and municipal securities, including securities issued by counties, cities, school districts and other political subdivisions. Historically we have not purchased loans, and at December 31, 2011 purchased loans amounted to less than 1.0% of our total loan portfolio.

Our business is highly dependent upon the economy in our market area which we consider to be the northeastern Nebraska counties of Antelope, Cedar, Boone, Knox, Madison, Pierce and Stanton and the profitable operation of the farm property in our market area. Most of the farming in our market area is dependent upon corn, soybeans and livestock. Most specifically, the crop on which our local economy is most dependent is #2 Yellow Corn which is used in the production of ethanol, a renewable fuel, as well as to feed farm animals to produce meat. To a lesser extent, #2 Yellow Corn is used to produce high fructose corn syrup (commonly used as a sweetener in cereals, soda and other foods) and distillers’ grains. To a much lesser extent, our economy is dependent upon manufacturing (including steel production and fabrication), meat packing activity, healthcare, and education. Most of this industry is located in Norfolk, Nebraska, which is approximately 15 miles from our headquarters in Madison, Nebraska, and is the regional economic hub and predominant location for medical, financial and retail services for northeast Nebraska.

In recent years, the farming economy in our market area has thrived, and as a result, most segments of our market area have not experienced the economic decline affecting many parts of the country beginning with the recession of 2008. We have experienced increased demand in recent years for our most important crop, #2 Yellow Corn, as a result of several factors. Specifically, federal government policies have provided incentives and subsidies for the production of ethanol, an alternative energy source to crude oil, which has increased demand for #2 Yellow Corn which is used in ethanol production. Additionally, a strong export market, sustained in part by a weak dollar, has added to the ongoing demand for this crop. As a result of these factors, the average gross profit margin for a bushel of #2 Yellow Corn was at historic highs during 2011 resulting in increased profits for many of our agricultural borrowers.

We believe that our expertise in our market area in northeastern Nebraska, and particularly in agricultural real estate and agricultural non-real estate lending, has enabled us historically to compete effectively with larger financial institutions in our market area which have access to greater resources. We expect that agricultural real estate, agricultural and commercial non-real estate; one- to four-family residential real estate and commercial and multi-family real estate lending will remain the most important parts of our lending operations.

Our website address is www.madisoncountybank.com. Information on this website should not be considered a part of this prospectus.

Market Area and Competition

Madison, Nebraska is located in the northeastern part of Nebraska, approximately 120 miles northwest of Omaha and 100 miles southwest of Sioux City, Iowa. Our market area is primarily rural in nature with the economy supported by agriculture (primarily corn, soybeans and livestock production), manufacturing (including steel production and fabrication), meat packing activity, healthcare, and education.

Norfolk, Nebraska, where we maintain one of our branch offices, is approximately 15 miles from our headquarters in Madison, Nebraska and is the regional economic hub and predominant location for medical, financial and retail services for northeast Nebraska. Large employers in the Norfolk area include Nucor Corporation, a national steel manufacturing company, Affiliated Foods and Faith Regional Health Services.

We provide financial services to individuals, families and businesses through our six banking offices located in the Nebraska counties of Cedar, Boone, Knox, Madison and Pierce. See “Business of Madison County Bank.” Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, and to a lesser extent, borrowings, in agricultural real estate loans, one- to four-family residential real estate loans, agricultural and commercial non-real estate loans, commercial and multi-family real estate loans, and, to a much lesser extent, consumer loans.  We also purchase investment securities consisting primarily of securities issued by the United States Treasury and government agencies and municipal securities, including securities issued by counties, cities, school districts and other political subdivisions.  At December 31, 2011, we had total assets of $238.7 million, total deposits of $179.2 million and total equity of $30.1 million.

We are highly dependent upon on our executive management team, and especially our President and Chief Executive Officer, David J. Warnemunde, who has been employed by Madison County Bank since 1992 and has served in his current positions since 1994.

Madison County Bank’s executive offices are located at 111 West Third Street, Madison, Nebraska 68748.  Our telephone number at this address is (402) 454-6511.  Our website address is www.madisoncountybank.com.  Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

We face competition within our market area both in making loans and attracting deposits.  Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. Additionally, we face strong competition for our agricultural lending from the Farm Credit Services of America, a division of the Federal Farm Credit System, a government-sponsored entity as well as Metropolitan Life Insurance Company.  As of June 30, 2011, based on the most recent available FDIC data, our market share of deposits represented 10.7% of all FDIC-insured deposits in Madison County and 8.7% of FDIC-insured deposits in Cedar, Boone, Knox, Madison and Pierce Counties, Nebraska, collectively.

Lending Activities

Our principal lending activity is originating agricultural real estate loans, one- to four-family residential real estate loans, agricultural and commercial non-real estate loans and commercial and multi-family real estate loans. To a much lesser extent, we originate consumer loans, including automobile loans. As a long-standing community lender, we believe that our knowledge of the local farming community allows us to compete effectively in both residential and commercial lending, including especially agricultural loans, by emphasizing superior customer service and local underwriting, which we believe differentiates us from larger commercial banks in our primary market area.

Loan Portfolio Composition.  The following table sets forth the composition of our loan portfolio, including loans held for sale, by type of loan at the dates indicated.

	At December 31,
	2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Agricultural	$83,347	43.05%	$79,418	42.80%	$63,371	39.37%	$57,851	38.34%	$52,684	37.38%
One- to four-family residential (1)	38,035	19.65	40,645	21.90	40,481	25.15	40,692	26.97	41,621	29.53
Commercial and multi-family	21,037	10.87	22,364	12.05	19,794	12.30	15,991	10.60	14,285	10.13

Agricultural and commercial non-real estate loans	46,620	24.08	37,380	20.14	31,838	19.78	32,819	21.75	28,240	20.04

Consumer loans	4,552	2.35	5,753	3.11	5,474	3.40	3,539	2.34	4,108	2.92

Total loans	$193,591	100.00%	$185,560	100.00%	$160,958	100.00%	$150,892	100.00%	$140,938	100.00%

Other items:
Allowance for loan losses	(4,017)		(3,352)		(3,018)		(2,681)		(2,544)

Total loans, net	$189,574		$182,208		$157,940		$148,211		$138,394

(1)	Includes loans held for sale in the amount of $621 as of December 31, 2011, $360 as of December 31, 2010, $160 as of December 31, 2008, and $84 as of December 31, 2007.

Contractual Maturities.  The following table sets forth the contractual maturities of our total loan portfolio, including loans held for sale, at December 31, 2011.  Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments.  Actual maturities may differ.

	Agricultural real estate loans		One- to four-family residential real estate loans		Commercial and multi-family real estate loans		Agricultural and commercial non-real estate loans
(Dollars in thousands)
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due During the Years Ending December 31,
2012	$963	4.76%	$1,246	5.23%	$76	6.56%	$30,936	4.78%
2013	363	6.37	269	6.60	728	5.96	3,172	3.91
2014	2,117	4.86	515	4.83	134	4.90	2,552	4.94
2015 to 2016	1,638	6.01	1,191	6.68	822	6.50	6,434	4.94
2017 to 2021	9,772	5.78	6,467	6.38	3,522	6.37	3,463	4.93
2022 to 2026	18,088	6.18	12,079	5.86	9,072	6.07	63	8.00
2027 and beyond	50,406	5.91	16,268	6.05	6,683	5.43	―	0.00

Total	$83,347	5.92%	$38,035	6.03%	$21,037	5.93%	$46,620	4.77%

	Consumer loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
(Dollars in thousands)
Due During the Years Ending December 31,
2012	$582	5.06%	$33,803	4.81%
2013	640	6.91	5,172	4.88
2014	838	6.41	6,156	5.10
2015 to 2016	2,242	5.91	12,327	5.53
2017 to 2021	250	6.07	23,474	5.91
2022 to 2026	―	0.00	39,302	6.06
2027 and beyond	―	0.00	73,357	5.90

Total	$4,552	6.04%	$193,591	5.67%

The following table sets forth our fixed-  and adjustable-rate loans, including loans held for sale, at December 31, 2011 that are contractually due after December 31, 2012.

	Due After December 31, 2012
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
Agricultural	$42,313	$40,071	$82,384
One- to four-family residential	19,755	17,034	36,789
Commercial and multi-family	10,008	10,953	20,961
Agricultural and commercial non-real estate loans	10,830	4,854	15,684
Consumer loans	3,566	404	3,970
Total loans	$86,472	$73,316	$159,788

Loan Approval Procedures and Authority.  Our lending is subject to written, non-discriminatory underwriting standards and origination procedures.  Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations.  Our policies require that for all real estate loans that exceed $1.0 million, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. For real estate loans of $1.0 million or less, such property valuations may be supported by either an outside independent appraisal or an evaluation conducted by Bank personnel authorized by the board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.  We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Madison County Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans).  At December 31, 2011, our largest credit relationship consisted of several loans which totaled $4.6 million and were secured by agricultural real estate.  At December 31, 2011, these loans were performing in accordance with their repayment terms.  Our second largest relationship at this date consisted of several loans totaling $4.2 million and were secured primarily by agricultural real estate and agricultural non-real estate. At December 31, 2011, these loans were performing in accordance with its repayment terms.

Our President and Chief Executive Officer and our Senior Vice President each have approval authority of up to $150,000 for all types of loans and subordinate loan officers have loan authority ranging from $25,000 to $100,000 for all loans. Loans above the amounts authorized to our President and Chief Executive Officer and our Senior Vice President require approval by the Loan Committee, which consists of our President and Chief Executive Officer, our Senior Vice President and Treasurer and our chief in-house evaluator, which may approve loans up to our legal lending limit. Loans which exceed a loan officer’s authority amount require approval of the Loan Committee. Additionally all loan renewals and extensions, regardless of amount and whether or not they are within an officer’s authority are submitted to the Loan Committee for action. Loan Committee actions are reported at the next board meeting following approval. Aggregate credit exposure in excess of our legal lending limit (15% of Madison County Bank’s unimpaired capital and surplus) must be approved by a majority of the full Board of Directors.

Generally, we require title insurance on our real estate loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.  We also require flood insurance if the improved property is determined to be in a flood zone area. We do not always require federal crop insurance or hail insurance, or an assignment of the proceeds of such insurance, on our agricultural non-real estate loans; however, the majority of our borrowers obtain such insurance.

Agricultural Real Estate Lending. At December 31, 2011, $83.3 million, or 43.1% of our total loan portfolio including loans held for sale, consisted of agricultural real estate loans which are loans to finance the acquisition, development or refinancing of agricultural real estate.  We consider a number of factors in originating agricultural real estate loans.  We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the agricultural property securing the loan.  When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions.  In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service).

We offer both fixed-rate and adjustable-rate agricultural real estate loans. At December 31, 2011, 46.8% of our agricultural real estate loans had fixed rates of interest. Generally, our agricultural real estate loans amortize over periods not in excess of 21 years and have a loan-to-value ratio of 70%, although we will originate such loans with a maximum loan-to-value ratio of 80%. In recent years, with the substantial increases in the price of the agricultural real estate in our market area, consistent with our conservative underwriting practices, the loan-to-value ratio on the majority of our agricultural real estate loans has not exceeded 60%.

We also originate agricultural real estate loans directly and through programs sponsored by the Farmers Home Administration, an agency of the United States Department of Agriculture (“FmHA”), which provides a partial guarantee on loans underwritten to FmHA standards.

Agricultural real estate lending affords the Bank the opportunity to earn yields higher than those obtainable on one- to four-family residential lending. Nevertheless, agricultural real estate lending involves a greater degree of risk than one- to four-family residential real estate loans because of the typically larger loan amount. In addition, payments on agricultural real estate loans are dependent on the successful operation or management of the farm property securing the loan. The success of the loan may also be affected by many factors outside the control of the borrower.

Additionally, on a limited basis, the Bank also provides financing for part-time farmers and their primary residences. These loans are for customers who derive the majority of their income from non-farming related sources but do derive a portion of their income from the property they are financing.

Weather presents one of the greatest risks to agricultural real estate lending as hail, drought, floods, or other conditions, can severely limit crop yields and thus impair loan repayments and the value of the underlying collateral. This risk can be reduced by the farmer with a variety of insurance coverages which can help to ensure loan repayment. For instance, farmers are able to obtain multi-peril crop insurance coverage through a program partially subsidized by the Federal government.  Grain and livestock prices also present a risk as prices may decline prior to sale resulting in a failure to cover production costs. These risks may be reduced by the farmer with the use of futures contracts or options to mitigate price risk. Another risk is the uncertainty of government programs and other regulations. During periods of low commodity prices, the income from government programs can be a significant source of cash to make loan payments and if these programs are discontinued or significantly changed, cash flow problems or defaults could result. Finally, many farms are dependent on a limited number of key individuals upon whose injury or death may result in an inability to successfully operate the farm.

At December 31, 2011, our largest agricultural real estate loan had a principal balance of $986,000 and was performing in accordance with its repayment terms.

One- to Four-Family Residential Real Estate Lending.  At December 31, 2011, $38.0 million, or 19.7% of our total loan portfolio, including loans held for sale, consisted of loans secured by one- to four-family real estate.

We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans with terms of up to 30 years. On a very limited basis, we will make a one- to four-family residential real estate loan with a 31-year term for individuals who are constructing a house, with interest-only payments for the first year of the loan. At December 31, 2011 such loans comprised less than $1.0 million.

We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 80% of the sales price or appraised value, whichever is lower.  Loans with certain credit enhancements, such as private mortgage insurance, may be made with loan-to-value ratios up to 95%.

Our fixed-rate, one- to four-family residential real estate loans are generally underwritten according to the guidelines of the Mortgage Partnership Finance program, a division of the Federal Home Loan Bank of Topeka (“FHLB-Topeka”). We generally originate both fixed- and adjustable-rate one- to four-family residential real estate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of December 31, 2011 was generally $417,000 for single-family homes in our market area.  We have historically sold into the secondary market all of the conforming fixed-rate, one- to four-family residential real estate loans with terms of greater than 15 years, and in recent years the Mortgage Partnership Finance program has been the purchaser of these loans.  We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.”  Virtually all of our one- to four-family residential real estate loans are secured by properties located in our market area. On a limited basis we have made to our existing customers one- to four-family residential real estate loans out of our market area.

The fixed-rate, one- to four-family residential real estate loans that we do not sell into the secondary market typically have terms of 15 years or less.

Our adjustable-rate, one- to four-family residential real estate loans generally have fixed rates of interest for initial terms of 10 years, and adjust annually or every 5 years thereafter at a margin, which in recent years has been 3.5% above either the 1 Year Constant Maturity Treasury Rate (CMT) or the 5 Year CMT.  The maximum amount by which the interest rate may be increased or decreased is generally 3.0% per adjustment period and the lifetime interest rate cap is generally 10% over the initial interest rate of the loan.  Our adjustable-rate loans carry terms to maturity of up to 30 years.

Although adjustable-rate one- to four-family residential real estate loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower.  At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates.  Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.  Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to 10 years after origination. As a result, the effectiveness of adjustable-rate one- to four-family residential real estate loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

Except on a very limited basis on the initial one-year construction period of a 31 year one- to four-family residential real estate loan, we do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer one- to four-family residential real estate loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” on one-to four- family residential real estate loans (i.e., loans to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” (i.e., loans to borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgage loans.  Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer-term fixed-rate residential mortgage loans, or we may sell all or a portion of such loans in the secondary mortgage market. We have historically sold, and expect that we will continue to sell in the near future, subject to market conditions, all of the conforming fixed-rate, one- to four-family residential real estate loans that we originate with terms of greater than 15 years to the Mortgage Partnership Finance, a division of the FHLB-Topeka with servicing retained, or to other third-party purchasers with servicing released.

Agricultural and Commercial Non-Real Estate Lending. At December 31, 2011, $46.6 million, or 24.1% of our loan portfolio, including loans held for sale, consisted of agricultural and commercial non-real estate loans.

Agricultural non-real estate loans, which totaled $40.1 million at December 31, 2011, include seasonal crop operating loans that are used to fund the borrower’s crop production operating expenses; livestock operating and revolving loans used to purchase livestock for resale and related livestock production expense; and loans used to finance the purchase of machinery, equipment and breeding stock.

Agricultural non-real estate loans are originated at an adjustable- or fixed-rate of interest and generally for a term of up to 15 months. In the case of agricultural non-real estate loans secured by breeding livestock and/or farm equipment, such loans are originated at fixed-rates of interest for a term of up to seven years. At December 31, 2011, the average outstanding principal balance of our agricultural non-real estate loans was $70,000, excluding lines of credit with $0 balances at this date. At December 31, 2011, our largest agricultural and commercial non-real estate loan had a principal balance of $980,000, was secured by farm assets and was performing in accordance with its repayment terms. At this date, we had one agricultural non-real estate loan totaling less than $1,000 that was non-performing.

Borrowers of agricultural and commercial non-real estate loans are required to supply current financial statements and tax returns. Additionally, some borrowers are required to produce cash flow projections which are updated on an annual basis. In addition, on larger loans, the loan officer responsible for the loan and/or the Bank’s in-house evaluator will perform an annual farm visit, obtain financial statements and perform a financial review of the loan.

Our commercial non-real estate loans, which totaled $6.5 million at December 31, 2011, consist of term loans as well as regular lines of credit and revolving lines of credit to finance short-term working capital needs like accounts receivable and inventory.  Our commercial lines of credit are generally priced on an adjustable-rate basis and may be secured or unsecured.  We generally obtain personal guarantees with all commercial business loans.  Business assets such as accounts receivable, inventory, equipment, furniture and fixtures may be used to secure lines of credit. Our lines of credit typically have a maximum term of 12 months.  We also originate commercial term loans to fund long-term borrowing needs such as purchasing equipment, property improvements or other fixed asset needs.  We fix the maturity of a term loan to correspond to 80% of the useful life of any equipment purchased or 10 years, whichever is less.  Term loans can be secured with a variety of collateral, including business assets such as accounts receivable and inventory or long-term assets such as equipment, furniture, fixtures or real estate.

Unlike one- to four-family residential real estate loans, which we generally originate on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, we typically originate agricultural and commercial non-real estate loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business or rental income produced by the property.  As a result, the availability of funds for the repayment of agricultural and commercial non-real estate loans may be substantially dependent on the success of the business or rental property itself and the general economic environment.  Therefore, agricultural and commercial non-real estate loans that we originate generally have greater credit risk than the one- to four-family residential real estate loans that we originate or, generally, consumer loans.  In addition, generally loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts. For additional risks specific to agricultural non-real estate loans, please see “–Agricultural Real Estate Loans” above.

Commercial and Multi-Family Real Estate Lending.  We originate commercial and multi-family real estate mortgage loans.  At December 31, 2011, $21.0 million, or 10.9% of our loan portfolio, including loans held for sale, consisted of commercial and multi-family real estate loans. Our commercial and multi-family real estate loans have terms of up to 20 years. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%.

Our commercial and multi-family real estate loans are secured primarily by office buildings, strip mall centers, owner-occupied offices, car washes, condominiums, apartment buildings and developed lots. At December 31, 2011, our commercial and multi-family real estate loans had an average loan balance of approximately $146,000. At December 31, 2011, virtually all of our commercial and multi-family real estate loans were secured by properties located in Nebraska. We have on occasion made commercial and multi-family real estate loans in Iowa and South Dakota. In addition, we will make loans to customers who live in our market area for commercial real estate properties located outside of our market area and at December 31, 2011 our largest commercial real estate loan was in an amount of $1.9 million and was secured by an office building in the Phoenix, Arizona metropolitan area. At December 31, 2011, this loan was performing in accordance with it repayment terms.

At December 31, 2011 47.9% of our commercial and multi-family real estate loans had fixed interest rates. The rates on our adjustable-rate commercial real estate and multi-family loans are generally tied to a variety of indices including the 1 Year Constant Maturity Treasury rate (CMT), the 5 Year CMT and the prime interest rate as reported in The Wall Street Journal. A portion of our commercial real estate and multi-family loans represent permanent financing for borrowers who have completed real estate construction for which we previously provided construction financing.

In underwriting commercial and multi-family real estate loans, we generally lend up to 80% of the property’s appraised value.  We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 1.1 times), computed after deduction for a vacancy factor and property expenses we deem appropriate.  Personal guarantees are obtained from commercial real estate borrowers.  We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Commercial and multi-family real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential real estate loans.  Commercial and multi-family real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project, and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

We consider a number of factors in originating commercial and multi-family real estate loans.  We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan.  When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions.  In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service).  All commercial and multi-family real estate loans are appraised by outside independent appraisers approved by the board of directors or by internal evaluations, where permitted by regulation.  Personal guarantees are obtained from the principals of commercial and multi-family real estate loans.

Consumer Lending. To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including new and used automobile loans, home improvement and home equity loans, recreational vehicle loans, and loans secured by certificates of deposits and other collateral, including marketable securities. We do not purchase indirect automobile loans from dealers. At December 31, 2011, our consumer loan portfolio totaled $4.6 million, or 2.4% of our total loan portfolio. At this date, $108,000 of our consumer loans were unsecured.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

We also offer home equity loans and equity lines of credit secured by a first or second mortgage on residential property. Second mortgage loans and equity lines of credit are made with fixed or adjustable rates, and with combined loan-to-value ratios up to 90% on an owner-occupied principal residence.

Second mortgage loans and equity lines of credit have greater risk than one- to four-family residential real estate loans secured by first mortgages.  We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs.  However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our second mortgage loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

At December 31, 2011, the average balance of our outstanding home equity lines of credit was $26,000 excluding lines with $0 balances, and the largest outstanding balance of any such loan was $78,000.  This loan was performing in accordance with its repayment terms at December 31, 2011.

Originations, Purchases and Sales of Loans

Lending activities are conducted primarily by our loan personnel operating at our main office and our branch offices.  All loans that we originate are underwritten pursuant to our standard policies and procedures. In addition, our one- to four-family residential real estate loans generally incorporate underwriting guidelines of the Mortgage Partnership Finance Program, a division of the FHLB-Topeka. We originate both adjustable-rate and fixed-rate loans.  Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans and competition from other lenders, which is affected by current market interest rates as well as anticipated future market interest rates.  Our loan origination and sales activity may be adversely affected by a rising interest rate environment which typically results in decreased loan demand.  Most of our agricultural real estate, agricultural and commercial non-real estate loans, and our commercial and multi-family real estate loans are generated by our internal business development efforts and referrals from professional contacts.  Most of our originations of one- to four-family residential real estate loans and consumer loans are generated by existing customers, referrals from realtors, residential home builders, walk-in business and from our website.

Consistent with our interest rate risk strategy and the low interest rate environment that has existed in recent years, we have sold on a servicing-retained basis all of the conforming fixed-rate, one- to four-family residential real estate loans that we have originated with terms of greater than 15 years to the Mortgage Partnership Finance Program.  At December 31, 2011, we serviced $39.6 million of fixed-rate, one- to four-family residential real estate loans held by the FHLB-Topeka and serviced an additional $1.0 million of other loans.

The following table sets forth our loan origination, purchase, sale and principal repayment activity during the periods indicated.

	Years Ended December 31,
	2011	2010
	(In thousands)

Total loans at beginning of period	$182,208	$157,940

Loans originated:
Mortgage loans:
Agricultural	24,235	32,449
One- to four-family residential	28,139	26,500
Commercial and multi-family	2,629	6,032
Agricultural and commercial non-real estate loans	25,715	22,197
Consumer loans	4,031	3,658
Total loans originated	84,749	90,836

Loans purchased:
Mortgage loans:
Agricultural	―	―
One- to four-family residential	―	―
Commercial and multi-family	―	―
Agricultural and commercial non-real estate loans	―	33
Consumer loans	―	―
Total loans purchased	―	33

Loans sold:
Mortgage loans:
Agricultural	―	―
One- to four-family residential	(17,945)	(16,576)
Commercial and multi-family	―	―
Agricultural and commercial non-real estate loans	―	―
Consumer loans	―	―
Total loans sold	(17,945)	(16,576)

Other:
Principal repayments and other	(140,574)	(120,573)
Advances on agricultural and commercial lines-of-credit loans	81,136	70,548

Net loan activity	7,366	24,268
Total loans at end of period	$189,574	$182,208

Delinquencies and Non-Performing Assets

Delinquency Procedures.  When a borrower fails to make a required monthly loan payment, a late notice is generated stating the payment and late charges due.  Generally our policies provide that borrowers are sent the notice on the 10th day after the payment due date except for one- to four-family real estate loans for which the delinquency notice is mailed between 15 and 20 days after the due date. Thereafter a loan officer is assigned to execute the Bank’s loan collection procedures which include follow up phone calls and letters. For all loans 60 days or less past due, the loan officer responsible for the credit contacts the borrower by phone. After 60 days past due, the Chief Executive Officer becomes the primary officer responsible for the loan’s collection, and the Chief Executive Officer will contact the borrower by phone and/or letters. After a loan is 90 days past due, it is referred to our attorney who will initiate foreclosure procedures. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as Other Real Estate Owned until it is sold.  The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal or an in-house evaluation which is obtained as soon as practicable, typically at the start of the foreclosure proceeding and every six months thereafter until the property is sold. Subsequent decreases in the value of the property are charged to operations.  After acquisition, all costs incurred in maintaining the property are expensed.  Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Troubled Debt Restructurings.  Troubled debt restructurings are defined under ASC 310-40 to include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates or on terms materially less favorable than current market rates. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure.  We generally do not forgive principal or interest on loans. On occasion we have modified the terms of loans to provide for longer amortization schedules.  These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. At December 31, 2011 and 2010, we had no loans that were classified as a troubled debt restructuring.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	Loans Delinquent For
	60-89 Days			90 Days and Over			Total
	Number	Amount		Number	Amount		Number	Amount
	(Dollars in thousands)

At December 31, 2011
Real estate loans:
Agricultural	―	$	―	―	$	―	―	$	―
One- to four-family residential	5		289	1		16	6		305
Commercial and multi-family	1		9	―		―	1		9
Agricultural and commercial non-real estate loans	2		96	―		―	2		96
Consumer loans	4		3	2		1	6		4

Total loans	12		$397	3		$17	15		$414

At December 31, 2010
Real estate loans:
Agricultural	―	$	―	―	$	―	―	$	―
One- to four-family residential	4		50	2		181	6		231
Commercial and multi-family	1		16	0		0	1		16
Agricultural and commercial non-real estate loans	―		―	―		―	―		―
Consumer loans	4		32	2		2	6		34

Total loans	9		$98	4		$183	13		$281

At December 31, 2009
Real estate loans:
Agricultural	―	$	―	―	$	―	―	$	―
One- to four-family residential	6		110	―		―	6		110
Commercial and multi-family	―		―	―		―	―		―
Agricultural and commercial non-real estate loans	―		―	―		―	―		―
Consumer loans	1		1	3		4	4		5

Total loans	7		$111	3		$4	10		$115

At December 31, 2008
Real estate loans:
Agricultural	―	$	―	―	$	―	―	$	―
One- to four-family residential	8		370	5		103	13		473
Commercial and multi-family	―		―	―		―	―		―
Agricultural and commercial non-real estate loans	―		―	1		3	1		3
Consumer loans	1		1	4		9	5		10

Total loans	9		$371	10		$115	19		$486

At December 31, 2007
Real estate loans:
Agricultural	―	$	―	1		$14	1		$14
One- to four-family residential	6		287	5		139	11		426
Commercial and multi-family	―		―	―		―	―		―
Agricultural and commercial non-real estate loans	―		―	―		―	―		―
Consumer loans	2		1	2		3	4		4

Total loans	8		$288	8		$156	16		$444

Classified Assets.  Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses.  General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets.  When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount.  An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.  Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or delinquency status, or if the loan possesses weaknesses although currently performing. Management reviews the status of each impaired loan on our watch list with the Loan Committee and then with the full Board of Directors at the next regularly scheduled Board meeting. If a loan deteriorates in asset quality, the classification is changed to “special mention,”  “substandard,”  “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” If a loan is secured by real estate and we believe that we are well collateralized, we will continue to accrue interest for up to 120 days.

See Note 3 to our Financial Statements beginning on page F-1 of this prospectus for a description by loan category of our classified and special mention assets as of December 31, 2011.

Non-Performing Assets.  We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. We will, however, continue to accrue interest for up to 120 days if a loan is secured by real estate and we believe that we are well collateralized.  A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed.  Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.  Restructured loans are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for a reasonable period of time (typically six months) and the ultimate collectibility of the total contractual principal and interest is reasonably assured.

The following table sets forth information regarding our non-performing assets at the dates indicated. We had no troubled debt restructurings at the dates indicated.

	At December 31,
	2011	2010	2009		2008		2007
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
Agricultural	$129	$131	$	―	$	―	$	―
One- to four-family residential	93	35		74		―		―
Commercial and multi-family	―	―		―		―		―
Agricultural and commercial non-real estate loans	1	1		―		―		―
Consumer loans	―	―		―		―		―
Total accrual loans	$223	$167		$74	$	―	$	―

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
Agricultural	―	―		―		―		14
One- to four-family residential	16	181		―		103		139
Commercial and multi-family	―	―		―		―		―
Agricultural and commercial non-real estate loans	―	―		―		3		―
Consumer loans	1	2		4		9		3
Total loans delinquent 90 days or greater and still accruing	$17	$183		$4		$115		$156

Total non-performing loans	$240	$350		$78		$115		$156

Real estate owned:
Real estate loans:
Agricultural	―	―		―		―		―
One- to four-family residential	―	―		46		―		43
Commercial	―	―		―		―		―
Agricultural and commercial non-real estate loans	―	―		―		―		―
Consumer loans	―	―		―		―		―
Total real estate owned	―	―		46		―		43

Total non-performing assets	$240	$350		$124		$115		$199

Ratios:
Non-performing loans to total loans	0.12%	0.19%		0.05%		0.08%		0.11%
Non-performing assets to total assets	0.10%	0.16%		0.04%		0.06%		0.11%

Interest income that would have been recorded for the year ended December 31, 2011 had non-accruing loans been current according to their original terms amounted to $16,000. We recognized $18,000 of interest on these loans for the year ended December 31, 2011, $2,000 of which was for interest from a prior period.

Non-performing agricultural real estate loans totaled $129,000 at December 31, 2011 and consisted of one loan.  Additionally we had $109,000 in non-performing one- to four-family residential real estate loans at December 31, 2011. We had no real estate owned at December 31, 2011.

There were no other loans at December 31, 2011 that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses.  Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio.  We evaluate the need to establish allowances against losses on loans on a quarterly basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses has consisted of two key elements:  (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio.  Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing or agricultural real estate price movements, in determining the appropriateness of the allowance for loan losses for our agricultural real estate, one-to four-family residential real estate and commercial and multi-family portfolios. We use evidence obtained from our own loan portfolio as well as published housing and agricultural data on our local markets from third-party sources we determine to be reliable as a basis for assumptions about the impact of housing depreciation.

We have increased general allowances for all of our loan categories except for our consumer loan portfolio over the past several quarters. These increases are a result of the increase in the size of our loan portfolio as well as our perception that there is an increase in the risk to our loan portfolio due to the increase in our agricultural real estate and agricultural and commercial non-real estate loan portfolios. The increases in these portfolios has resulted, in part, from an abrupt and substantial increase in the cost of farm property in our market area as well as the cost of crop production inputs.  If farm property values decline and if profit margins return to historical lower levels, the value of these loans may decline.

The average sales price of a bushel of #2 Yellow Corn, the most important crop in our market area, was at historic highs in 2011 and as a result the cost of the agricultural real estate in our market area has experienced significant increases in recent years creating additional risk to our loan portfolio. The demand for this crop is a result of numerous factors including its utilization to produce ethanol. Effective December 31, 2011, the federal government allowed a major ethanol subsidy to expire which could adversely impact the price of corn and thus, adversely impact our agricultural borrowers increasing the risks associated with these types of loans.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming one- to four-family residential real estate loan in the process of collection, the value of the underlying collateral is estimated using the original independent appraisal, adjusted for current economic conditions and other factors, and related general or specific reserves are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectibility of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

We establish an allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities.  This valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio.  The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.  These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.  The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

As an integral part of their examination process, the Office of the Comptroller of the Currency with respect to Madison County Bank, and the Federal Reserve Bank of Kansas City with respect to our existing holding companies and with respect to Madison County Financial, Inc., will periodically review our allowance for loan losses and may require that we recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

Allowance for Loan Losses.  The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of period	$3,352	$3,018	$2,681	$2,544	$2,500

Charge-offs:
Real estate loans:
Agricultural	―	―	―	―	―
One- to four-family residential	(22)	(29)	(27)	―	―
Commercial and multi-family	―	―	―	―	(21)
Agricultural and commercial non-real estate loans	―	―	―	―	(23)
Consumer loans	―	―	―	―	(18)
Total charge-offs	(22)	(29)	(27)	―	(62)

Recoveries:
Real estate loans:
Agricultural	7	2	3	2	―
One- to four-family residential	―	―	―	―	―
Commercial and multi-family	―	―	―	―	―
Agricultural and commercial non-real estate loans	―	―	―	―	―
Consumer loans	―	1	1	―	6
Total recoveries	7	3	4	2	6

Net (charge-offs) recoveries	(15)	(26)	(23)	2	(56)
Provision for loan losses	680	360	360	135	100

Balance at end of year	$4,017	$3,352	$3,018	$2,681	$2,544

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.01%	0.02%	0.02%	0.00%	0.04%
Allowance for loan losses to non-performing loans at end of period	1,673.75%	957.71%	3,869.23%	2,331.30%	1,641.29%
Allowance for loan losses to total loans at end of period	2.07%	1.81%	1.88%	1.78%	1.81%

Allocation of Allowance for Loan Losses.  The following tables set forth the allowance for loan losses allocated by loan category, the percent of allowance in each loan category to the total allowance, and the percent of loans in each category to total loans at the dates indicated.  The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2011		2010
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Real estate loans:
Agricultural	$1,579	43.05%	$1,448	42.80%
One- to four-family residential	818	19.65	580	21.90
Commercial and multi-family	556	10.87	496	12.05
Agricultural and commercial non-real estate loans	984	24.08	720	20.14
Consumer loans	80	2.35	108	3.11
Total	$4,017	100.00%	$3,352	100.00%

	At December 31,
	2009		2008		2007
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Real Estate loans:
Agricultural	$1,181	39.37%	$1,173	38.34%	$1,121	37.38%
One- to four-family residential	551	25.15	183	26.97	198	29.53

Commercial and multi-family	556	12.30	385	10.60	350	10.13
Agricultural and commercial non-real estate loans	659	19.78	814	21.75	718	20.04
Consumer loans	71	3.40	126	2.34	157	2.92
Total	$3,018	100.00%	$2,681	100.00%	$2,544	100.00%

At December 31, 2011, our allowance for loan losses represented 2.07% of total loans, including loans held for sale, and 1,674% of non-performing loans, and at December 31, 2010, our allowance for loan losses represented 1.81% of total loans and 958% of non-performing loans. The allowance for loan losses increased from $3.4 million at December 31, 2010 to $4.0 million at December 31, 2011, due to a provision for loan losses of $680,000, offset by net charge-offs of $15,000 during 2011.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, regulators, in reviewing our loan portfolio, may request us to increase our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and increases may be necessary should the quality of any loan deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General.  The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate our interest rate risk, and to generate a favorable return on idle funds within the context of our interest rate and credit risk objectives.  In recent years, our strategy has been to reduce the maturities of our investment securities portfolio. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our board of directors is responsible for adopting our investment policy.  The investment policy is reviewed annually by our ALCO/Executive Committee which is comprised of our President and Chief Executive Officer, our Senior Vice President and our Chief Financial Officer and any changes to the policy are recommended to and subject to the approval of the board of directors.  Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and his investment decisions are reviewed and approved by a majority of our ALCO/Executive Committee, prior to the execution of any investment trade.  All investment transactions are reviewed at regularly scheduled meetings of the board of directors.

Our current investment policy permits, with certain limitations, investments in securities issued by the United States Government and its agencies or government sponsored enterprises, agency-issued mortgage-backed securities and municipal bonds and securities issued by counties, cities, school districts and other political subdivisions located in Nebraska and South Dakota, investments in bank-owned life insurance and collateralized mortgage obligations backed by agency mortgage-backed securities.

At December 31, 2011, we did not have an investment in the securities of any single non-government issuer that exceeded 10% of our equity at that date.

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities.  Our current policy does not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

At December 31, 2011, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date.

U.S. Treasury and Agency Debt Securities.  At December 31, 2011, the carrying value of our U.S. Treasury and federal agency securities portfolio totaled $10.7 million, of which $10.2 million were classified as available-for-sale.  While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate for liquidity purposes, as collateral for borrowings and for prepayment protection.

Municipal Obligations. At December 31, 2011, our municipal securities portfolio totaled $14.9 million and was comprised of bonds issued by counties, cities, school districts and other political subdivisions in Nebraska and South Dakota.  At December 31, 2011 all of our municipal securities were classified as held to maturity. At this date, $9.5 million of these securities had maturities of more than 10 years.

We have purchased bank-qualified general obligation and revenue bonds of certain state and political subdivisions which provide interest income that is exempt from federal income taxation.  Our investment policy permits purchases of these securities so long as they are rated in the top three investment grades, with maximum term to maturity of 25 years. During 2011 we chose to increase our municipal securities portfolio since these securities provide a stable source of tax-free income.

Federal Home Loan Bank Stock. We hold common stock of the Federal Home Loan Bank of Topeka in connection with our borrowing activities totaling $2.0 million at December 31, 2011.  The common stock of such entity is carried at cost and classified as restricted equity securities.

Bank-Owned Life Insurance.  We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us non-interest income that is non-taxable.  At December 31, 2011, our balance in bank-owned life insurance totaled $4.4 million and was issued by five insurance companies.

Securities Portfolio Composition.  The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.  Securities available for sale are carried at fair value.

	At December 31,
	2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Securities held to maturity:
United State Treasury and agency debt securities	$493	$526	$489	$537	$485	$529
Municipal obligations (1)	14,909	15,328	11,066	10,891	11,493	11,399

Total securities held to maturity	$15,402	$15,854	$11,555	$11,428	$11,978	$11,928

Securities available for sale:
United States Treasury and agency debt securities	9,878	10,228	7,360	7,501	7,864	7,822
Mortgage-backed securities	―	―	―	―	489	500

Total securities available for sale	$9,878	$10,228	$7,360	$7,501	$8,353	$8,322

(1)         At December 31, 2011, included $1.9 million of taxable municipal bonds.

Portfolio Maturities and Yields.  The composition and maturities of the investment securities portfolio at December 31, 2011 are summarized in the following table.  Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.  Municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less				More than One Year through Five Years		More than Five Years through Ten Years				More than Ten Years				Total Securities
	Amortized Cost		Weighted Average Yield		Amortized Cost	Weighted Average Yield	Amortized Cost		Weighted Average Yield		Amortized Cost		Weighted Average Yield		Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Securities held to maturity:
U. S. Treasury and agency debt securities	$	―	―	%	$493	4.90%	$	―	―	%	$	―	―	%	$493	$526	4.90%
Municipal obligations (1)		835	2.35		1,777	2.87		2,751	4.12			9,546	4.72		14,909	15,328	4.26

Total securities held to maturity		$835	2.35		$2,270	3.31		$2,751	4.12			$9,546	$4.72		15,402	$15,854	4.28

Securities available for sale - U. S. Treasury and agency debt securities		$1,501	0.59		$3,427	1.82		$4,450	2.88			$500	1.00		$9,878	$10,228	2.07

(1) At December 31, 2011, included $1.9 million of taxable municipal bonds.

Sources of Funds

General.  Deposits have traditionally been our primary source of funds for use in lending and investment activities.  We also use borrowings, primarily Federal Home Loan Bank of Topeka advances and Federal Reserve Bank of Kansas City borrowings, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds.  In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets.  While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. To a lesser extent, we may utilize Federal Funds Sold as funding sources.

Deposits.  Our deposits are generated primarily from residents within our primary market area.  We offer a selection of deposit accounts, including non-interest-bearing and interest-bearing checking accounts, money market savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.  We have not in the past nor presently have any brokered or internet deposits.  However, dependent on our future needs, we could utilize these funding sources for liquidity purposes.

The Bank will periodically promote a particular deposit product as part of the Bank’s overall marketing plan. Deposit products have been promoted through various mediums, which include radio and newspaper advertisements. The emphasis of these campaigns is to increase consumer awareness and market share of the Bank. Additionally, we focus on deposit generation from our borrower customers both at the time of a loan origination and thereafter as we build our customer relationship.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis.  Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service, long-standing relationships with customers, and the favorable image of Madison County Bank in the community are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate which includes numerous financial institutions of varying sizes offering a wide range of products.  We occasionally use promotional rates to meet asset/liability and market segment goals.  Additionally, we historically experience significant increases in our deposits during the first calendar quarter of each year as a result of our farm customers receiving proceeds during this time from the sale of agricultural commodities.

The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand.  Based on our experience, we believe that non-interest-bearing and interest-bearing checking and money market savings accounts may be somewhat more stable sources of deposits than certificates of deposits.  Also, we believe that our deposits allow us a greater opportunity to connect with our customers and offer them other financial services and products. As a result, we have used marketing and other initiatives to increase such accounts.  However, it can be difficult to attract and maintain such deposits at favorable interest rates under current market conditions.

The following table sets forth the distribution of total deposits by account type, for the periods indicated.

	For the Years Ended December 31,
	2011			2010			2009
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Interest-bearing Checking	$93,133	51.97%	1.01%	$78,719	48.95%	1.35%	$67,223	45.33%	1.49%
Non-interest-bearing Checking	15,633	8.72	―	12,181	7.58	―	9,893	6.67	―
Money Market Savings(1)	34,997	19.53	0.81	29,960	18.63	1.07	26,352	17.77	1.44
Certificates of deposit (2)	35,448	19.78	1.38	39,943	24.84	1.82	44,817	30.23	2.36

Total deposits	$179,211	100.00%	0.96%	$160,803	100.00%	1.31%	$148,285	100.00%	1.64%

(1)	Includes $8.4, $8.2 and $7.4 million in individual retirement accounts (IRAs) for 2011, 2010 and 2009, respectively.
(2)	Includes $2.7, $3.0 and $3.1 million in individual retirement accounts (IRAs) for 2011, 2010 and 2009, respectively.

As of December 31, 2011, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $9.1 million.  The following table sets forth the maturity of these certificates as of December 31, 2011.

At December 31, 2011
(In thousands)

Three months or less	$1,739
Over three months through six months	1,247
Over six months through one year	3,304
Over one year to three years	2,626
Over three years	154

Total	$9,070

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2011	2010	2009
	(In thousands)

Interest Rate
Less than 2.00%	$31,988	$28,568	$15,354
2.00% -2.99%	2,700	9,143	20,626
3.00% -3.99%	21	345	5,648
4.00% -4.99%	739	1,887	3,189

Total	$35,448	$39,943	$44,817

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At December 31, 2011
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)

Interest Rate Range:
1.99% and below	$24,675	$5,701	$766	$846	$31,988	90.24%
2.00% to 2.99%	1,063	459	781	397	2,700	7.62
3.00% to 3.99%	19	2	―	―	21	0.06
4.00% to 4.99%	739	―	―	―	739	2.08

Total	$26,496	$6,162	$1,547	$1,243	$35,448	100.0%

Borrowings.  Our borrowings consist primarily of advances from the Federal Home Loan Bank of Topeka and borrowings from the Federal Reserve Bank of Kansas City and to a lesser extent from the Bankers’ Bank of the West.  At December 31, 2011, we had access to additional Federal Home Loan Bank, Federal Reserve Bank and Bankers’ Bank of the West advances of up to $43.9 million, $2.6 million and $13.7 million, respectively.  To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

Historically our borrowings have increased during the fourth calendar quarter of each year in response to increased loan demand from our farm customers during the Fall of each year, many of whom purchase their crop production supplies (seed, fertilizer, fuel and chemicals) for the ensuing year during this period. Generally, we will repay a portion of our borrowings during the first calendar quarter of each year as we experience significant increases in our deposits and significant payments on agricultural loans of all kinds during the first quarter of each year as a result of our farm customers receiving proceeds during this time from the sale of agricultural commodities.

The following table sets forth information concerning balances and interest rates on our advances at the dates and for the periods indicated.

	At or For the Years Ended December 31,
	2011	2010	2009
	(Dollars in thousands)

Balance at end of period	$26,900	$29,755	$22,900
Average balance during period	$19,818	$20,046	$20,149
Maximum outstanding at any month end	$26,900	$29,755	$30,300
Weighted average interest rate at end of period	1.04%	1.28%	3.91%
Weighted average interest rate during period	1.37%	3.79%	4.45%

Properties

As of December 31, 2011, the net book value of our office properties was $2.3 million.  The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired	Square Footage	Net Book Value of Real Property
				(In thousands)
Main (Madison) Office:
111 West Third Street Madison , Nebraska 68748	Owned	1995	7,400	$498

Other Properties:
103 South 4th Street Albion, Nebraska 68620	Owned	2005	7,500	$465

2100 Pasewalk Avenue Norfolk , Nebraska 68701	Owned	1998	4,600	$661

402 West Locust Street Plainview, Nebraska 68769	Owned	2008	4,500	$656

Additionally, we maintain offices in Creighton and Randolph, Nebraska, both of which provide limited services to our customers. These offices are located in office space of unrelated third-parties to which we pay nominal monthly fees.

Subsidiary and Other Activities

Upon completion of the conversion, Madison County Bank will become the wholly owned subsidiary of Madison County Financial, Inc. Madison County Bank has one subsidiary, Bush and Roe Financial, Inc., a Nebraska corporation that sells liability, casualty, automobile, life, health and accident insurance.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business.  At December 31, 2011, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Madison County Bank will enter into an agreement with Madison County Financial, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided.  In addition, Madison County Bank and Madison County Financial, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2011, we had 48 full-time equivalent employees.  Our employees are not represented by any collective bargaining group.  Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Madison County Bank is supervised and examined by the Office of the Comptroller of the Currency (“OCC”) and is subject to examination by the Federal Deposit Insurance Corporation (“FDIC”).  This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders.  Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates.  Madison County Bank also is a member of and owns stock in the Federal Home Loan Bank of Topeka, which is one of the twelve regional banks in the Federal Home Loan Bank System.  Madison County Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), governing reserves to be maintained against deposits and other matters.  The OCC examines Madison County Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies.  Madison County Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Madison County Bank’s loan documents.

As a savings and loan holding company following the conversion, Madison County Financial, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board and the Federal Reserve Bank of Kansas City.  Madison County Financial, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Madison County Bank and Madison County Financial, Inc. are described below.  This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Madison County Bank and Madison County Financial, Inc. Any change in these laws or regulations, whether by the FDIC, the OCC or Congress, could have a material adverse impact on Madison County Financial, Inc., Madison County Bank and their operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) has significantly changed the current bank regulatory structure and has affected the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act eliminated the Office of Thrift Supervision on July 21, 201l, the former primary federal regulator of Madison County Bank, Madison County Holding Company, MHC and Madison County Financial Corporation and required Madison County Bank to be regulated by the OCC (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies like Madison County Financial, Inc. upon completion of our conversion, in addition to bank holding companies which it regulates.  As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, apply to savings and loan holding companies like Madison County Holding Company, MHC and Madison County Financial Corporation and will apply to Madison County Financial, Inc. upon completion of our conversion, unless an exemption exists.  These capital requirements are substantially similar to the capital requirements currently applicable to Madison County Bank as described in “– Federal Banking Regulation – Capital Requirements.”  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital are restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets.  The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Madison County Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.  The legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for FDIC insurance assessments.  Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Banking Regulation

Business Activities.  A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the OCC.  Under these laws and regulations, Madison County Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits.  Madison County Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Madison County Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements.  Federal regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OCC, based on the risks believed inherent in the type of asset.  Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.  Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank.  In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2011, Madison County Bank’s capital exceeded all applicable requirements.  See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower.  Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus.  An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate.  As of December 31, 2011, Madison County Bank’s largest lending relationship with a single or related group of borrowers totaled $4.7 million, which represented 14.5% of unimpaired capital and surplus.  Therefore, Madison County Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. We are required to satisfy a qualified thrift lender (“QTL”) test, under which we either must qualify as a “domestic building and loan” association as defined by the Internal Revenue Code or maintain at least 65% of our “portfolio assets” in “qualified thrift investments.”  “Qualified thrift investments” consist primarily of residential mortgages and related investments, including mortgage-backed and related securities.  “Portfolio assets” generally means total assets less specified liquid assets up to 20% of total assets, goodwill and other intangible assets and the value of property used to conduct business.  A savings institution that fails the qualified thrift lender test must operate under specified restrictions.  The Dodd-Frank Act made noncompliance with the QTL test also subject to agency enforcement action for a violation of law.  As of December 31, 2011, we maintained 97.1% of our portfolio assets in qualified thrift investments and, therefore, we met the qualified thrift lender test.

Prompt Corrective Regulatory Action. Under federal Prompt Corrective Action statute, the OCC is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.  A savings institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized.  A savings institution that has total risk-based capital less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized.”  A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the OCC is required to appoint a receiver or conservator for a savings institution that is “critically undercapitalized” within specific time frames.  The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date a savings institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Any holding company for the savings institution required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings institution’s assets at the time it was notified or deemed to be undercapitalized by the OCC, or the amount necessary to restore the savings institution to adequately capitalized status.  This guarantee remains in place until the OCC notifies the savings institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the OCC has the authority to require payment and collect payment under the guarantee.  Various restrictions, such as on capital distributions and growth, also apply to “undercapitalized” institutions.  The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Capital Distributions. Federal regulations restrict capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution.  A federal savings institution must file an application with the OCC for approval of the capital distribution if:

●
the total capital distributions for the applicable calendar year exceeds the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years that is still available for dividend;

●	the institution would not be at least adequately capitalized following the distribution;

●	the distribution would violate any applicable statute, regulation, agreement or written regulatory condition; or

●
the institution is not eligible for expedited review of its filings (i.e., generally, institutions that do not have safety and soundness, compliance and Community Reinvestment Act ratings in the top two categories or fail a capital requirement).

A savings institution that is a subsidiary of a holding company, which is the case with Madison County Bank, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

Applications or notices may be denied if the institution will be undercapitalized after the dividend, the proposed dividend raises safety and soundness concerns or the proposed dividend would violate a law, regulation enforcement order or regulatory condition.

In the event that a savings institution’s capital falls below its regulatory requirements or it is notified by the regulatory agency that it is in need of more than normal supervision, its ability to make capital distributions would be restricted.  In addition, any proposed capital distribution could be prohibited if the regulatory agency determines that the distribution would constitute an unsafe or unsound practice.

Transactions with Related Parties.  A savings institution’s authority to engage in transactions with related parties or “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act and its implementing regulation, Federal Reserve Board Regulation W.  The term “affiliate” generally means any company that controls or is under common control with an institution, including Madison County Financial, Inc. and its non-savings institution subsidiaries.  Applicable law limits the aggregate amount of “covered” transactions with any individual affiliate, including loans to the affiliate, to 10% of the capital and surplus of the savings institution.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus.  Certain covered transactions with affiliates, such as loans to or guarantees issued on behalf of affiliates, are required to be secured by specified amounts of collateral.  Purchasing low quality assets from affiliates is generally prohibited.  Regulation W also provides that transactions with affiliates, including covered transactions, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.  In addition, savings institutions are prohibited by law from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

Our authority to extend credit to executive officers, directors and 10% or greater shareholders (“insiders”), as well as entities controlled by these persons, is governed by Sections 22(g) and 22(h) of the Federal Reserve Act and its implementing regulation, Federal Reserve Board Regulation O.  Among other things, loans to insiders must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for bank-wide lending programs that do not discriminate in favor of insiders.  Regulation O also places individual and aggregate limits on the amount of loans that may be made to insiders based, in part, on the institution’s capital position, and requires that certain prior board approval procedures be followed.  Extensions of credit to executive officers are subject to additional restrictions on the types and amounts of loans that may be made.  At December 31, 2011, we were in compliance with these regulations.

Enforcement. The OCC has primary enforcement responsibility over federal savings institutions, including the authority to bring enforcement action against “institution-related parties,” including officers, directors, certain shareholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance.  Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day.

Deposit Insurance.  The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008.  Also, under the Dodd-Frank Act, noninterest-bearing checking accounts have unlimited deposit insurance through December 31, 2012.

On November 12, 2009, the FDIC approved a final rule requiring insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.   Estimated assessments for the fourth quarter of 2009 and for all of 2010 were based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates.  In addition, a 5% annual growth in the assessment base was assumed.  Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future.  Any unused prepayments will be returned to the institution on June 30, 2013.  We recorded the pre-payment as a prepaid expense, which will be amortized to expense over three years. Based on our deposit and assessment rate as of September 30, 2009, our prepayment amount was $660,000.

Effective April 1, 2011, the FDIC implemented a requirement of the Dodd-Frank Act to revise its assessment system to base it on each institution’s total assets less tangible capital of each institution instead of deposits.  The FDIC also revised its assessment schedule so that it ranges from 2.5 basis points for the least risky institutions to 45 basis points for the riskiest.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The Bank does not believe that it is taking or is subject to any action, condition or violation that could lead to termination of its deposit insurance.

All FDIC-insured institutions are required to pay a pro rata portion of the interest due on obligations issued by the Financing Corporation (“FICO”) for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation.  The bonds issued by the FICO are due to mature in 2017 through 2019.  For the quarter ended December 31, 2011, the annualized Financing Corporation assessment was equal to 0.68 basis points of total assets less tangible capital. Assessments related to the FICO bond obligations were not subject to the December 30, 2009 prepayment.

For the year ended December 31, 2011, the Bank paid $15,000 related to the FICO bonds and $140,000 (pursuant to the December 30, 2009 prepayment) pertaining to deposit insurance assessments.  Deposit insurance assessments were prepaid in December 2009, for calendar years 2010 through 2012.

Federal Home Loan Bank System. Madison County Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions.  As a member of the Federal Home Loan Bank of Topeka, we are required to acquire and hold a specified amount of shares of capital stock in Federal Home Loan Bank.

Community Reinvestment Act and Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods.  An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on certain activities such as branching and acquisitions.  Madison County Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent examination.

Other Regulations. Interest and other charges collected or contracted for by Madison County Bank are subject to state usury laws and federal laws concerning interest rates.  Madison County Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

●	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

●
Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

●
Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

●	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

●	Truth in Savings Act; and

●	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Madison County Bank also are subject to the:

●
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

●
Electronic Funds Transfer Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

●
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

●
The USA PATRIOT Act, which requires banks and savings institutions to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering.  Such required compliance programs are intended to supplement pre-existing compliance requirements that apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

●
The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties and requires all financial institutions offering products or services to retail customers to provide such customers with the financial institution’s privacy policy and allow such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

Madison County Financial, Inc. will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board, which replaced the Office of Thrift Supervision in that capacity due to the Dodd-Frank Act regulatory restructuring.  The Federal Reserve Board will have enforcement authority over Madison County Financial, Inc. and its non-savings institution subsidiaries.  Among other things, that authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Madison County Bank.

As a savings and loan holding company, Madison County Financial, Inc.’s activities will be limited to those activities permissible by law for financial holding companies or multiple savings and loan holding companies.  A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity.  Such activities include lending activities, insurance and underwriting equity securities.  The Dodd-Frank Act added that any savings and loan holding company that engages in activities permissible for a financial holding company must meet the qualitative requirements for a bank holding company to be a financial holding company and conduct the activities in accordance with the requirements that would apply to a financial holding company’s conduct of the activity.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board and from acquiring or retaining control of any depository not insured by the FDIC.   In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.  An acquisition by a savings and loan holding company of a savings institution in another state to be held as a separate subsidiary may not be approved unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies have not historically been subjected to consolidated regulatory capital requirements.  However, the Dodd-Frank Act requires the Federal Reserve Board to set for all depository institution holding companies minimum consolidated capital levels that are as stringent as those required for the insured depository subsidiaries.  The components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions, which would exclude instruments such as trust preferred securities and cumulative preferred stock.  Instruments issued before May 19, 2010 are grandfathered for companies of consolidated assets of $15 billion or less.  Bank holding companies with assets of less than $500 million are exempt from the consolidated capital requirements, but it is not known at this time whether such an exemption will apply to savings and loan holding companies.  Holding companies that were not regulated by the Federal Reserve Board as of May 19, 2010 receive a five year phase-in from the July 21, 2010 date of enactment of the Dodd-Frank Act.

The Dodd-Frank Act extends the “source of strength” doctrine to savings and loan holding companies.  The regulatory agencies must promulgate regulations implementing the “source of strength” policy that requires holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy guidance regarding the payment of dividends by bank holding companies that it has made applicable to savings and loan holding companies as well.  In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition.  Federal Reserve Board guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition.  The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.  These regulatory policies could affect our ability to pay dividends or otherwise engage in capital distributions.  The policy statement also provides for regulatory review prior to a holding company redeeming or repurchasing regulatory capital instruments when the holding company is experiencing financial weaknesses or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction as of the end of a quarter in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies could affect the ability of Madison County Financial, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering.  Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares.  Shares of common stock purchased by persons who are not our affiliates may be resold without registration.  Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933.  If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks.  In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.  We will be subject to further reporting and audit requirements beginning with the fiscal year ending December 31, 2013 under the requirements of the Sarbanes-Oxley Act.  We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General.  Madison County Financial, Inc. and Madison County Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Madison County Financial, Inc. and Madison County Bank

Method of Accounting.  For federal income tax purposes, Madison County Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns.  The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax.  The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.”  The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  At December 31, 2011, Madison County Bank had no minimum tax credit carryforward.

Corporate Dividends.  We may exclude from our income 100% of dividends received from Madison County Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns.  Madison County Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Nebraska State Taxation. Madison County Financial, Inc., and Madison County Bank are subject to Nebraska Taxation. Under Nebraska law, Madison County Bank pays a franchise tax in lieu of a corporate income tax. The franchise tax is the lesser of two amounts computed based on our average deposits and net financial income, respectively. Presently, the tax is $0.47 per $1,000 of average deposits but not to exceed an amount determined by applying 3.81% to our net financial income. Net financial income is our income as reported to the Office of the Comptroller of the Currency after ordinary and necessary expenses but before income taxes. In addition, Madison County Bank and Madison County Financial, Inc. will be required to file a Nebraska income tax return because we will be doing business in Nebraska. For Nebraska tax purposes, corporations are presently taxed at a rate equal to 5.58% of the first $50,000 of taxable income and 7.81% of taxable income in excess of $50,000. For this purpose, “taxable income” generally means Federal taxable income, subject to certain adjustments (including addition of interest income on non-Nebraska municipal obligations and excluding interest income from qualified U.S. governmental obligations).

Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes. Madison County Bank’s state income tax returns have not been audited in recent years.

MANAGEMENT OF MADISON COUNTY FINANCIAL, INC.

Shared Management Structure

The directors of Madison County Financial, Inc. are the same persons who are the directors of Madison County Bank.  In addition, each executive officer of Madison County Financial, Inc. is also an executive officer of Madison County Bank We expect that Madison County Financial, Inc. and Madison County Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Madison County Financial, Inc. and Madison County Bank

The following table sets forth information regarding the executive officers of Madison County Financial, Inc. and Madison County Bank and their ages as of December 31, 2011.

Name	Age	Position

David J. Warnemunde	51	President and Chief Executive Officer
Daniel A. Fullner	56	Senior Vice President and General Counsel
Brenda L. Borchers	50	Chief Financial Officer

The executive officers of Madison County Financial, Inc. and Madison County Bank are elected annually.

Directors of Madison County Financial, Inc. and Madison County Bank

Madison County Financial, Inc. has six directors.  Directors serve three-year staggered terms.  Directors of Madison County Bank will be elected by Madison County Financial, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2011, the years when they began serving as directors of Madison County Bank and when their current term expires:

Name	Position(s) Held With Madison County Financial, Inc.	Age	Director Since	Current Term Expires

David J. Warnemunde	President, Chief Executive Officer and Chairman of the Board	51	1993	2015
Jon Moyer	Director	72	2007	2013
Daniel Tunink	Director	56	2004	2014
Ivan Beller	Director	75	1983	2013
David D. Warnemunde	Director	72	2002	2014
Warren R. Blank	Director and Corporate Secretary	56	1985	2015

Director Qualifications

In considering and identifying individual candidates for director, our Nominating Committee and our Board of Directors takes into account several factors which they believe are important to the operations of Madison County Bank as a community banking institution.  With respect to specific candidates, the Board and Committee assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by Madison County Bank and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in our market area; (4) professional and educational experience, with particular emphasis on agriculture, real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with Madison County Bank or its subsidiaries and contributions to their operations; and (10) the independence of the individual. Additionally, our Bylaws require that to be eligible to serve on our Board of Directors an individual must have been a resident in a county in which we maintain an office for at least one year prior to an appointment or election to the Board.

While the Board of Directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board or Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board and Committee take into account: (1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

Board Independence

The Board of Directors has determined that directors Warren Blank, Daniel Tunink and Ivan Beller are “independent” as defined in the listing standards of the Nasdaq Stock Market.  Directors David J. Warnemunde and Jon Moyer are not independent because they are officers of Madison County Bank, and Director David D. Warnemunde is not independent because he is the father of David J. Warnemunde. There were no transactions not required to be reported under “– Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below.  With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

David J. Warnemunde is our President, Chief Executive Officer and Chairman of the Board. He has been employed with and been the Chief Executive Officer of Madison County Bank since 1992 and has served as our President and Chief Executive Officer since 1994. Mr. Warnemunde’s experience provides the Board with a perspective on the day to day operations of Madison County Bank, and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis. Additionally, Mr. Warnemunde is active in civic and charitable organizations including St. Leonard Church Endowment Fund, Knights of Columbus and the Madison, Jones & Remender Foundation.  Mr. Warnemunde has extensive ties to the community that support our business generation. Mr. Warnemunde is the son of Director David D. Warnemunde and he is also the nephew by marriage of Dennis Johnson, President of Bush & Roe Financial, Inc., our insurance subsidiary.

David D. Warnemunde is President of Winside State Bank, Winside, Nebraska. Mr. Warnemunde is the father of David J. Warnemunde, our President and Chief Executive Officer and is the brother-in-law of Dennis Johnson, President of Bush & Roe Financial, Inc. our insurance subsidiary.

Jon Moyer serves as our Bank Appraiser and in this position he conducts real estate appraisals and evaluations for the Bank, a position he has held since 1994. Mr. Moyer has been employed with Madison County Bank since 1994.

Daniel Tunink is an insurance agent and licensed realtor for Diversified Insurance, a business enterprise which he owns and which is located in Randolph, Nebraska.  Mr. Tunink is a local area agent for the bank and originates loans for the bank and is paid a monthly fee for work actually performed for the bank.

Ivan J. Beller is President and part owner of Beller & Backes, Inc., a Case IH farm equipment dealership located in Humphrey, Nebraska.

Warren R. Blank is part owner of Bill Blank Agency, Inc., an insurance agency, real estate sales, appraisal and auctioneering services firm located in Madison, Nebraska

Executive Officers Who Are Not Directors:

Daniel A. Fullner has been employed by Madison County Bank since 1992 currently serving as Senior Vice President, Treasurer and General Counsel. Mr. Fullner is a licensed attorney in the State of Nebraska. Serving in his current positions with Madison County Bank his responsibilities include loan underwriting, providing legal services to the Bank and reviewing all files to ensure proper lien perfection.

Brenda L. Borchers has been employed by Madison County Bank since 1981 in positions of increasing responsibility and has served as our Chief Financial Officer since 2012. Prior to her appointment as Chief Financial Officer, Ms. Borchers served as our Vice President and Cashier.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees.  During the year ended December 31, 2011, the Board of Directors of Madison County Financial, Inc. did not meet and the Board of Directors of Madison County Bank had seven regular meetings and one annual meeting.  The Board of Directors of Madison County Financial, Inc. has established the following standing committees:  the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.  Each of these committees operates under a written charter, which governs their composition, responsibilities and operations. In 2011, the Board of Madison County Bank did not have a compensation committee or a nominating committee.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings in 2011 held by the comparable committee of Madison County Bank.  Pursuant to Nasdaq and Securities and Exchange Commission rules which require certain board committees of listed companies to be comprised entirely of independent directors, neither David J. Warnemunde, David D. Warnemunde nor Jon Moyer will not serve on any of these Committees until such time as he would be deemed an independent director.

	Nominating and Governance Committee	Compensation	Audit

	Daniel Tunink	Daniel Tunink	Daniel Tunink

	Ivan Beller	Ivan Beller	Ivan Beller

	Warren Blank	Warren Blank	Warren Blank

Number of Meetings in 2011:	0	0	3

Committees of Madison County Financial, Inc.

Madison County Financial, Inc. will have standing Audit, Nominating and Compensation Committees.

The Audit Committee will be responsible for supervising Madison County Financial, Inc.’s accounting, financial reporting and financial control processes.  Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls.  The Audit Committee will also review the independent audit process and the qualifications of the independent registered public accounting firm.

The Audit Committee will be comprised of Directors Beller, Blank and Tunink.  We intend that each member of the Audit Committee will be deemed “independent” as defined in the Nasdaq corporate governance listing standards.

The Audit Committee will have sole responsibility for engaging our registered public accounting firm.  Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, our board of directors believes that Mr. Blank qualifies as an “audit committee financial expert” under applicable SEC rules.

The Nominating Committee will meet at least annually in order to nominate candidates for membership on our board of directors.  The Nominating Committee will be comprised of Directors Beller, Blank and Tunink.

The Compensation Committee will establish our compensation policies and will review compensation matters.  The Compensation Committee will be comprised of Directors Beller, Blank and Tunink.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Madison County Financial, Inc. will adopt several policies to govern the activities of both Madison County Financial, Inc. and Madison County Bank including corporate governance policies and a code of business conduct and ethics.  The corporate governance policies are expected to involve such matters as the following:

●	the composition, responsibilities and operation of our board of directors;

●	the establishment and operation of board committees, including audit, nominating and compensation committees;

●	convening executive sessions of independent directors; and

●	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table.  The table below summarizes the total compensation paid to, or earned by, David J. Warnemunde, our President and Chief Executive Officer, Daniel A. Fullner, our Senior Vice President, Treasurer and General Counsel and Brenda L. Borchers, our Chief Financial Officer for the year ended December 31, 2011.  We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2011
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation (3) ($)	Total ($)

David J. Warnemunde President and Chief Executive Officer	2011	230,660	110,750	797	34,748	376,955

Daniel A. Fullner Senior Vice President, Treasurer and General Counsel	2011	96,945	63,500	—	10,404	170,849

Brenda L. Borchers Vice President, Cashier and Chief Financial Officer	2011	78,700	26,300	—	7,180	112,180

(1)
Represents a discretionary bonus payment awarded to each Named Executive Officer.  Please see “Executive Compensation-Discretionary Bonus Payments” for further details regarding the performance metrics used by the Board of Directors to determine each Named Executive Officer’s discretionary bonus payment.

(2)	Amount represents the above-market earnings on compensation that was deferred by Mr. Warnemunde pursuant to his Director Deferred Fee Agreement with Madison County Bank.
(3)
The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide.  A break-down of the various elements of compensation in this column is set forth in the table immediately following.

All Other Compensation
Name	Year	Perquisites(1) ($)	Employer Contributions to 401(k) Plan ($)	Life Insurance(2) ($)	Employer Contributions to Deferral Account(3) ($)	Board Fees(4) ($)	Total ($)
David J. Warnemunde	2011	—	22,050	1,098	1,500	10,100	34,748
Daniel A. Fullner	2011	—	—	804	—	9,600	10,404
Brenda L. Borchers	2011	—	3,240	340	—	3,600	7,180

(1)	For the year ended December 31, 2011, no Named Executive Officer received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.
(2)	Represents cost to Madison County Bank for providing life insurance coverage to the Named Executive Officer.
(3)	Amount represents employer contributions made to Mr. Warnemunde’s deferral account in accordance with his Director Deferred Fee Agreement with Madison County Bank.
(4)
For the year ended December 31, 2011, (i) Mr. Warnemunde was paid $2,100 in Board fees and $8,000 in Loan, Executive and Audit Committee fees, (ii) Mr. Fullner was paid $2,100 in Board fees and $7,500 in Loan and Executive Committee fees and (iii) Ms. Borchers was paid $600 in Board fees and $3,000 for Executive and Audit Committee fees.

Employment Agreements

On April 16, 2012, Madison County Bank entered into employment agreements with Messrs. David J. Warnemunde and Fullner that superseded and replaced their prior employment agreements dated September 1, 2011.  The new employment agreements are retroactively effective as of September 1, 2011.    Each employment agreement has an initial term of three years, and will renew on each anniversary date thereafter so that the remaining term is three years, provided that the Board of Directors has consented to the extension of the term.   Each employment agreement provides Messrs. Warnemunde and Fullner with an annual base salary of $238,524 and $100,123, respectively, plus a discretionary bonus as determined and authorized by the Board of Directors as described in more detail below.  In addition, Messrs. Warnemunde and Fullner are entitled to participate in employee and welfare benefit plans offered by Madison County Bank, and will be reimbursed for all reasonable business expenses incurred.  Furthermore, each executive will be reimbursed for out-of-pocket expenses for an annual physical.  Such reimbursement will not exceed $15,000.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event the executive resigns during the term of the employment agreement for “good reason,” each executive will be entitled to receive: (i) his base salary and (ii) continued medical and dental coverage (at no cost to the executive) that is substantially comparable to the coverage received by the executive as of his date of termination.  Such payment and benefits will be provided by Madison County Bank for the remaining term of the executive’s employment agreement, but in no event for a period of less than 12 months following his date of termination.  “Good reason” exists if, without the executive’s written consent, any of the following occurs: (i) a material reduction in the executive’s base salary or benefits (other than a reduction or elimination that is part of a good faith, overall reduction to all participants in a manner that does not discriminate against the executive); (ii) a material reduction in the executive’s authority, duties or responsibilities attributable to his executive position; (iii) a relocation of the executive’s principal place of employment by more than 35 miles from Madison County Bank’s main office location; or (iv) a material breach of the employment agreement by Madison County Bank.

In the event of the executive’s involuntary termination of employment for reasons other than cause or voluntary resignation for “good reason” occurring on or after, but within two years following, a change in control of Madison County Bank or Madison County Financial, Inc., each executive would be entitled to a cash severance payment equal to $1.00 less than three times the executive’s “base amount” as defined under Section 280G of the Internal Revenue Code (the “base amount” is the five-year average of the executive’s compensation reported on Box 1 of his Form W-2 Wage and Tax Statement).  Such payment will be payable in equal installments over 36 months immediately following the executive’s date of termination, and paid in lieu of the cash severance benefits described in the previous paragraph.  In addition, the executive will be entitled to receive continued medical and dental coverage (at no cost to the executive) for the remaining term of the employment agreement, but in no event for a period of less than 12 months following his date of termination.  Notwithstanding the foregoing, in the event any severance payments or benefits that are provided to the executive in connection with a change in control of Madison County Bank or Madison County Financial, Inc. are considered “excess parachute payments” subject to penalty taxes under Section 280G of the Internal Revenue Code, the severance payments and/or benefits payable under the employment agreement will be reduced accordingly to avoid penalty taxes.

In addition, in the event of the executive’s termination of employment due to disability, the executive will be entitled to receive disability benefits, if any, provided under any disability plan sponsored by Madison County Bank.  In addition, the executive will receive continued medical and dental coverage (at no cost to the executive) that is substantially comparable to the coverage received by the executive as of his date of termination.  Such coverage will continue until the later of: (i) the last day of the remaining term of the employment agreement or (ii) the date on which the executive attains age 65.   Upon the occurrence of the executive’s death while employed with Madison County Bank, the executive’s estate or beneficiary will be paid the executive’s base salary at the rate in effect at the time of death for a period one year thereafter.  In addition, for the later of: (i) the remaining term of the employment agreement or (ii) one year following the executive’s death, Madison County Bank will continue to provide (at no cost to the Executive’s beneficiaries) non-taxable medical and dental coverage to the Executive’s eligible beneficiaries.

Discretionary Bonus Payments

The Board of Directors has the authority to award discretionary bonus payments to the Named Executive Officers.  While strict numerical formulas are not used to quantify the Named Executive Officers’ bonus payments, both company-wide and individually-based performance objectives are used to determine bonus payments.  Company-wide performance objectives focus on growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance.  Individually-based performance objectives are determined based on the individual’s responsibilities and contributions to our successful operation.  Both the company-wide and individually-based performance objectives are evaluated by the Board of Directors on an annual basis and also as a trend of performance measured over the prior three years.  The Board of Directors also takes into consideration outside factors that impact our performance, such as national and local economic conditions, the interest rate environment, regulatory mandates and the level of competition in our primary market area.

Based on the foregoing, for 2011 Mr. Warnemunde, Mr. Fullner and Ms. Borchers received bonus payments of $110,750, $63,500 and $26,300, respectively, in recognition of their performance and efforts.

Benefit Plans

Salary Continuation Agreements.  Madison County Bank entered into Salary Continuation Agreements with Mr. David J. Warnemunde, Mr. Fullner and Ms. Borchers on May 15, 2002.  Each agreement provides for an annual retirement equal to $100,000, $100,000 and $36,000 for Mr. Warnemunde, Mr. Fullner and Ms. Borchers, respectively (referred to as the “Annual Retirement Benefit”).  For Mr. Warnemunde, his Annual Retirement Benefit will be increased by (i) 5% per year for each plan year that is completed from his 57th birthday until his 62th birthday, (ii) 4% per year for each plan year that is completed from his 63th birthday until his 65th birthday and (iii) 3% per year for each plan year that is completed from his 66th birthday until his 67th birthday, provided that he is employed with Madison County Bank during such time period.  For Ms. Borchers, her Annual Retirement Benefit will be increased by 3.5% per year for each plan year that is completed from her 65th birthday until her 67th birthday, provided that she is employed with Madison County Bank during such time period.  Mr. Fullner’s Annual Retirement Benefit does not adjust. The Board of Directors in its sole discretion may further increase each executive’s Annual Retirement Benefit.   The Annual Retirement Benefit is payable in equal monthly installments for 15 years following the executive’s termination of employment for any reason (other than death) occurring on or after attaining his or her normal retirement age.  For purposes of the Salary Continuation Agreements, the normal retirement age for Mr. Warnemunde, Mr. Fullner and Ms. Borchers is age 56, age 65 and age 62, respectively.

In the event of the executive’s termination of employment prior to his or her normal retirement age, the executive will paid his or her accrued benefit as of the date termination, provided however if such termination occurs on or after a change in control of Madison County Bank, the executive will instead be paid his or her Annual Retirement Benefit.  Such benefit (in either case) will be payable in equal monthly installments for 15 years following the executive’s date of termination.  Notwithstanding the foregoing, in the event any benefits that are payable to the executive in connection with a change in control of Madison County Bank are considered “excess parachute payments” subject to penalty taxes under Section 280G of the Internal Revenue Code, the benefits payable under the salary continuation agreements will be reduced accordingly to avoid penalty taxes.

Director Deferred Fee Agreement. Madison County Bank entered into a Director Deferred Fee Agreement with Mr. David J. Warnemunde.  Please see the description of this agreement set forth below under “Director Compensation – Director Plans” for further details.

Tax-Qualified Benefit Plans

401(k) Plan.  Madison County Bank maintains the Madison County Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements.  All eligible employees can begin participation in the 401(k) Plan on the first day of the plan year or the first day of the 7th month of the plan year coinciding with or next following the date on which the employee attains age 21 and completes one year of service.  A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code.  For 2012, the salary deferral contribution limit is $17,000 provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan.  A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Madison County Bank will make an employer contribution equal to a discretionary percentage of the participant’s salary deferral contribution, provided that such amount does not exceed 3% of the participant’s compensation earned during the plan year.  Participants will vest in their employer contributions at a rate 20% per year, beginning after the completion of two years of credited service, such that the participants will become 100% vested upon the completion of six years of credited service. However a participant will immediately become 100% vested in any employer contributions upon the participant’s death, disability or attainment of age 65 while employed with Madison County Bank.  Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment as soon as administratively feasible following his or her termination of employment with Madison County Bank.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.  In addition, participants in the 401(k) plan will be able to purchase shares of common stock of Madison County Financial, Inc. through the 401(k) plan in connection with the conversion.

Employee Stock Ownership Plan.  Effective January 1, 2012, Madison County Bank adopted an employee stock ownership plan for eligible employees.  Eligible employees who have attained age 21 and were employed by us as of January 1, 2012 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Madison County Financial, Inc. common stock issued in the offering.  We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Madison County Financial, Inc. equal to the aggregate purchase price of the common stock.  The loan will be repaid principally through Madison County Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan.  The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.  Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.  See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account.  Shares will be released from the suspense account on a pro-rata basis as we repay the loan.  The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants.  Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their second year of service, such that the participants will be 100% vested upon completion of six years of credited services.  Participants who were employed by Madison County Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan.  Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan.  Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment.  The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts.  The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Madison County Bank will record compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts.  The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Madison County Financial, Inc.’s earnings.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2011.  Director compensation paid to David J. Warnemunde who is also a Named Executive Officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation
Name	Fees Earned or Paid in Cash(1) ($)	Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation(3) ($)	Total ($)
Ivan J. Beller	8,450	797	1,500	10,747
Warren R. Blank	9,050	797	1,500	11,347
Jon M. Moyer	8,850	1,275	2,500	12,625
Daniel L. Tunink	8,850	184	1,500	10,534
David D. Warnemunde	9,350	478	1,500	11,328

(1)	See table below for breakdown of fees earned in 2011.
(2)	Amount represents the above-market earnings on compensation that was deferred by each director pursuant to his Director Deferred Fee Agreement with Madison County Bank.
(3)
No director received any or perquisites or benefits that, in the aggregate, was equal to or greater than $10,000.  Amount represents employer contributions made to the director’s deferral account in accordance with his Director Deferred Fee Agreement with Madison County Bank.

Director Fees

All directors receive fees per board and committee meetings attended in 2011.  In addition, each director other than our President and Chief Executive Officer, David J. Warnemunde, received a director bonus fee.  The table below identifies the meetings, by type, for which each non-employee director received compensation from Madison County Bank during the year ended December 31, 2011.

Name	Board Meetings ($)	Bonus Fee ($)	Audit Committee Meetings ($)
Warren R. Blank	1,800	6,750	500
Ivan J. Beller	1,200	6,750	500
Jon M. Moyer	2,100	6,750	—
Daniel L. Tunink	2,100	6,750	—
David D. Warnemunde	2,100	6,750	500

Director Plans

Director Deferred Fee Agreements.  Madison County Bank entered into Director Deferred Fee Agreements with Messrs. David J. Warnemunde, Blank, Beller, Moyer, Tunink and David D. Warnemunde.  Each agreement allows for the director to elect to defer a portion of his director fees to an individual deferral account established by Madison County Bank.  In addition, Madison County Bank may make discretionary contributions to the director’s deferral account at its sole discretion.  Notwithstanding the foregoing, with the exception of David D. Warnemunde and Mr. Tunink, Madison County Bank made an initial contribution to each director’s deferral account equal to $6,000, plus interest for a four-year period equal to 8.0%, compounded monthly.  For Mr. Tunink and David D. Warnemunde, no initial contribution was made to their deferral accounts.

With the exception of Mr. Tunink, each director’s deferral account balance will be credited with earnings at the end of each plan year equal to 8.0%, compounded monthly.  Mr. Tunink’s deferral account balance will be credited with earnings at the end of each month equal to 6.0%, compounded monthly.  The difference in the earnings crediting rate reflects the lower market interest rates at the time of entering into Mr. Tunink’s agreement.  Each director is always 100% vested in his deferral account balance.

The deferral account balance will generally be payable to each director (or to the director’s beneficiary in the event of death) in monthly installments for 180 months (or a lump sum for Mr. Tunink) following the earlier of: (i) the director’s termination of service from the board; (ii) death; (iii) disability; or (iv) a change in control of Madison County Bank.  Each director will continue to accrue earnings on his deferral account balance until it is paid in full.

Benefits to be Considered Following Completion of the Stock Offering

Following the conversion, Madison County Financial, Inc. intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  Applicable regulations require that if we were to adopt such a plan within one year after the conversion, the amount of stock options and a number of shares of restricted stock, may not exceed 10% and 4%, respectively, of the shares issued in the offering.  These 10% and 4% limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the conversion.  If the stock-based incentive plan were adopted within one year after the conversion, it would require approval by stockholders owning a majority of the outstanding shares of Madison County Financial, Inc. common stock eligible to be cast.  If the plan were established more than one year after the conversion, it would require the approval of a majority of the votes cast by our stockholders.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the conversion:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

●	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

●	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

●	accelerated vesting is not permitted except for death, disability or upon a change in control of Madison County Bank or Madison County Financial, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the conversion.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion.  In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Madison County Financial, Inc.) as of the date grants are made.  The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	110,500 Shares Awarded at Minimum of Offering Range	130,000 Shares Awarded at Midpoint of Offering Range	149,500 Shares Awarded at Maximum of Offering Range	171,925 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$8.00	$884	$1,040	$1,196	$1,375
10.00	1,105	1,300	1,495	1,719
12.00	1,326	1,560	1,794	2,063
14.00	1,547	1,820	2,093	2,407

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Madison County Financial, Inc. on the date the options are granted.  The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted.  The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	276,250 Options at Minimum of Range	325,000 Options at Midpoint of Range	373,750 Options at Maximum of Range	429,813 Options at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value information)

$8.00	$2.53	$699	$822	$946	$1,087
10.00	3.16	873	1,027	1,181	1,358
12.00	3.79	1,047	1,232	1,417	1,629
14.00	4.42	1,221	1,437	1,652	1,900

The tables presented above are provided for informational purposes only.  There can be no assurance that our stock price will not trade below $10.00 per share.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 11.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Madison County Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2011, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Madison County Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors.  The aggregate amount of our loans to our executive officers and directors and their related entities was $482,000 at December 31, 2011.  As of December 31, 2011, these loans were performing according to their repayment terms and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group.  However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock.  In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order.  Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering.  This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering.  The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 315,000 shares of common stock, equal to ____% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available.  Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.  Subscriptions by management through our 401(k) Plan will be counted as part of the maximum number of shares such individuals may subscribe for in the offering.

Name and Title	Number of Shares		Aggregate Purchase Price	Percent at Minimum of Offering Range

David J. Warnemunde, President, Chief Executive Officer and Director and Chairman of the Board	160,000	(1)	$1,600,000	5.8%
Jon Moyer, Director	35,000		350,000	1.3
Daniel Tunink, Director	25,000		250,000	*
Ivan Beller, Director	5,000		50,000	*
David D. Warnemunde, Director	160,000	(2)	1,600,000	5.8
Warren Blank, Director and Corporate Secretary	25,000		250,000	*
Daniel A. Fullner, Senior Vice President, Treasurer and General Counsel	50,000		500,000	1.8
Brenda L. Borchers, Chief Financial Officer	10,000		100,000	*

All directors and officers as a group (8 persons)	310,000		$3,100,000	11.2%

*	Less than 1%.
(1)
Includes 70,000 shares to be purchased by David D. Warnemunde and his spouse and 20,000 shares to be purchased by a director of the Company’s insurance subsidiary who is related by marriage to Mr. David J. Warnemunde and is deemed an associate.

(2)
Includes 70,000 shares to be purchased by David J. Warnemunde and his spouse and 20,000 shares to be purchased by a director of the Company’s insurance subsidiary who is related by marriage to Mr. David D. Warnemunde and is deemed an associate.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Madison County Holding Company, MHC has approved the plan of conversion and reorganization.  The plan of conversion and reorganization must also be approved by Madison County Holding Company, MHC’s members.  A special meeting of members has been called for this purpose.  The Federal Reserve Board has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the Federal Reserve Board.

General

The Board of Directors of Madison County Holding Company, MHC adopted the plan of conversion and reorganization on January 17, 2012, as amended on April 16, 2012.  Pursuant to the plan of conversion and reorganization, Madison County Holding Company, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering.  In the conversion, we will organize a new Maryland stock holding company named Madison County Financial, Inc.  When the conversion is completed, all of the capital stock of Madison County Bank will be owned by Madison County Financial, Inc., and all of the common stock of Madison County Financial, Inc. will be owned by public stockholders.

We intend to retain between $26.3 million and $36.0 million of the net proceeds of the offering, or $41.5 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds plus such additional amounts as may be necessary so that, upon completion of the offering, Madison County Bank will have a tangible capital to assets ratio of at least 10%.  The conversion will be consummated only upon the issuance of at least 2,762,500 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan that we are establishing in connection with the conversion and our 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Federal Reserve Board. See “– Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Madison County Financial, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “– Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion.  We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Madison County Bank. The plan of conversion is also filed as an exhibit to Madison County Holding Company, MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are: (1) to increase our capital to enhance our financial strength and to support lending and deposit growth; (2) to enhance our lending capacity by increasing our regulatory lending limits; (3) to have greater flexibility to structure and finance opportunities for expansion into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions; and (4) to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

The conversion and the capital raised in the offering are expected to:

●	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits; and

●	support the growth of our banking franchise, including the modernization and, if practicable, expansion of our branch network.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions.  Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition.  Potential sellers often want stock for at least part of the acquisition consideration.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices.  However, upon completion of the conversion, subject to market conditions, we would expect to explore the possibility of acquiring financial service companies or branches thereof.  There can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us.  We are not subject to a directive or a recommendation from the any regulatory agency to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Madison County Holding Company, MHC at the special meeting of members is required to approve the plan of conversion and reorganization.  The conversion also must be approved by the Federal Reserve Board, which agency has given its conditional approval to the plan of conversion and reorganization.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for _________________, 2012.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the OCC and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers.  The directors serving Madison County Bank at the time of the conversion will be the directors of Madison County Bank and of Madison County Financial, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Madison County Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, statement savings and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Madison County Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all of our depositors have voting rights in Madison County Holding Company, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Madison County Holding Company, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Madison County Bank will be vested in Madison County Financial, Inc. as the sole stockholder of Madison County Bank  The stockholders of Madison County Financial, Inc. will possess exclusive voting rights with respect to Madison County Financial, Inc. common stock.

Tax Effects.  We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Madison County Bank or its members. See “–Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Madison County Bank has both a deposit account in Madison County Bank and a pro rata ownership interest in the net worth of Madison County Bank based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Madison County Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Madison County Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Madison County Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Madison County Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Madison County Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” being established in connection with the conversion to depositors as of December 31, 2010 and _____________, 2012 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Madison County Financial, Inc. as the holder of Madison County Bank’s capital stock. Pursuant to applicable rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “– Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  We have retained RP Financial, LC to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $30,000, and will be reimbursed for its expenses.  RP Financial, LC will receive an additional fee of $5,000 for each update to the valuation appraisal.  We have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

RP Financial, LC has estimated that, as of March 23, 2012, the estimated pro forma market value of Madison County Financial, Inc., ranged from $27.6 million to $37.4 million, with a midpoint of $32.5 million.  Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,762,500 shares to 3,737,500 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC also considered the following factors, among others:

●	our present and projected results and financial condition;

●	the economic and demographic conditions in our existing market area;

●	certain historical, financial and other information relating to us;

●	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

●	the aggregate size of the offering of common stock;

●	the impact of the conversion and the offering on our equity and earnings potential;

●	our potential to pay cash dividends; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC considered comparable to us.  The peer group consists of the following ten thrifts or thrift holding companies with assets between $217 million and $574 million as of March 23, 2012:

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)

First Clover Leaf Financial Corp of IL	FCLF	NASDAQ	Edwardsville, IL	$574	(2)
First Savings Financial Group of IN	FSFG	NASDAQ	Clarksville, IN	$542	(1)
Citizens Comm. Bancorp Inc of WI	CZWI	NASDAQ	Eau Claire, WI	$531	(1)
First Capital, Inc. of IN	FCAP	NASDAQ	Corydon, IN	$437	(2)
Wayne Savings Bancshares of OH	WAYN	NASDAQ	Wooster, OH	$410	(1)
River Valley Bancorp of IN	RIVR	NASDAQ	Madison, IN	$407	(1)
LSB Fin. Corp of Lafayette IN	LSBI	NASDAQ	Lafayette, IN	$364	(1)
Jacksonville Bancorp Inc. of IL	JXSB	NASDAQ	Jacksonville, IL	$305	(2)
Wolverine Bancorp, Inc. of MI	WBKC	NASDAQ	Midland, MI	$294	(1)
First Federal of N. Michigan of MI	FFNM	NASDAQ	Alpena, MI	$217	(1)

(1)	Figures as of December 31, 2011.
(2)	Figures as of September 30, 2011.

The following are various averages for the peer group companies:

●	average assets of $408 million;

●	average non-performing assets of 3.2% of total assets;

●	average loans of 68.3% of total assets;

●	average equity of 12.4% of total assets; and

●	average net income of 0.50% of average assets.

The following table presents a summary of selected pricing ratios for Madison County Financial, Inc. and the peer group companies identified by RP Financial, LC.  Ratios are based on earnings for the twelve months ended December 31, 2011 and stock price information as of March 23, 2012. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 8.7% on a price-to-book value basis and a discount of 15.7% on a price-to-tangible book value basis.  Relative to the median pricing of the Peer Group at the maximum of the offering range, our price-to-earnings multiple was at a discount equal to 20.7%.  The pricing ratios resulted from our generally having higher levels of equity and earnings than the companies in the peer group on a pro forma basis.  Additionally, RP Financial, LC took into account the less favorable demographic characteristics of our market area compared to the market area of the peer group companies, and the after-market pricing characteristics of recently converting savings institutions. The pricing ratios also reflected recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions.  Our Board of Directors, in reviewing and approving the valuation, considered the pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.  The appraisal did not consider one valuation approach to be more important than the other.

	Price-to- earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Madison County Financial, Inc. (pro forma)
Maximum, as adjusted	13.90	x	64.64%	66.09%
Maximum	11.91	x	60.68%	62.15%
Minimum	8.58	x	52.00%	53.48%

Valuation of peer group companies using stock prices as of March 23, 2012
Averages	16.49	x	70.63%	75.21%
Medians	15.02	x	66.46%	73.69%

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a 27.8% discount on a price-to-earnings basis, a discount of 14.1% on a price-to-book basis and a discount of 17.4% on a price-to-tangible book basis.  This means that, at the maximum of the offering range, a share of our common stock would be more expensive on an earnings basis but would be less expensive than the peer group on a book value and tangible book value basis.

RP Financial, LC advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC determined that our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies.  See “– How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Madison County Financial, Inc.’s appraisal.  Instead, we engaged RP Financial, LC to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Madison County Financial, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value.  Do not assume or expect that the valuation of Madison County Financial, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price.  Furthermore, the pricing ratios presented above were utilized by RP Financial, LC to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock.  RP Financial, LC did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial, LC independently value our assets or liabilities.  The independent valuation considers Madison County Bank as a going concern and should not be considered as an indication of the liquidation value of Madison County Bank Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $43.0 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,298,125 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $10.00 per share will remain fixed.  See “– Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $43.0 million and a corresponding increase in the offering range to more than 4,298,125 shares, or a decrease in the minimum of the valuation range to less than $27.6 million and a corresponding decrease in the offering range to fewer than 2,762,500 shares, then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion and reorganization.  Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Federal Reserve Board in order to complete the conversion and the offering.  In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Federal Reserve Board, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2011 and March 23, 2012.  These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates
between January 1, 2011 and March 23, 2012

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through March 23, 2012
Wellesley Bancorp, Inc. (WEBK)	01/26/12	NASDAQ	20.0%	21.0%	22.9%	29.0%
ASB Bancorp, Inc. (ASBB)	10/12/11	NASDAQ	16.4%	14.5%	15.5%	30.5%
BSB Bancorp, Inc. (BLMT)	10/05/11	NASDAQ	3.1%	3.4%	3.2%	11.0%
Poage Bankshares, Inc. (PBSK)	09/13/11	NASDAQ	11.3%	12.3%	8.8%	17.0%
IF Bancorp, Inc. (IROQ)	07/08/11	NASDAQ	16.7%	16.5%	8.5%	22.6%
State Investors Bancorp, Inc. (SIBC)	07/07/11	NASDAQ	18.5%	16.6%	16.0%	17.5%
First Connecticut Bancorp, Inc. (FBNK)	06/30/11	NASDAQ	10.8%	11.6%	11.1%	36.4%
Franklin Financial Corp. (FRNK)	04/28/11	NASDAQ	19.7%	17.7%	19.6%	33.7%
Anchor Bancorp (ANCB)	01/26/11	NASDAQ	—%	0.4%	4.5%	(11.6)%
Wolverine Bancorp, Inc. (WBKC)	01/20/11	NASDAQ	24.5%	22.4%	35.0%	52.6%
West Indiana Bancshares, Inc. (WEIN)	01/11/12	OTC	12.6%	11.5%	20.0%	18.0%
Carroll Bancorp, Inc. (CROL)	10/13/11	OTC	0.4%	(2.5)%	4.0%	(1.0)%
Sunshine Financial, Inc. (SSNF)	04/06/11	OTC	12.5%	10.0%	14.0%	3.0%
Fraternity Community Bancorp (FRTR)	04/01/11	OTC	10.0%	11.7%	10.0%	(0.5)%

Average			12.6%	11.9%	13.8%	18.4%
Median			12.6%	12.0%	12.6%	17.8%

Stock price appreciation is affected by many factors, including, but not limited to:  general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.  The companies listed in the table above may not be similar to Madison County Financial, Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Madison County Financial, Inc.’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions.  Any or all of these differences may cause our stock to perform differently from these other offerings.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “– Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on December 31, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 35,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations.  See “– Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on December 31, 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2010.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. The employee stock ownership plan intends to purchase 8% of our outstanding shares.  In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering.  If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit as of the close of business on _____________, 2012 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at __________, 2012.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of ____________, 2012 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations.  See “– Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Central Time, on [expire date], unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary.  Subscription rights will expire whether or not each eligible depositor or borrower can be located.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock.  If we have not received orders to purchase at least 2,762,500 shares within 45 days after the expiration date and the Federal Reserve Board has not consented, to the extent such consent is required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extend date 1] is granted by the required regulatory agencies, we will resolicit subscribers, giving them an opportunity to change or cancel their orders.  We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  Extensions may not go beyond [extend date 2], which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering.  Shares may be offered with a preference to natural persons residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce.

Subscribers in the community offering may purchase up to 35,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among natural persons residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce, whose orders remain unsatisfied on an equal number of shares basis per order.  If, after the allocation of shares to natural persons residing in such counties, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering may begin at the same time as, during or after the subscription offering.  It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extend date 1].  If an extension beyond [extend date 1] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders.  If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  These extensions may not go beyond [extend date 2], which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

 Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock.  If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to $350,000 (35,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “– Additional Limitations on Common Stock Purchases.”  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Board of Governors of the Federal Reserve System permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock.  Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be.  Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Normal customer ticketing will be used for orders through Keefe, Bruyette & Woods, Inc. or other participating broker-dealers.  Alternatively, order forms may be used to purchase shares of common stock in the syndicated community offering.  Investors in the syndicated community offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offerings. See “– Procedure for Purchasing Shares”.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Keefe, Bruyette & Woods, Inc. and the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement or on a delivery versus payment basis through the facilities of the Depository Trust Company.    Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the closing date.  If the closing of the offering does not occur, either as a result of not confirming receipt of $27,625,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Madison County Financial, Inc. and Madison County Bank on the one hand and Keefe, Bruyette & Woods, Inc. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Federal Reserve System and the Financial Industry Regulatory Authority must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

●	No person may purchase more than 35,000 shares of common stock in the offering;

●
No person or entity together with any associate or group of persons acting in concert may purchase more than 210,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

●
The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 30% of the shares issued in the offering; and

●	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with any required approvals of the Federal Reserve Board, and without further approval of our members, may decrease or increase the purchase limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.  The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)
in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Nebraska Counties of Cedar, Boone, Knox, Madison and Pierce.

The term “associate” of a person means:

(1)
any corporation or organization, other than Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank, Madison County Financial, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)
any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Madison County Bank or Madison County Financial, Inc. or any subsidiary of either company.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert.  Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below.  Any purchases made by any associate of Madison County Bank or Madison County Financial, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “– Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Madison County Financial, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock.  In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

●	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

●	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

●	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

●	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

●	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

●	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

●	meet with the board of directors and management to discuss any of these services; and

●	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments commencing in February 2012, and a success fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts), and a 2.00% success fee paid on any shares sold in the direct community offering, each if the conversion is consummated,.  The management fee will be credited against the success fees payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering.  This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

As disclosed under “– Syndicated Community Offering,” the syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings.  Under these rules, Keefe, Bruyette & Woods, Inc. and the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement or on a delivery versus payment basis through the facilities of the Depository Trust Company.  Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the closing date.  Funds received through a sweep arrangement or delivery versus payment will be promptly transmitted to a segregated account at Madison County Bank.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement by and among Madison County Financial, Inc. and Madison County Bank on the one hand and Keefe, Bruyette & Woods, Inc. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.  If gross proceeds equal to at least the minimum of the offering range are not received, or other closing conditions are not satisfied, the offering will not close and funds will be returned promptly.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses related to the offering up to a maximum of $15,000.  In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $75,000.  In the event of unusual circumstances or delays or a re-solicitation in connection with the offering, Keefe, Bruyette & Woods, Inc. may be reimbursed up to an additional $5,000 for its reasonable out-of-pocket expenses and up to an additional $25,000 for additional fees and expenses of its counsel.  If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

●	consolidate accounts and develop a central file;

●	prepare proxy forms and proxy materials;

●	tabulate proxies and ballots;

●	act as inspector of election at the special meeting of members;

●	assist us in establishing and managing the Stock Information Center;

●	assist our financial printer with labeling of stock offering materials;

●	process stock order forms and certification forms and produce daily reports and analysis;

●	assist our transfer agent with the generation and mailing of stock certificates;

●	advise us on interest and refund calculations; and

●	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, and we have made a non-refundable advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee.  We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $25,000, or $35,000 in the event of a re-solicitation in connection with the offering.  In no event will the reimbursement for these expenses exceed $35,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Madison County Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature.  No offers or sales may be made by tellers or at the teller counters.  All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public.  Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Central Time, on [expire date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering.  Any extension of the subscription and/or community offering beyond [extend date 1] would require the Federal Reserve Board’s approval.  If an extension beyond [extend date 1] is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders.  We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time.  If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock.  If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Federal Reserve Board.

To ensure that each purchaser receives a prospectus at least 48 hours before [expire date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus.  Subscription funds will be maintained in a segregated account at Madison County Bank and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment.  We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Central Time, on [expire date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  A postmark prior to [expire date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expire date].  We are not required to notify subscribers of incomplete or improperly executed order forms.  We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities.  We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.  You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.  If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to any required approvals of the Federal Reserve Board.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Madison County Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Madison County Financial, Inc.; or

(2)	authorization of withdrawal from Madison County Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Madison County Bank are provided in the order forms.  The funds designated must be available in the account(s) at the time the order form is received.  A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Madison County Bank and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on an Madison County Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Madison County Financial, Inc.  If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account.  By regulation, Madison County Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock.  Therefore, if you wish to use your funds that are currently in a Madison County Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock.  The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account.  It may take several weeks to transfer your Madison County Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.  Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held.  We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering.  This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Madison County Financial, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Madison County Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) __________, or visit the Stock Information Center located at 111 West Third Street, Madison, Nebraska 68748. The Stock Information Center will be open between 12:00 noon and 5:00 p.m. on Mondays, between 8:30 a.m. and 5:00 p.m. on Tuesdays through Thursdays and between 8:30 a.m. and 12:00 noon on Fridays, Central Time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Madison County Holding Company, MHC is liquidated prior to the conversion, all claims of creditors of Madison County Holding Company, MHC would be paid first. Thereafter, if there were any assets of Madison County Holding Company, MHC remaining, these assets would first be distributed to certain depositors of Madison County Bank under such depositors’ liquidation rights.  The amount received by such depositors would be equal to their pro rata interest in the remaining value of Madison County Holding Company, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Madison County Financial, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Madison County Holding Company, MHC’s total equity as of the date of the latest statement of financial condition used in this prospectus.  The plan of conversion also provides for the establishment of a parallel bank liquidation account in Madison County Bank to support the Madison County Financial, Inc. liquidation account.

In the unlikely event that Madison County Financial, Inc. and Madison County Bank were to liquidate after the conversion, all claims of creditors, including those of Madison County Bank depositors, would be paid first.  However, except with respect to the liquidation account established by Madison County Financial, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest.  Depositors generally would not have an interest in the value of the assets of Madison County Bank or Madison County Financial, Inc. above that amount.

The liquidation account established by Madison County Financial, Inc. is designed to provide payments to depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Madison County Holding Company, MHC) in the event of a liquidation of Madison County Financial, Inc. and Madison County Bank or of Madison County Bank by itself.  Specifically, in the unlikely event that Madison County Financial, Inc. and Madison County Bank were to completely liquidate after the conversion, all claims of creditors, including those of Madison County Bank depositors, would be paid first, followed by distribution to Eligible Account Holders and Supplemental Eligible Account Holders of their interests in the liquidation account maintained by Madison County Financial, Inc.  In a complete liquidation of both entities, or of Madison County Bank by itself, when Madison County Financial, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Madison County Bank has positive net worth, Madison County Bank shall make a distribution to fund Madison County Financial, Inc.’s remaining obligations under the liquidation account. If Madison County Financial, Inc. is sold or liquidated apart from a sale or liquidation of Madison County Bank, then the Madison County Financial, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the bank liquidation account, subject to the same rights and terms as the liquidation account at Madison County Financial, Inc.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Madison County Financial, Inc. will transfer the liquidation account (and the depositors’ interests in such account) to Madison County Bank and the liquidation account shall thereupon become the liquidation account of Madison County Bank Also, under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Madison County Financial, Inc. or Madison County Bank is not the surviving institution would not be considered a liquidation.  In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Madison County Bank on December 31, 2010 or  ______________, 2012 equal to the proportion that the balance of each Eligible Account Holder and Supplemental Account Holder deposit accounts on December 31, 2010 and  ______________, 2012, respectively, bears to the balance of all Eligible Account Holder and Supplemental Account Holder deposit accounts in Madison County Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2010 or  ______________, 2012, respectively, or any other December 31 annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank, Madison County Financial, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members.  Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank or Madison County Financial, Inc. would prevail in a judicial proceeding.

Luse Gorman Pomerenk & Schick, P.C. has issued an opinion to Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank and Madison County Financial, Inc. that for federal income tax purposes:

1.
The merger of Madison County Holding Company, MHC with and into Madison County Financial Corporation will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Madison County Holding Company, MHC for liquidation interests in Madison County Financial Corporation will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.
None of Madison County Holding Company, MHC, Madison County Bank, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Madison County Holding Company, MHC to Madison County Financial Corporation in constructive exchange for a liquidation interest established in Madison County Financial Corporation for the benefit of such persons who remain depositors of Madison County Bank

4.
The basis of the assets of Madison County Holding Company, MHC and the holding period of such assets to be received by Madison County Financial Corporation will be the same as the basis and holding period of such assets in Madison County Holding Company, MHC immediately before the exchange.

5.
The merger of Madison County Financial Corporation with and into Madison County Financial, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Madison County Financial Corporation nor Madison County Financial, Inc. will recognize gain or loss as a result of such merger.

6.
The basis of the assets of Madison County Financial Corporation and the holding period of such assets to be received by Madison County Financial, Inc. will be the same as the basis and holding period of such assets in Madison County Financial Corporation immediately before the exchange.

7.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Madison County Financial Corporation for interests in the liquidation account in Madison County Financial, Inc.

8.
The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in Madison County Financial Corporation for interests in the liquidation account established in Madison County Financial, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Madison County Financial, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Madison County Financial, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

10.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of Madison County Bank supporting the payment of the Madison County Financial, Inc. liquidation account in the event Madison County Financial, Inc. lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Madison County Bank liquidation account as of the effective date of the merger of Madison County Financial Corporation with and into Madison County Financial, Inc.

11.
It is more likely than not that the basis of the shares of Madison County Financial, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Madison County Financial, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

12.	No gain or loss will be recognized by Madison County Financial, Inc. on the receipt of money in exchange for Madison County Financial, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank, Madison County Financial, Inc. and persons receiving subscription rights and shareholders of Madison County Financial Corporation The tax opinion as to items 7 and 9 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC, stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 10 above is based on the position that the benefit provided by the Madison County Bank liquidation account supporting the payment of the liquidation account in the event Madison County Financial, Inc. lacks sufficient net assets has a fair market value of zero.  We understand that:  (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Madison County Bank are reduced; and (iv) the Madison County Bank liquidation account payment obligation arises only if Madison County Financial, Inc. lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC stating its belief that the benefit provided by the Madison County Bank liquidation account supporting the payment of the liquidation account in the event Madison County Financial, Inc. lacks sufficient net assets does not have any economic value at the time of the conversion.  Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Madison County Bank liquidation account have no value.  If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Madison County Financial, Inc.’s registration statement. An opinion regarding the Nebraska state income tax consequences consistent with the federal tax opinion has also been filed as an exhibit to Madison County Financial, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Madison County Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Madison County Financial, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations prohibit Madison County Financial, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases.  After one year, applicable regulations do not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF MADISON COUNTY FINANCIAL, INC.

Although the Board of Directors of Madison County Financial, Inc. is not aware of any effort that might be made to obtain control of Madison County Financial, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Madison County Financial, Inc.’s articles of incorporation to protect the interests of Madison County Financial, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Madison County Bank, Madison County Financial, Inc. or Madison County Financial, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Madison County Financial, Inc.’s articles of incorporation and bylaws, Madison County Bank’s articles of incorporation and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Madison County Financial, Inc.’s articles of incorporation and bylaws and Madison County Bank’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Madison County Bank’s applications with the Federal Reserve Board and Madison County Financial, Inc.’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Madison County Financial, Inc.’s Articles of Incorporation and Bylaws

Madison County Financial, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Madison County Financial, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our directors.  The bylaws establish qualifications for board members, including prohibition on service as a director or officer of competitors of Madison County Bank and disqualification based on certain prior legal or regulatory violations. The bylaws also contain age restrictions and a residency requirement that board members must have maintained their principal residence in one of the Nebraska counties of Cedar, Boone, Knox, Madison or Pierce for a period of at least one year immediately before his or her nomination or appointment to the Board. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.  Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers.  The articles of incorporation of Madison County Financial, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Madison County Financial, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Madison County Financial, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Madison County Financial, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Madison County Financial, Inc. and its subsidiaries and on the communities in which Madison County Financial, Inc. and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Madison County Financial, Inc.;

●	whether a more favorable price could be obtained for Madison County Financial, Inc.’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Madison County Financial, Inc. and its subsidiaries;

●	the future value of the stock or any other securities of Madison County Financial, Inc. or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Madison County Financial, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings.  The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that Madison County Financial, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.   The articles of incorporation provide that in no event will any person who beneficially owns more than 15% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 15% limit; provided that such 15% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 15% limit prior to such acquisition.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “– Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares.  After the conversion, Madison County Financial, Inc. will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock.”  The articles of incorporation authorize 50,000,000 shares of serial preferred stock.  Madison County Financial, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares.  In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Madison County Financial, Inc. has the authority to issue.  In the event of a proposed merger, tender offer or other attempt to gain control of Madison County Financial, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Madison County Financial, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Except as provided under “– Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 15% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that a majority of the voting power of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Madison County Financial, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Madison County Financial, Inc.;

(xi)	The limitation of liability of officers and directors to Madison County Financial, Inc. for money damages; and

(xii)
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. A person who is found to have violated these restrictions may face prosecution or other legal action.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Under state law, control is defined to mean the ability of any person or entity, acting individually or in concert, to own, hold, direct with power to vote, or hold proxies representing 10% or more of the voting shares or rights of an institution, the ability to achieve in any manner the election or appointment of a majority of directors of an institution, or the power to direct or exercise significant influence over the management or policies of an institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

●	the acquisition would result in a monopoly or substantially lessen competition;

●	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

●	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

●	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK
General

At the effective date, Madison County Financial, Inc. will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Madison County Financial, Inc. currently expects to issue in the offering up to 4,298,125 shares of common stock.  Madison County Financial, Inc. will not issue shares of preferred stock in the conversion.  Each share of Madison County Financial, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of Madison County Financial, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Madison County Financial, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Madison County Financial, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.  The holders of common stock of Madison County Financial, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor.  If Madison County Financial, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Madison County Financial, Inc. will have exclusive voting rights in Madison County Financial, Inc.  They will elect Madison County Financial, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Madison County Financial, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Madison County Financial, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a stock savings bank, corporate powers and control of Madison County Bank are vested in its Board of Directors, who elect the officers of Madison County Bank and who fill any vacancies on the Board of Directors. Voting rights of Madison County Bank are vested exclusively in the owners of the shares of capital stock of Madison County Bank, which will be Madison County Financial, Inc., and voted at the direction of Madison County Financial, Inc.’s Board of Directors.  Consequently, the holders of the common stock of Madison County Financial, Inc. will not have direct control of Madison County Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Madison County Bank, Madison County Financial, Inc., as the holder of 100% of Madison County Bank’s capital stock, would be entitled to receive all assets of Madison County Bank available for distribution, after payment or provision for payment of all debts and liabilities of Madison County Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Madison County Financial, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Madison County Financial, Inc. available for distribution.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Madison County Financial, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Madison County Financial, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Madison County Financial, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Madison County Holding Company, MHC and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, have been included herein and in the registration statement in reliance upon the report of BKD, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC has consented to the publication herein of the summary of its report to Madison County Financial, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Madison County Financial, Inc. and Madison County Bank, will issue to Madison County Financial, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion.  Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions.  BKD, LLP will issue to Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Financial, Inc. and Madison County Bank its opinion regarding the Nebraska income tax consequences of the conversion.  BKD, LLP, has consented to the reference in this prospectus to its opinion.  Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Madison County Financial, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Madison County Financial, Inc.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Madison County Bank has filed with the Federal Reserve Bank of Kansas City an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the Federal Reserve Bank of Kansas City, located at 1 Memorial Drive, Kansas City, Missouri 6419.  Our plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, Madison County Financial, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Madison County Financial, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, subject to subsequent deregistration of such shares under the Securities Exchange Act of 1934.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
MADISON COUNTY HOLDING COMPANY, MHC

***

Separate financial statements for Madison County Financial, Inc. have not been included in this prospectus because Madison County Financial, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Pursuant to Securities and Exchange Commission regulations, Madison County Financial, Inc. is a smaller reporting company as it will have a public float of less than $75 million.

Report of Independent Registered Public Accounting Firm

Board of Directors
Madison County Holding Company, MHC
Madison, Nebraska

We have audited the accompanying consolidated balance sheets of Madison County Holding Company, MHC as of December 31, 2011 and 2010, and the related consolidated statements of income, equity and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Madison County Holding Company, MHC as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana
April 27, 2012

Madison County Holding Company, MHC
Consolidated Balance Sheets
December 31, 2011 and 2010
(Dollars in Thousands)

	December 31,
	2011	2010
Assets
Cash and due from banks	$6,449	$2,446
Interest-earning demand accounts	8	76
Cash and cash equivalents	6,457	2,522
Certificates of deposit	250	-
Investment securities:
Available for sale, at fair value	10,228	7,501
Held to maturity, at amortized cost (fair value
of $15,854 and $11,428, respectively)	15,402	11,555
Loans held for sale	621	360
Loans receivable, net of allowance for losses of $4,017 and
$3,352, respectively	188,953	181,848
Stock in Federal Home Loan Bank (“FHLB”) of Topeka	2,037	1,654
Premises and equipment, net	2,540	2,619
Bank-owned life insurance (“BOLI”)	4,444	4,289
Accrued interest receivable:
Investment securities and certificates of deposit	159	148
Loans receivable	3,982	3,404
Core deposit intangible	989	1,195
Goodwill	481	481
Other assets	2,125	1,895

Total assets	$238,668	$219,471

Liabilities and Equity

Liabilities
Deposits	$179,211	$160,803
Borrowings	26,900	29,755
Accrued interest payable	165	204
Other liabilities	2,261	2,165
Total liabilities	208,537	192,927

Commitments and contingencies (Note 10)

Equity
Accumulated other comprehensive income	231	93
Retained earnings - substantially restricted	29,900	26,451
Total equity	30,131	26,544

Total liabilities and equity	$238,668	$219,471

See notes to consolidated financial statements.

Madison County Holding Company, MHC
Consolidated Statements of Income
Years Ended December 31, 2011 and 2010
(Dollars in Thousands)

	Years Ended December 31,
	2011	2010
Interest and Dividend Income
Loans receivable, including fees	$10,821	$10,417
Investment securities - taxable	343	285
Investment securities - non-taxable	449	428
Other	44	42
Total interest income	11,657	11,172

Interest Expense
Deposits	1,946	2,359
Borrowings	271	760
Total interest expense	2,217	3,119

Net interest income	9,440	8,053
Provision for loan losses	680	360

Net Interest Income After Provision for Loan Losses	8,760	7,693

Other Income
Service charges on deposit accounts	209	208
ATM and credit card fees	122	60
Loan servicing income, net	127	87
Gain on sale of loans	300	351
Net realized gains (losses) on investment securities	9	(2)
Increase in surrender value of life insurance	165	181
Insurance commission income	447	442
Other income	119	141
Total other income	1,498	1,468

Other Expense
Salaries and employee benefits	3,423	3,179
Director fees and benefits	100	104
Net occupancy	480	482
Data processing fees	170	160
Professional fees	54	52
Advertising	96	113
Supplies	136	139
FDIC inurance premiums	143	182
Core deposit intangible amortization	206	238
Other expense	570	534
Total other expense	5,378	5,183

Income Before Income Tax Expense	4,880	3,978

Income tax expense	1,431	1,141

Net Income	$3,449	$2,837

See notes to consolidated financial statements.

Madison County Holding Company, MHC
Consolidated Statements of Equity
Years Ended December 31, 2011 and 2010
(Dollars in Thousands)

	Accumulated
	Other
	Comprehensive	Retained	Total
	Income (Loss)	Earnings	Equity

Balance, January 1, 2010	$(20)	$23,614	$23,594

Comprehensive income:
Net income		2,837	2,837
Change in unrealized gains on
investment securities, net of
relassification and tax	113		113
Comprehensive income			2,950

Balance at December 31, 2010	93	26,451	26,544

Comprehensive income:
Net income		3,449	3,449
Change in unrealized gains on
investment securities, net of
relassification and tax	138		138
Comprehensive income			3,587

Balance at December 31, 2011	$231	$29,900	$30,131

See notes to consolidated financial statements.

Madison County Holding Company, MHC
Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010
(Dollars in Thousands)

	Years Ended December 31,
	2011	2010
Operating activities:
Net income	$3,449	$2,837
Items not requiring cash:
Provision for loan losses	680	360
Depreciation and amortization	221	231
Deferred income taxes	(329)	(233)
Investment securities amortization, net	23	17
Investment securities (gains) losses	(9)	2
Core deposit intangible amortization	206	238
Loans originated for sale in the secondary market	(18,206)	(16,936)
Proceeds from loan sales in the secondary market	18,245	16,927
Gain on loans sold	(300)	(351)
Increase in surrender value of life insurance	(165)	(181)
Net change in:
Accrued interest receivable	(589)	(267)
Accrued interest payable	(39)	(112)
Other adjustments	92	318
Net cash provided by operating activities	3,279	2,850

Investing activities:
Purchase of certificates of deposit	(250)	-
Purchases of investment securities available for sale	(10,945)	(5,221)
Proceeds from maturities of investment securities available for sale	8,405	6,189
Proceeds from sales of investment securities available for sale	0	0
Purchases of investment securities held to maturity	(5,589)	(3,081)
Proceeds from maturities of investment securities held to maturity	1,750	3,510
Purchases of Stock in FHLB of Topeka, net	(341)	(3)
Net change in loans receivable	(7,785)	(24,268)
Purchases of premises and equipment	(142)	(61)
Proceeds from foreclosed real estate	-	46
Net cash used in investing activities	(14,897)	(22,889)

Financing activities:
Net change in checking and money market savings accounts	22,903	17,392
Net change in certificates of deposit	(4,495)	(4,874)
Net change in short-term borrowings	(1,955)	16,855
Proceeds from FHLB advances	1,100	-
Repayment of FHLB advances	(2,000)	(10,000)
Net cash provided by financing activities	15,553	19,373

Net Change in Cash and Cash Equivalents	3,935	(666)

Cash and Cash Equivalents, Beginning of Year	2,522	3,188

Cash and Cash Equivalents, End of Year	$6,457	$2,522

Additional Cash Flows Information:
Interest paid	$2,256	3,231
Income tax paid	1,847	1,438

See notes to consolidated financial statements.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Madison County Holding Company, MHC, a federally chartered mutual holding company  (the “Company”) owns 100% of the common stock of Madison County Financial Corporation, a federal stock corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of Madison County Bank (the “Bank”), a federal stock savings bank that is headquartered in Madison, Nebraska.

The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in the areas surrounding Madison, Nebraska.  The Bank is subject to competition from other financial institutions.  The Bank is subject to the regulation of the Comptroller of the Currency (“OCC”) and undergoes periodic examinations by such authority.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Mid-Tier Holding Company and its wholly owned subsidiary, the Bank.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and fair values of financial instruments.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2011 and 2010, cash equivalents consisted primarily of interest earning demand deposits.

The Bank is required to maintain reserve funds in cash and/or deposit with the Federal Reserve Bank.  The reserve required at December 31, 2011 was $40.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2011 through December 31, 2012, at all FDIC-insured institutions.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250.  At December 31, 2011, the Company’s cash and cash equivalent noninterest-bearing accounts at commercial banks are federally insured through December 31, 2012.  At December 31, 2011, cash and cash equivalents of $7 held at the Federal Home Loan Bank and $25 held at the Federal Reserve Bank, are not federally insured.

Certificates of Deposit

Certificates of deposit are carried at cost.

Investment Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity, including equity securities with readily determinable fair values, are investment securities classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of investment securities are recorded on the trade date and are determined using the specific identification method.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to sell or whether it would be more-likely-than-not required to sell its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains and losses on loan sales are recorded in noninterest income upon sale of the loan.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Premiums and discounts are amortized as a level yield adjustment over the respective term of the loan.

For loans not secured by real estate or loans secured by real estate with loan-to-value ratios of 80% or more, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  For loans secured by real estate with a loan-to-value ratio of less than 80%, the accrual of interest is discontinued after the loan is 120 days past due.  Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date.  For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

For all loan portfolio segments, the Company promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all for classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal.  The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.  There were no changes in the Company’s nonaccrual policy during 2011 or 2010.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan.  Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of general and allocated components.  The general component covers non-impaired loans and is based on the product of the historical loss experience rate, adjusted by certain qualitative factors in basis points, and the portfolio balance for each loan segment.  The historical loss experience rate is determined for each loan portfolio segment and is based on the actual loss history experienced by the Company over the prior three years.  Management believes the three year historical loss experience methodology is appropriate in the current economic environment.  The qualitative  factors considered include changes in experience of lending staff, lending policies and procedures; changes in loan review and oversight, changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; changes in the underlying  collateral and changes in current, national and local economic and business conditions.

The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for non-homogenous type loans such as commercial, non-owner residential and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  For impaired loans where the Company utilizes the discounted cash flows to determine the level of impairment, the Company includes the entire change in the present value of cash flows as bad debt expense.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral.  In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial non-real estate, commercial real estate and multi-family real estate loans.  After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses.

Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Premises and equipment are carried at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method for premises and the declining balance method for equipment based principally on the estimated useful lives of the assets.  Estimated useful lives are seven to 40 years for buildings and improvements, five to 15 years for furniture and equipment, five years for automobiles and three years for software.   Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.  Gains and losses on dispositions are included in current operations.

Stock in Federal Home Loan Bank of Topeka

Federal Home Loan Bank of Topeka stock is a required investment for institutions in our market area that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula.

Management periodically evaluates the FHLB stock for impairment.  Determination of whether the FHLB stock is impaired is based on the assessment of the ultimate recoverability of cost rather than by recognizing declines in value.  The determination of whether a decline affects the ultimate recoverability of costs is influenced by the significance of the decline in net assets compared to the capital of the FHLB and the length of time this situation has persisted; the ability of the FHLB to make payments required by law or regulation and operating performance; the impact of legislative and regulatory changes on member institutions and customer base and the liquidity position of the FHLB.  Management believes that no impairment charge on FHLB of Topeka stock is necessary at December 31, 2011.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense.  There were no foreclosed assets held for sale at December 31, 2011 or 2010.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Bank-Owned Life insurance

Bank-owned life insurance is recorded at the amount that can be realized under the insurance contracts at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.  Changes in the net cash surrender value of the policies, as well as insurance proceeds received are reflected in noninterest income on the consolidated statements of income and are not subject to income taxes.

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.

Intangible Assets

Intangible assets are being amortized on an accelerated basis over a period of 15 years.  Such assets are periodically evaluated as to the recoverability of their carrying value.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.  Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income and accumulated other comprehensive income consist entirely of unrealized appreciation (depreciation) on available-for-sale investment securities.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial lines and letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Management estimates losses on off-balance-sheet credit instruments using the same methodology as for portfolio loans.  Additions to the allowance for losses on off-balance-sheet credit instruments are made by charges to the provision for losses and credits to other liabilities in the Company’s consolidated balance sheet.

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with difficult circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2011, the Company held $46,620 in agricultural and commercial non-real estate loans and $83,347 in agricultural real estate loans primarily in Madison County, Nebraska and surrounding counties.  Values for agricultural real estate in this market are currently increasing but are subject to change based on factors impacting the agricultural industry.  Changes in values could significantly affect the repayment ability for many agricultural loan customers.

At December 31, 2011, the Company held approximately $21,037 in commercial and multi-family real estate loans.  Due to national, state and local economic conditions, values for commercial real estate have declined significantly, and the market for these properties is depressed.

The accompanying consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.  Furthermore, the OCC could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 2:	Investment Securities

The amortized cost and approximate fair values of investment securities are as follows:

	December 31, 2011
		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale:
U.S. Treasuries	$499	$2	$-	$501
Federal agencies	9,379	365	(17)	9,727
Total available for sale	9,878	367	(17)	10,228

Held to maturity:
Federal agencies	493	33	-	526
State and municipal	14,909	421	(2)	15,328
Total held to maturity	15,402	454	(2)	15,854

Total investment securities	$25,280	$821	$(19)	$26,082

	December 31, 2010
		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale - Federal agencies	$7,360	$159	$(18)	$7,501

Held to maturity:
Federal agencies	489	48	-	537
State and municipal	11,066	62	(237)	10,891
Total held to maturity	11,555	110	(237)	11,428

Total investment securities	$18,915	$269	$(255)	$18,929

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The amortized cost and fair value of investment securities at December 31, 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$1,501	$1,504	$835	$837
After one through five years	3,427	3,546	2,270	2,351
After five through ten years	4,450	4,678	2,751	2,856
After ten years	500	500	9,546	9,810

	$9,878	$10,228	$15,402	$15,854

The carrying value of investment securities pledged as collateral, to secure public deposits and for other purposes was $6,119 at December 31, 2011 and $5,385 at December 31, 2010.

There were no sales of investment securities available for sale for the years ended December 31, 2011 and 2010.  The Company recorded net gains of $9 and net losses of $2 for the years ended December 31, 2011 and 2010, respectively, on called investment securities.

Certain investments in debt securities have fair values at an amount less than their historical cost.  Total fair value of these investments at December 31, 2011 and 2010 was $2,227 and $6,942, which is approximately 9% and 37%, respectively, of the Company’s investment portfolio.  These declines primarily resulted from changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these investment securities are temporary.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Should the impairment of any of these investment securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Investment securities with unrealized losses at December 31, 2011 were as follows:

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	losses	Value	losses	Value	losses

Available for sale-
Federal agencies	$1,885	$(17)	$-	$-	$1,885	$(17)
Held to maturity-
State and municipal	342	(2)	-	-	342	(2)

	$2,227	$(19)	$-	$-	$2,227	$(19)

Investment securities with unrealized losses at December 31, 2010 were as follows:

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	losses	Value	losses	Value	losses

Available for sale-
Federal agencies	$1,011	$(2)	$502	$(16)	$1,513	$(18)
Held to maturity-
State and municipal	4,845	(226)	584	(11)	5,429	(237)

	$5,856	$(228)	$1,086	$(27)	$6,942	$(255)

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 3:	Loans Receivable and Allowance for Losses

Categories of loans receivable include:

	December 31,
	2011	2010

Real estate:
Agricultural	$83,347	$79,418
Commercial and multi-family	21,037	22,364
One- to four-family residential	37,414	40,285
Agricultural and commercial non-real estate	46,620	37,380
Consumer	4,552	5,753
	192,970	185,200
Less
Allowance for losses	4,017	3,352

Total loans	$188,953	$181,848

The risk characteristics of each loan portfolio segment are as follows:

Agricultural Real Estate

Agricultural real estate loans are primarily comprised of loans for the purchase of farmland.  Loan-to-value ratios on loans secured by farmland generally do not exceed 70% and have amortization periods limited to twenty one years.

Agricultural and Commercial Non-Real Estate

Agricultural non-real estate loans are generally comprised of seasonal operating lines to cash grain farmers to plant and harvest corn and soybeans and term loans to fund the purchase of equipment.  Specific underwriting standards have been established for agricultural-related loans including the establishment of projections for each operating year based on industry-developed estimates of farm input costs and expected commodity yields and prices.  Operating lines are typically written for one year and secured by the crop and other farm assets as considered necessary.

Commercial non-real estate loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower.  The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value.  Most commercial non-real estate loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee.  Short-term loans may be made on an unsecured basis.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Commercial and Multi-Family Real Estate

Commercial and multi-family real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.

Commercial and multi-family real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.  The characteristics of properties securing the Company’s commercial and multi-family real estate portfolio are diverse, but virtually all of these loans are secured by properties in Nebraska.  Management monitors and evaluates commercial real estate and multi-family real estate loans based on collateral, geography and risk grade criteria.  In addition, the Company generally will not finance single purpose projects unless other underwriting factors are present to help mitigate risk.  In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.

Residential Real Estate and Consumer

Residential real estate and consumer loans consist of two segments - residential mortgage loans and personal loans.  For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded.  Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer loans are secured by consumer assets, such as automobiles or recreational vehicles.  Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit.  Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels.  Repayment can also be impacted by changes in property values on residential properties.  Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following presents by portfolio segment, the activity in the allowance for loan losses for the year ended December 31, 2011 and the recorded investment in loans and impairment method as of December 31, 2011:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
Year Ended December 31, 2011:	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Allowance for Loan Losses:
Balance, beginning of period	$1,448	$496	$580	$720	$108	$3,352
Provision for loan losses	124	60	260	264	(28)	680
Loans charged to the allowance	-	-	(22)	-	-	(22)
Recoveries of loans previously charged off	7	-	-	-	-	7

Balance, end of period	$1,579	$556	$818	$984	$80	$4,017
Ending balance: individually evaluated for impairment	$-	$-	$50	$-	$-	$50
Ending balance: collectively evaluated for impairment	$1,579	$556	$768	$984	$80	$3,967

At December 31, 2011:

Loans:
Ending balance	$83,347	$21,037	$37,414	$46,620	$4,552	$192,970
Ending balance individually evaluated for impairment	$-	$-	$64	$-	$-	$64
Ending balance collectively evaluated for impairment	$83,347	$21,037	$37,350	$46,620	$4,552	$192,906

The following presents by portfolio segment, the activity in the allowance for loan losses for the year ended December 31, 2010 and the recorded investment in loans and impairment method as of December 31, 2010:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
Year Ended December 31, 2010:	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Allowance for Loan Losses:
Balance, beginning of period	$1,181	$556	$551	$659	$71	$3,018
Provision for loan losses	265	(60)	58	61	36	360
Loans charged to the allowance	-	-	(29)	-	-	(29)
Recoveries of loans previously charged off	2	-	-	-	1	3

Balance, end of period	$1,448	$496	$580	$720	$108	$3,352
Ending balance: individually evaluated for impairment	$-	$-	$25	$-	$-	$25
Ending balance: collectively evaluated for impairment	$1,448	$496	$555	$720	$108	$3,327

At December 31, 2010:

Loans:
Ending balance	$79,418	$22,364	$40,285	$37,380	$5,753	$185,200
Ending balance individually evaluated for impairment	$-	$-	$48	$-	$-	$48
Ending balance collectively evaluated for impairment	$79,418	$22,364	$40,237	$37,380	$5,753	$185,152

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2011:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Pass	$83,218	$21,028	$36,835	$46,517	$4,543	$192,141
Special Mention	-	9	469	102	9	589
Substandard	129	-	110	1	-	240
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$83,347	$21,037	$37,414	$46,620	$4,552	$192,970

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2010:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Pass	$79,188	$22,348	$39,762	$37,379	$5,708	$184,385
Special Mention	99	16	474	-	45	634
Substandard	131	-	49	1	-	181
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-

Total	$79,418	$22,364	$40,285	$37,380	$5,753	$185,200

The Company generally categorizes all classes of loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  Generally, smaller dollar consumer loans are excluded from this grading process and are reflected in the Pass category.  The delinquency trends of these consumer loans are monitored on a homogeneous basis and the related delinquent amounts are reflected in the aging analysis table below.  The Company uses the following definitions for risk ratings:

The Pass asset quality rating encompasses assets that have generally performed as expected.  With the exception of some smaller consumer and residential loans, these assets generally do not have delinquency.  Loans assigned this rating include loans to borrowers possessing solid credit quality with acceptable risk.  Borrowers in these grades are differentiated from higher grades on the basis of size (capital and/or revenue), leverage, asset quality, stability of the industry or specific market area and quality/coverage of collateral.  These borrowers generally have a history of consistent earnings and reasonable leverage.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The Special Mention asset quality rating encompasses assets that have potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.  Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.  This grade is intended to include loans to borrowers whose credit quality has clearly deteriorated and where risk of further decline is possible unless active measures are taken to correct the situation. Weaknesses are considered potential at this state and are not yet fully defined.

The Substandard asset quality rating encompasses assets that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any; assets having a well-defined weakness based upon objective evidence; assets characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected; or the possibility that liquidation will not be timely.  Loans categorized in this grade possess a well-defined credit weakness and the likelihood of repayment from the primary source is uncertain.  Significant financial deterioration has occurred and very close attention is warranted to ensure the full repayment without loss.  Collateral coverage may be marginal and the accrual of interest has been suspended.

The Doubtful asset quality rating encompasses assets that have all of the weaknesses of those classified as Substandard.  In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The Loss asset quality rating encompasses assets that are considered uncollectible and of such little value that their continuance as assets of the bank is not warranted. A loss classification does not mean that an asset has no recovery or salvage value; instead, it means that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be realized in the future.

The following tables present the Company’s loan portfolio aging analysis and nonperforming loans as of December 31, 2011:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Past Due:
30-59 days	$111	$-	$169	$36	$32	$348
60-89 days	-	9	289	96	3	397
90 days or more	-	-	16	-	1	17
Total past due	111	9	474	132	36	762
Current	83,236	21,028	36,940	46,488	4,516	192,208

Total loans	$83,347	$21,037	$37,414	$46,620	$4,552	$192,970

Nonaccrual loans	$129	$-	$93	$1	$-	$223
Loans past due 90 days and still accruing	-	-	16	-	1	17

	$129	$-	$109	$1	$1	$240

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following tables present the Company’s loan portfolio aging analysis and nonperforming loans as of December 31, 2010:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Past Due:
30-59 days	$363	$282	$304	$8	$3	$960
60-89 days	-	16	50	-	32	98
90 days or more	-	-	181	-	2	183
Total past due	363	298	535	8	37	1,241
Current	79,055	22,066	39,750	37,372	5,716	183,959

Total loans	$79,418	$22,364	$40,285	$37,380	$5,753	$185,200

Nonperforming loans:
Nonaccrual loans	$131	$-	$35	$1	$-	$167
Loans past due 90 days and still accruing	-	-	181	-	2	183

	$131	$-	$216	$1	$2	$350

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following table presents impaired loans and specific valuation allowance based on class level at December 31, 2011:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Impaired loans with an allowance for loan losses	$-	$-	$64	$-	$-	$64
Impaired loans with no allowance for loan losses	-	-	-	-	-	-
Total impaired loans	$-	$-	$64	$-	$-	$64

Unpaid principal balance of impaired loans	$-	$-	$64	$-	$-	$64
Allowance for loan losses on impaired loans	-	-	50	-	-	50
Average recorded investment in impaired loans	-	-	48	-	-	48

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following table presents impaired loans and specific valuation allowance based on class level at December 31, 2010:

	Real Estate
		Commercial	One- to	Agricultural
		and	four-family	and
	Agricultural	Multi-family	residential	Commercial	Consumer	Total

Impaired loans with an allowance for loan losses	$-	$-	$48	$-	$-	$48
Impaired loans with no allowance for loan losses	-	-	-	-	-	0
Total impaired loans	$-	$-	$48	$-	$-	$48

Unpaid principal balance of impaired loans	$-	$-	$48	$-	$-	$48
Allowance for loan losses on impaired loans	-	-	25	-	-	25
Average recorded investment in impaired loans	-	-	35	-	-	35

Interest income of $4 and $2 was recognized on impaired loans for the years ended December 31, 2011 and 2010.

There were no troubled debt restructurings during the years ended December 31, 2011 or 2010.

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage and other loans serviced for others were $40,604 and $31,730 at December 31, 2011 and 2010, respectively.

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	December 31,
	2011	2010

Land	$341	$341
Buildings and improvements	3,466	3,479
Furniture and equipment	1,709	1,682
Automobiles	69	75
Software	289	285
	5,874	5,862
Less accumulated depreciation	3,334	3,243

	$2,540	$2,619

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 5:	Goodwill and Core Deposit Intangible

Goodwill was recognized in connection with the acquisition of First Capital Investment Company, Inc., the parent company of First National Bank of Albion, in November 2005.  Under FASB ASC 350, “Intangibles - Goodwill and Other,” goodwill is tested for impairment annually or more frequently, if necessary.

As a result, goodwill was not impaired at either December 31, 2011 or 2010.

The gross carrying value and accumulated amortization of the core deposit intangibles related to the acquisition of First National Bank of Albion is presented below:

	December 31,
	2011	2010

Core deposit intangible	$3,094	$3,094
Accumulated amortization	(2,105)	(1,899)

Net unamortized core deposit intangible	$989	$1,195

The core deposit intangible is tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

Amortization expense on core deposit intangibles for the years ended December 31, 2011 and 2010 was $206 and $238, respectively.

Estimated amortization expense on core deposit intangibles for the next five years is as follows:

Year ended December 31, 2012	$179
Year ended December 31, 2013	156
Year ended December 31, 2014	136
Year ended December 31, 2015	119
Year ended December 31, 2016	104

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 6:	Deposits

	December 31,
	2011	2010

Non-interest-bearing checking	$15,633	$12,181
Interest-bearing checking	93,133	78,719
Money market savings	34,997	29,960
Certificates and other time deposits of $100 or more	9,070	9,336
Other certificates and time deposits	26,378	30,607

Total deposits	$179,211	$160,803

Certificates and other time deposits by 1% rate increments at December 31, 2011 and 2010 are summarized as follows:

	December 31,
	2011	2010

0.00 - .99%	$8,091	$2,267
1.00 - 1.99%	23,897	26,301
2.00 - 2.99%	2,700	9,143
3.00 - 3.99%	21	345
4.00 - 4.99%	739	1,887

Total	$35,448	$39,943

Interest expense by deposit type for the years ended December 31, 2011 and 2010 is as follows:

	Years Ended December 31,
	2011	2010

Interest-bearing checking	$1,047	$1,136
Money market savings	301	360
Certificates of deposit	598	863

	$1,946	$2,359

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

At December 31, 2011 and 2010, the scheduled maturities of time deposits are as follows:

	December 31,
	2011	2010

One year or less	$26,496	$31,875
Over one year to two years	6,162	5,903
Over two years to three years	1,547	900
Over three years to four years	521	818
Over four years	722	447

	$35,448	$39,943

There were no brokered deposits at December 31, 2011 or 2010.

Note 7:	Borrowings

	December 31,
	2011	2010

Federal Home Loan Bank line of credit	$13,100	$12,600
Federal funds purchased	-	3,455
Federal Reserve Bank (FRB) borrowings	7,000	6,000
Federal Home Loan Bank advances	6,800	7,700

Total borrowings	$26,900	$29,755

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The Company has a line of credit the FHLB of Topeka which expires December 21, 2012.  The line of credit accrues interest at a variable rate (.26% at December 31, 2011).  The maximum credit available is based on certain criteria including a percentage of assets limitation and an available collateral limitation.  Based on the statement received from the FHLB of Topeka, the additional borrowing capacity at December 31, 2011 was $43,908.

The Company has an unsecured line with another financial institution to purchase overnight federal funds.  The maximum amount of the established line is $13,680 and matures on May 31, 2012.  The line is subject to quarterly review as well as annual renewal, and terms may be altered in the event of a significant change in the Company’s financial condition.  The Company had no federal funds outstanding at December 31, 2011.

FRB advances outstanding at December 31, 2011, are at an interest rate of .30% and mature on January 31, 2012.  FRB advances are secured by loans totaling $20,422 at December 31, 2011.  The maximum credit available from the FRB, including amounts approved for seasonal borrowing, is $9,565 and is subject to an annual approval process and certain other restrictions.

FHLB advances, at interest rates from 1.37 percent to 4.54 percent at December 31, 2011 are subject to restrictions or penalties in the event of prepayment.  FHLB advances and the line of credit are secured by a blanket lien on mortgage loans totaling $89,469 at December 31, 2011.

Maturities of FHLB advances were as follows at December 31, 2011:

One year or less	$500
Over one year to two years	300
Over two years to three years	-
Over three years to four years	4,400
Over four years to five years	200
Over five years	1,400

$6,800

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 8:	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction.  With a few exceptions, the Company is no longer subject to U.S. federal or state examinations by tax authorities for years before 2008.

	Years Ended December 31,
	2011	2010

Income tax expense:
Currently payable - Federal	$1,760	$1,374
Deferred - Federal	(329)	(233)

	$1,431	$1,141

Reconcilaition of Federal statutory to actual tax expense
Federal statutory income tax at 34%	$1,661	$1,352
Tax-exempt income	(168)	(157)
Cash surrender value of life insurance	(53)	(53)
Other	(9)	(1)

Actual tax expense	$1,431	$1,141

Effective tax rate	29.3%	28.7%

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

A cumulative net deferred tax asset is included in other assets.  The components of the asset are as follows:

	December 31,
	2011	2010

Assets:
Allowance for loan losses	$1,317	$1,091
Deferred compensation	418	365
Other	84	76
Total assets	1,819	1,532

Liabilities:
Core deposit intangible	336	406
Stock in FHLB of Topeka	151	137
Prepaid expense	154	145
Depreciation	112	107
Securities available for sale	119	48
Total liabilities	872	843

	$947	$689

Retained earnings at December 31, 2011 and 2010 include approximately $750 for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $255.

The tax expense (benefit) applicable to realized securities gains (losses) for the years ended December 31, 2011 and 2010 was $3 and $(1), respectively.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Note 9:	Other Comprehensive Income

	Year Ended December 31, 2011
		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on investment securities:
Unrealized holding gains arising during the year	$218	$(74)	$144
Less: reclassification adjustment for gain realized in net income	9	(3)	6

	$209	$(71)	$138

	Year Ended December 31, 2010
		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount

Unrealized gains on investment securities:
Unrealized holding gains arising during the year	$170	$(58)	$112
Less: reclassification adjustment for (loss) realized in net income	(2)	1	(1)

	$172	$(59)	$113

Note 10:	Commitments and Contingencies

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, lines of credit and letters of credit, which are not included in the accompanying consolidated financial statements.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, lines of credit and letters of credit is represented by the contractual or notional amount of those instruments.  The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Financial instruments whose contract amount represents credit risk as of December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010

Commitments to extend credit	$8,724	$10,297
Lines of credit, primarily commercial	23,553	19,839
Commercial letters of credit	325	279

Commitments to extend credit and lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract and a majority of such commitments are contractually discretionary at the discretion of the Company.  These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commercial letters of credit and a large amount of the lines of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company sells residential loans with limited recourse to the FHLB of Topeka under the Mortgage Partnership Finance program.  The Company is obligated to repurchase certain loans sold that become delinquent as defined by the agreement.  At December 31, 2011 and 2010, these obligations were approximately $1,959 and $1,292.  Based upon a favorable payment history, the Company does not anticipate recognizing any losses on these residential loans under the agreement, and accordingly, has not established a reserve.

Note 11:	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of  December 31, 2011 and 2010, the most recent notification from the OCC, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual and required capital amounts and ratios are as follows:

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2011:
Total capital
(to risk weighted assets)	$31,103	14.52%	$17,142	8.00%	$21,427	10.00%
Tier 1 capital
(to risk weighted assets)	28,409	13.26%	8,571	4.00%	12,856	6.00%
Tier 1 capital
(to average assets)	28,409	11.98%	7,113	3.00%	11,855	5.00%

As of December 31, 2010:
Total capital
(to risk weighted assets)	$27,026	15.18%	$14,247	8.00%	$17,809	10.00%
Tier 1 capital
(to risk weighted assets)	24,786	13.92%	7,124	4.00%	10,685	6.00%
Tier 1 capital
(to average assets)	24,786	11.38%	6,535	3.00%	10,891	5.00%

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  Generally, the Bank’s payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Following is a reconciliation of the Bank’s equity capital under accounting principles generally accepted in the United States of America to Tangible and Tier 1 capital and Total capital (as defined by the OCC) at December 31, 2011 and 2010:
	December 31,
	2011	2010

Equity capital	$29,968	$26,375
Goodwill and intangible assets	(1,328)	(1,496)
Unrealized gains on securities, net	(231)	(93)
Tangible and Tier 1 capital	28,409	24,786
General allowance for loan losses (1)	2,694	2,240

Total capital	$31,103	$27,026

(1) Limited to 1.25% of risk-weighted assets.

Note 12:	Employee Benefits

The Company has a retirement savings 401(k) plan covering substantially all employees.  Employees may contribute up to 100% of their compensation, subject to limitations prescribed by law.  The Company contributes 3% of the employee’s compensation.  Employer contributions charged to expense was $76 and $72 for the years ended December 31, 2011 and 2010, respectively.

The Company has a salary continuation plan for the benefit of certain executive officers.  The Bank is funding the agreement with variable rate life insurance policies.  The recorded obligation of $1,021 and $891 at December 31, 2011 and 2010, respectively, is included in other liabilities.  Expense of $130 and $121 was recorded for the years ended December 31, 2011 and 2010, respectively.  There were payments of $0 and $33 made during the years ended December 31, 2011 and 2010, respectively.

In addition, the Company has a deferred compensation plan for the directors of the Company.  The recorded obligation of $208 and $183 at December 31, 2011 and 2010, respectively, is included in other liabilities.  Expense of $25 and $23 was recorded for the years ended December 31, 2011 and 2010, respectively.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The Company has also entered into employment and change in control agreements with certain officers that provide for the severance payments and the continuation of certain benefits for a specified period of time under certain conditions.  Under the terms of the agreements, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions.  In the event of involuntary termination, subject to certain criteria, the officer is entitled to payment of base salary and certain benefits for the remaining term of the employment agreement, but in no event for a period of less than 12 months following the date of termination.  The severance payments under these agreements are generally 2.99 times the base salary of the officer in the event of a change in control.

Note 13:	Related Party Transactions

The Company has entered into transactions with certain directors, executive officers and their affiliates or associates (related parties).  Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.  The aggregate amount of loans to such related parties at December 31, 2011 and 2010 was $482 and $438, net of loans sold of $589 and $264, respectively.  Deposits from related parties held by the Company at December 31, 2011 and 2010 totaled $1,972 and $1,973, respectively.

Note 14:	Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following is a description of the valuation methodologies and inputs used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions.  Additionally, matrix pricing is used for certain investment securities and is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities but rather relying on the investment securities’ relationship to other benchmark quoted investment securities.  Level 2 securities include federal agencies.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

The following tables present the fair value measurements of assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

December 31, 2011
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
Assets	Value	(Level 1)	(Level 2)	(Level 3)

Available for sale:
U.S. Treasuries	$501	$501	$-	$-
Federal agencies	9,727	-	9,727	-

	$10,228	$501	$9,727	$-

December 31, 2010
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
Assets	Value	(Level 1)	(Level 2)	(Level 3)

Available for sale-Federal agencies	$7,501	$-	$7,501	$-

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following is a description of the valuation methodologies used for instruments measured at fair value on a nonrecurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms, are measured for impairment.  Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral.  If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires a current independent appraisal of the collateral and applying a discount factor to the value.  After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

The following tables present the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall:

December 31, 2011
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
Assets	Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$14	$-	$-	$14

December 31, 2010
Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
Assets	Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$23	$-	$-	$23

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Certificates of Deposit, Federal Home Loan Bank Stock, Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Held-to-maturity Securities

Fair value is based on quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include checking and money market savings accounts.  The carrying amount of these deposits approximates fair value.  The fair value of fixed-maturity time deposits (certificates and other time deposits) is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Borrowings

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.  Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market.  If a quoted market price is not available, an expected present value technique is used to estimate fair value.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$6,457	$6,457	$2,522	$2,522
Certificates of deposit	250	250	-	-
Available for sale investment securities	10,228	10,228	7,501	7,501
Held to maturity investment securities	15,402	15,854	11,555	11,428
Loans held for sale	621	621	360	360
Loans, net	188,953	198,499	181,848	193,864
Stock in Federal Home Loan Bank of Topeka	2,037	2,037	1,654	1,654
Accrued interest receivable	4,141	4,141	3,552	3,552

Financial liabilities:
Deposits	179,211	179,709	160,803	161,383
Borrowings	26,900	26,324	29,755	30,194
Accrued interest payable	164	164	204	204

Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$69	$71
Other assets	1	3
Investment in Bank	30,061	26,470

Total assets	$30,131	$26,544

LIABILITIES AND EQUITY

Total equity	$30,131	$26,544

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

Condensed Statements of Income

	Years Ended December 31,
	2011	2010

Net loss before equity in undistributed income of subsidiaries	$(3)	$(4)
Equity in undistributed income of subsidiaries	3,452	2,841

Net Income	$3,449	$2,837

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Operating Activities
Net income	$3,449	$2,837
Items not providing cash	(3,451)	(2,842)
Net cash used for operating activities	(2)	(5)

Investing Activities	-	-

Financing Activities	-	-

Net Change in Cash and Cash Equivalents	(2)	(5)

Cash and Cash Equivalents at Beginning of Year	71	76

Cash and Cash Equivalents at End of Year	$69	$71

Note 15:	Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”), which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs.  Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements.  The application of fair value measurements are not changed as a result of this amendment.  Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011.  The adoption of this guidance will not materially impact the Company.

Madison County Holding Company, MHC
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
(Dollars in Thousands)

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income.  The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated.  The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income.  The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of this guidance will not materially impact the Company.

In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented.  The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of this guidance will not materially impact the Company.

Note 16:	Plan of Conversion and Change in Corporate Form

On January 17, 2012, the Company, Mid-Tier Holding Company and Bank adopted a Plan of Conversion and Reorganization (the “Plan”) and on April 23, 2012, an Amended Plan of Conversion and Reorganization was adopted, both of which provide for the conversion of the Company into the capital stock form of organization.  The Company currently owns 100% of the common stock of the Mid-Tier Holding Company, which owns 100% of the common stock of the Bank that is headquartered in Madison, Nebraska.  A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will succeed to all the rights and obligations of the Company and the Mid-Tier Holding Company and will issue Common Stock in the Conversion pursuant to an independent valuation appraisal of the Bank and the Holding Company on a converted basis that has been conducted by an independent appraisal firm that is experienced in appraising financial institutions in connection with mutual to stock conversions.

The Plan has been approved by the Board of the Company.  The Plan also must be approved by a majority of the total number of votes eligible to be cast by Voting Members of the Company at a Special Meeting of Members to be called for that purpose. The FRB must approve the Plan before it is presented to Voting Members for their approval.

Shares of the Holding Company’s common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the eligible account holders of record of the Bank as of December 31, 2010; (2) to the Bank’s tax qualified employee stock benefit plans; (3) if applicable, to supplemental eligible account holders of record as of the last day of the calendar quarter preceding FRB approval of the Conversion; and (4) any person other than an eligible account holder or a supplemental eligible account holder, holding a qualifying deposit on the voting record date.  Concurrently with the subscription offering, shares not subscribed for in the subscription offering may be offered to the general public in a direct community offering with preference given first to natural persons residing in the Nebraska counties of Cedar, Boone, Knox, Madison and Pierce; and thereafter to other members of the general public.

Subsequent to the Conversion, voting rights will be held and exercised exclusively by the stockholders of the new holding company. Deposit account holders will continue to be insured by the FDIC. A liquidation account will be established in an amount equal to the Bank’s total equity as of the latest balance sheet date in the final prospectus used in the Conversion. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this liquidation account in the event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record as of any December 31 and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.

Following completion of the Conversion, the Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements.  Any purchase of the new holding company’s common stock will be conducted in accordance with applicable laws and regulations.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering.  In the event the conversion and offering are not completed, any deferred costs will be charged to operations.  No conversion costs were incurred in 2011.

You should rely only on the information contained in this document or that to which we have referred you.  No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Madison County Financial, Inc. or Madison County Bank  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Madison County Financial, Inc. or Madison County Bank since any of the dates as of which information is furnished herein or since the date hereof.

Madison County Financial, Inc.

(Proposed Holding Company for
Madison County Bank)

Up to 3,737,500 Shares of
Common Stock
Par value $0.01 per share
(Subject to Increase to up to 4,298,125 Shares)

PROSPECTUS

Keefe, Bruyette & Woods

_____________, 2012

Until [expire date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$425,000
*	Registrant’s Accounting Fees and Expenses	175,000
*	Conversion Agent and Data Processing Fees	50,000
*	Marketing Agent Fees (1)	475,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	100,000
*	Appraisal Fees and Expenses	50,000
*	Printing, Postage, Mailing and EDGAR Fees	150,000
*	Filing Fees (FINRA, SEC and Nasdaq)	57,000
*	Business Plan Fees and Expenses	40,000
*	Transfer Agent Fees and Expenses	12,500
*	Stock Certificate Printer	5,000
*	Other	61,500
*	Total	$1,600,000

*	Estimated
(1)
Madison County Financial, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings.  Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Madison County Financial, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10.  Indemnification, etc. of Directors and Officers.

A.          Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.          Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.           Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.           Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.           Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.           Limitations Imposed by Federal Law.  Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.                  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.                  Exhibits and Financial Statement Schedules:

 The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)            List of Exhibits

1.1	Engagement Letter between Madison County Holding Company, MHC and Keefe, Bruyette & Woods, Inc.
1.2	Form of Agency Agreement between Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank, Madison County Financial, Inc. and Keefe, Bruyette & Woods, Inc.*
2	Plan of Conversion
3.1	Articles of Incorporation of Madison County Financial, Inc.
3.2	Bylaws of Madison County Financial, Inc.
4	Form of Common Stock Certificate of Madison County Financial, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered
8.1	Form of Federal Tax Opinion
8.2	Form of State Tax Opinion*
10.1	Employment Agreement between Madison County Bank and David J. Warnemunde
10.2	Employment Agreement between Madison County Bank and Daniel A. Fullner
10.3	Salary Continuation Agreement between Madison County Bank and David J. Warnemunde
10.4	Salary Continuation Agreement between Madison County Bank and Daniel A. Fullner
10.5	Salary Continuation Agreement between Madison County Bank and Brenda L. Borchers
10.6	Director Deferred Fee Agreement between Madison County Bank and David J. Warnemunde
10.7	Director Deferred Fee Agreement between Madison County Bank and Ivan J. Beller
10.8	Director Deferred Fee Agreement between Madison County Bank and Warren R. Blank
10.9	Director Deferred Fee Agreement between Madison County Bank and Jon M. Moyer
10.10	Director Deferred Fee Agreement between Madison County Bank and Daniel L. Tunik
10.11	Director Deferred Fee Agreement between Madison County Bank and David D. Warnemunde
10.12	Madison County Bank Employee Stock Ownership Plan
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of BKD, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Madison County Holding Company, MHC and RP Financial, LC.
99.2	Letter of RP Financial, LC. with respect to Subscription Rights
99.3	Appraisal Report of RP Financial, LC.**
99.4	Letter of RP Financial, LC. with respect to Liquidation Account
99.5	Marketing Materials
99.6	Stock Order and Certification Form
99.7	Business Plan Agreement with Keller & Company, Inc.
99.8	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Madison County Holding Company, MHC

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)            Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.                  Undertakings

 The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madison, State of Nebraska on April 30, 2012.

By:	/s/ David J. Warnemunde
David J. Warnemunde
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Madison County Financial, Inc. (the “Company”) hereby severally constitute and appoint David J. Warnemunde as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David J. Warnemunde may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David J. Warnemunde shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David J. Warnemunde	President, Chief Executive Officer and	April 30, 2012
David J. Warnemunde	Director (Principal Executive Officer)

/s/ Brenda L. Borchers	Chief Financial Officer (Principal	April 30, 2012
Brenda L. Borchers	Financial and Accounting Officer)

/s/ Jon Moyer	Director	April 30, 2012
Jon Moyer

/s/ David D. Warnemunde	Director	April 30, 2012
David D. Warnemunde

/s/ Daniel Tunink	Director	April 30, 2012
Daniel Tunink

/s/ Ivan J. Beller	Director	April 30, 2012
Ivan J. Beller

/s/ Warren R. Blank	Director	April 30, 2012
Warren R. Blank

As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM S-1

Madison County Financial, Inc.
Madison, Nebraska

EXHIBIT INDEX

1.1	Engagement Letter between Madison County Holding Company, MHC and Keefe, Bruyette & Woods, Inc.
1.2	Form of Agency Agreement between Madison County Holding Company, MHC, Madison County Financial Corporation, Madison County Bank, Madison County Financial, Inc. and Keefe, Bruyette & Woods, Inc.*
2	Plan of Conversion
3.1	Articles of Incorporation of Madison County Financial, Inc.
3.2	Bylaws of Madison County Financial, Inc.
4	Form of Common Stock Certificate of Madison County Financial, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered
8.1	Form of Federal Tax Opinion
8.2	Form of State Tax Opinion*
10.1	Employment Agreement between Madison County Bank and David J. Warnemunde
10.2	Employment Agreement between Madison County Bank and Daniel A. Fullner
10.3	Salary Continuation Agreement between Madison County Bank and David J. Warnemunde
10.4	Salary Continuation Agreement between Madison County Bank and Daniel A. Fullner
10.5	Salary Continuation Agreement between Madison County Bank and Brenda L. Borchers
10.6	Director Deferred Fee Agreement between Madison County Bank and David J. Warnemunde
10.7	Director Deferred Fee Agreement between Madison County Bank and Ivan J. Beller
10.8	Director Deferred Fee Agreement between Madison County Bank and Warren R. Blank
10.9	Director Deferred Fee Agreement between Madison County Bank and Jon M. Moyer
10.10	Director Deferred Fee Agreement between Madison County Bank and Daniel L. Tunik
10.11	Director Deferred Fee Agreement between Madison County Bank and David D. Warnemunde
10.12	Madison County Bank Employee Stock Ownership Plan
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of BKD, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Madison County Holding Company, MHC and RP Financial, LC.
99.2	Letter of RP Financial, LC. with respect to Subscription Rights
99.3	Appraisal Report of RP Financial, LC.**
99.4	Letter of RP Financial, LC. with respect to Liquidation Account
99.5	Marketing Materials
99.6	Stock Order and Certification Form
99.7	Business Plan Agreement with Keller & Company, Inc.
99.8	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Madison County Holding Company, MHC

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.